                                CREDIT AGREEMENT


                                    between

                         SLT REALTY LIMITED PARTNERSHIP

                                      and

                             STARWOOD LODGING TRUST


                                      and


                             BANKERS TRUST COMPANY,
       LEHMAN BROTHERS HOLDINGS INC., D/B/A LEHMAN CAPITAL, A DIVISION OF
                         LEHMAN BROTHERS HOLDINGS INC.,
                                BANKBOSTON, N.A.
                                      and
                                BANK OF MONTREAL




                         Dated as of September 10, 1997




                          Amount of $1,200,000,000.00

                                TABLE OF CONTENTS

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS ......................................     -1-

      1.1.  Defined Terms .............................................     -1-
      1.2.  Computation of Time Periods ...............................     -44-
      1.3.  Accounting Terms ..........................................     -44-
      1.4.  Certain Terms .............................................     -44-

ARTICLE II

      AMOUNT AND TERM OF THE LOAN .....................................     -45-
      2.1.  The Note; Advances ........................................     -45-
      2.2.  Advances Under the Revolving Credit Facility ..............     -45-
      2.3.  Making the Loan............................................     -45-
      2.4.  Administrative Fee: Non-Use Fee: Letter of Credit Fee:
            Facing Fee ................................................     -47-
      2.5.  No Additional Advance; Reduction and Termination of the
            Commitments ...............................................     -48-
      2.6.  Repayment..................................................     -45-
      2.7.  Prepayments................................................     -45-
      2.8.  Conversion/Continuation Option.............................     -45-
      2.9.  Interest...................................................     -45-
      2.10. Interest Rate Determination and Protection.................     -45-
      2.11. Increased Costs............................................     -45-
      2.12. Illegality.................................................     -45-
      2.13. Capital Adequacy...........................................     -45-
      2.14. Payments and Computations .................................     -53-
      2.15. Taxes .....................................................     -55-
      2.16. Sharing of Payments, Etc ..................................     -57-
      2.17. Swing Advances ............................................     -57-
      2.18. Extension of Maturity Date ................................     -59-
      2.19. Letters of Credit .........................................     -60-

ARTICLE III

      CONDITIONS OF LENDING ...........................................     -65-
      3.1.  Conditions Precedent to the Initial Advance ...............     -65-
      3.2.  Additional Conditions Precedent to the Initial Advances ...     -70-

ARTICLE IV

      REPRESENTATIONS AND WARRANTIES ..................................     -71-
      4.1.  Existence; Compliance with Law ............................     -71-
      4.2.  Power; Authorization; Enforceable Obligations .............     -72-
      4.3.  Taxes .....................................................     -73-

      4.4.  Full Disclosure..............................................   -73-
      4.5.  Financial Matters............................................   -73-
      4.6.  Litigation...................................................   -74-
      4.7.  Margin Regulations...........................................   -74-
      4.8.  Subsidiaries and Unconsolidated Entities.....................   -74-
      4.9.  ERISA........................................................   -75-
      4.10. [INTENTIONALLY OMITTED]......................................   -75-
      4.11. Restricted Payments..........................................   -75-
      4.12. No Burdensome Restrictions; No Defaults......................   -75-
      4.13.  [INTENTIONALLY OMITTED].....................................   -76-
      4.14. Government Regulation........................................   -76-
      4.15. Insurance....................................................   -76-
      4.16. Labor Matters................................................   -77-
      4.17. Force Majeure................................................   -77-
      4.18. Use of Proceeds..............................................   -77-
      4.19. Environmental Protection.....................................   -77-
      4.20. Contractual Obligations Concerning Assets....................   -79-
      4.21. Intellectual Property........................................   -79-
      4.22. Title/Status of Real Property................................   -79-
      4.23. Status as a REIT.............................................   -82-
      4.24. Title/Status of Mortgage Loans...............................   -82-
      4.25. Operating Leases, Management Agreements and Licenses.........   -84-
      4.26. Westwood Mortgage............................................   -85-
      4.27. Affiliate Debt...............................................   -85-
      4.28. Assets of the REIT...........................................   -85-
      4.29. SLC..........................................................   -85-
      4.30. Stock........................................................   -85-
      4.31. Qualified Ground Leases......................................   -85-

ARTICLE V

      FINANCIAL COVENANTS................................................   -86-
      5.1.  Gross Interest Expense Coverage Ratios.......................   -86-
      5.2.  Unsecured Interest Expense Coverage Ratio....................   -86-
      5.3.  Debt Service Coverage Ratios.................................   -86-
      5.4.  Maintenance of Equity Value..................................   -87-
      5.5.  Limitation on Total Indebtedness.............................   -87-
      5.6.  Limitations on Total Secured Indebtedness....................   -87-
      5.7.  Limitation on Total Unsecured Indebtedness...................   -87-
      5.8.  Limitation on Total Indebtedness of Operating Entities.......   -88-
      5.9.  Eligible Asset Value Coverage Ratios.........................   -88-
      5.10. [INTENTIONALLY OMITTED]......................................   -88-
      5.11. Minimum Rating...............................................   -88-

ARTICLE VI

      AFFIRMATIVE COVENANTS..............................................   -88-
      6.1.  Compliance with Laws, Etc....................................   -88-
      6.2.  Conduct of Business..........................................   -88-
      6.3.  Payment of Taxes, Etc........................................   -89-
      6.4.  Maintenance of Insurance.....................................   -89-
      6.5.  Preservation of Existence, Etc...............................   -94-
      6.6.  Access.......................................................   -94-
      6.7.  Keeping of Books.............................................   -94-
      6.8.  Maintenance of Properties, Etc...............................   -94-
      6.9.  Performance and Compliance with Other Covenants..............   -94-
      6.10. Application of Proceeds......................................   -94-
      6.11. Financial Statements.........................................   -94-
      6.12. Reporting Requirements.......................................   -95-
      6.13. Operating Leases, Management Agreements and Licenses.........   -98-
      6.14. [INTENTIONALLY OMITTED.......................................   -99-
      6.15. Employee Plans...............................................   -99-
      6.16. [INTENTIONALLY OMITTED.......................................   -99-
      6.17. Fiscal Year..................................................   -99-
      6.18. Environmental Matters........................................   -99-
      6.19. The REIT Requirements .......................................  -100-
      6.20. [INTENTIONALLY OMITTED] .....................................  -100-
      6.21. Franchise Affiliations ......................................  -100-
      6.22. Further Assurances ..........................................  -100-
      6.23. Eligible Asset Value Determination/Removal, Substitution and
            Addition of Eligible Assets..................................  -101-
      6.24. Corporate Franchises; Conduct of Business ...................  -102-
      6.25. Stock.......................................................   -102-
      6.26. [INTENTIONALLY OMITTED].....................................   -102-
      6.27. Notice of Default or Litigation.............................   -102-
      6.28. Management..................................................   -103-
      6.29. Maintenance of Affiliate Debt and Intercompany Debt.........   -103-
      6.30. Keep Well Covenants.........................................   -103-
      6.31. Loan Documents..............................................   -103-
      6.32. [INTENTIONALLY OMITTED].....................................   -103-
      6.33. Unsecured Debt Rating.......................................   -103-
      6.34. Investment Restrictions.....................................   -104-
      6.35. Syndication Cooperation.....................................   -104-
      6.36. Required Remediation........................................   -104-
      6.37. Equity or Debt Offerings....................................   -104-

ARTICLE VII

      NEGATIVE COVENANTS................................................   -104-
      7.1.  [INTENTIONALLY OMITTED......................................   -105-
      7.2.  [INTENTIONALLY OMITTED].....................................   -105-
      7.3.  Lease Obligations...........................................   -105-
      7.4.  Restricted Payments.........................................   -105-
      7.5.  Mergers, Stock Issuances, Asset Sales, Restrictions on
            Fundamental Changes, Etc....................................   -106-
      7.6.  [INTENTIONALLY OMITTED].....................................   -107-
      7.7.  Change in Nature of Business or in Capital Structure........   -107-
      7.8.  Modification of Material Agreements.........................   -107-
      7.9.  Accounting Changes..........................................   -107-
      7.10. Transactions with Affiliates................................   -107-
      7.11. Adverse or Speculative Transactions.........................   -108-
      7.12. Environmental Matters.......................................   -108-
      7.13. Borrower's Partnership Agreement............................   -108-
      7.14. Management Continuity.......................................   -108-
      7.15. ERISA Plan Assets...........................................   -108-
      7.16. Operating Leases............................................   -108-
      7.17. Franchise Affiliations......................................   -108-
      7.18  Negative Pledge Covenant....................................   -109-
      7.19  Westwood Marquis............................................   -109-
      7.20  Payments to the REIT........................................   -109-

ARTICLE VIII

      EVENTS OF DEFAULT.................................................   -109-
      8.1.  Events of Default...........................................   -109-
      8.2   Remedies....................................................   -111-

ARTICLE IX

      The Administrative Agent..........................................   -112-
      9.1.  AUTHORIZATION AND ACTION....................................   -112-
      9.2.  Administrative Agent's Reliance, Etc........................   -112-
      9.3.  The Agents and Affiliates...................................   -113-
      9.4.  Lender Credit Decision......................................   -113-
      9.5.  Indemnification.............................................   -114-
      9.6.  Successor Agent.............................................   -114-

ARTICLE X

      MISCELLANEOUS.....................................................   -115-
      10.1. Amendments, Etc.............................................   -115-

      10.2. Notices, Etc................................................   -116-
      10.3. No Waiver; Remedies.........................................   -116-
      10.4. Costs; Expenses; Indemnities................................   -116-
      10.5. Right of Set-off............................................   -118-
      10.6. Binding Effect..............................................   -118-
      10.7. Assignments and Participations..............................   -118-
      10.8. Governing Law; Severability.................................   -121-
      10.9. Submission to Jurisdiction; Service of Process..............   -121-
      10.10. Section Titles.............................................   -122-
      10.11. Execution in Counterparts..................................   -122-
      10.12. Entire Agreement...........................................   -122-
      10.13. Confidentiality............................................   -122-
      10.14. Delivery of Information....................................   -122-
      10.15. Estoppel Certificates......................................   -123-
      10.16. WAIVER OF JURY TRIAL.......................................   -123-
      10.17. Joint and Several Obligations..............................   -123-
      10.18. Recourse...................................................   -123-

                                   SCHEDULES

Schedule 1.1-A           Borrower Subsidiaries owning Eligible Assets
Schedule 1.1-B           Lender's Commitments
Schedule 1.1-D           Intercompany Debt
Schedule 1.1-E           Joint Ventures
Schedule 1.1-F           Operating Entities
Schedule 1.1-J           Guarantors
Schedule 1.1-M           Mortgage Loan Multipliers
Schedule 1.1-N           Qualified Ground Leases
Schedule 4.8             Subsidiaries and Unconsolidated Entities
Schedule 4.16            Collective Bargaining Agreements
Schedule 4.18            Newly Acquired Hotels
Schedule 4.19            Environmental Conditions
Schedule 4.22(a)         Owned Real Estate
Schedule 4.22(e)         Condemnation
Schedule 4.22(f)         Material Damage
Schedule 4.25(a)         Eligible Hotels without Licenses
Schedule 4.28            REIT Business Operations
Schedule 6.2             Corporation Business Operations
Schedule 6.11(d)         Property Income Statements
Schedule 6.23            Eligible Assets
Schedule 6.23(a)         Limited Service Hotels

                                    EXHIBITS

Exhibit A-1              Form of Term Note
Exhibit A-2              Form of Revolving Note
Exhibit A-3              Form of Swing Advance Note
Exhibit B                Form of Notice of Borrowing
Exhibit C                Form of Notice of Conversion or Continuation
Exhibit D                Form of Affiliate Debt Subordination Agreement
Exhibit E                Form of Compliance Certificate
Exhibit F                Form of Borrowing Base Certificate
Exhibit G                Form of Assignment and Acceptance
Exhibit H                Letter of Credit Funding Directions

      THIS CREDIT AGREEMENT ("Agreement"), is made as of September 10, 1997 among STARWOOD LODGING TRUST, a Maryland real estate investment trust (the "REIT") and SLT REALTY LIMITED PARTNERSHIP, a Delaware limited partnership ("Borrower"), the financial institutions listed on the signature pages hereof (each individually a "Lender" and collectively the "Lenders") and BANKERS TRUST COMPANY ("BT"), as administrative agent and arranger for the Lenders (in such capacity, the "Administrative Agent"), LEHMAN BROTHERS HOLDINGS, INC., D/B/A LEHMAN CAPITAL, A DIVISION OF LEHMAN BROTHERS HOLDINGS INC. ("Lehman"), as syndication agent and co-arranger ("Syndication Agent") BANKBOSTON, N.A. ("BankBoston"), as co-arranger and co-documentation agent, and BANK OF MONTREAL, acting by and through its Chicago Branch ("Bank of Montreal"), as co-arranger and co-documentation agent (together with BankBoston, the "Documentation Agents"; the Documentation Agents, Administrative Agent and Syndication Agent, collectively the "Agents").


                                    ARTICLE I

                        DEFINITIONS AND ACCOUNTING TERMS

            1.1. Defined Terms. As used in this Agreement, the following terms have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

            "Added Eligible Asset" has the meaning specified in Section 6.23(c).

            "Adjusted EBITDA" means, for the Borrower or Borrower Subsidiaries or any Joint Venture for any period, and calculated on a combined basis with respect to multiple Hotels, the lesser of (a) Operating Lease Payments received by the Borrower or such Borrower Subsidiary or with respect to a Joint Venture Hotel, its JV% thereof, for such period less the aggregate FF&E Reserves, property taxes, insurance premiums, and other expenses paid or incurred by Borrower or Borrower Subsidiaries for such period and (b) Adjusted NOI in respect of such Hotel or Hotels owned or leased by the Borrower or such Borrower Subsidiary or with respect to a Joint Venture Hotel, its JV% thereof; provided, however that Adjusted EBITDA shall be deemed to equal zero with respect to any Hotel or Hotels being operated pursuant to an Operating Lease under which (i) a monetary default has occurred and is continuing or (ii) a non-monetary default beyond any applicable notice, grace and cure periods expressly stated in such Operating Lease has occurred.

            "Adjusted Funds From Operations" means, for any Person, for any period, Net Income (Loss) of such Person for such period plus (a) the sum of the following amounts of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense and other non-cash charges of such Person and its Subsidiaries with respect to their real estate assets for such period, (iii) losses from Asset Sales of such Person and its Subsidiaries, losses resulting from restructuring of Indebtedness of such Person and its Subsidiaries and other extraordinary losses, (iv) amortization of financing costs and (v) any other non-recurring expenses which are not a part of Adjusted Funds From Operation in the ordinary course of business and which have been approved by the Borrower's independent public accountants of recognized national standing; less (b) the sum of the following amounts of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) gains from Asset Sales of such Person and its Subsidiaries, gains resulting from restructuring of Indebtedness of such Person and its Subsidiaries and other extraordinary gains, and (ii) the applicable share of Net Income (Loss) of such Person's Unconsolidated Entities; plus (c) such Person's Pro Rata Share of Adjusted Funds From Operations of such Person's Unconsolidated Entities.

            "Adjusted Management Fee EBITDA" means, with respect to any Management Agreement, fifty percent (50%) of the Management Fees.

            "Adjusted Mortgage Loan Value" means, with respect to any Mortgage Loan, at any time, the lesser of (a) the unpaid principal balance of the Mortgage Note and (b) an assumed loan amount attributed to the Mortgage Loan using an interest rate of 10.5% per annum, constant monthly payments of interest and principal, an amortization term of 23 years and a debt service coverage ratio, based on Adjusted NOI of the Mortgage Note Hotel, of 1.65 to 1.00; notwithstanding the foregoing, with respect to the Mortgage Loans set forth on
Schedule 1.1-M, Adjusted Mortgage Loan Value shall equal the applicable multipliers set forth on such Schedule times the unpaid principal balance of the related Mortgage Note.

            "Adjusted NOI" means, with respect to (i) any Hotel or Hotels owned or leased by the Borrower or any Borrower Subsidiary or Joint Venture or (ii) the Hotel known as the Midland Hotel, Chicago, Illinois, subject to the terms of the definitions of Eligible Assets, or (iii) any Mortgage Note Hotel owned by a Maker, for any period, the Net Operating Income for such Hotel or Hotels or Joint Venture Hotels or Mortgage Note Hotels for such period less the FF&E Reserve for such Hotel or Hotels or Joint Venture Hotels or such Mortgage Note Hotel for such period.

            "Administrative Fee" has the meaning specified in Section 2.4(a).

            "Advance" means each advance of the principal balance of the Loan in accordance with Article II, including Swing Advances, the issuance of any Letters of Credit and any Unpaid Drawings.

            "Affiliate" means, to any Person, any Subsidiary of such Person and any other Person which, directly or indirectly, controls, is controlled by or is under common control with such Person and includes each executive officer, director, trustee, limited liability company manager or general partner of such Person, and each Person who is the beneficial owner of 10% or more of any class of voting Stock of such Person. For the purposes of this definition, "control" means the possession of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

            "Affiliate Debt" means any and all Indebtedness of Borrower or the REIT in favor of any Affiliate of Borrower, the REIT or any Loan Party.

            "Agreement" means this Agreement, together with all Exhibits and Schedules hereto, as the same may be amended, supplemented or otherwise modified from time to time.

            "Applicable Lending Office" means, with respect to each Lender, its Domestic Lending Office in the case of a Base Rate Portion and its Eurodollar Lending Office in the case of a Eurodollar Rate Portion.

            "Arranger" shall mean BT.

            "Assets" means, with respect to any Person, all assets of such Person that would, in accordance with GAAP, be classified as assets of a company conducting a business the same as or similar to that of such Person, including, without limitation, all Hotels, Mortgage Loans, Management Agreements, Undeveloped Land, Joint Ventures, Hotel Construction and Available Cash Balances.

            "Asset Sale" means any sale, conveyance, transfer, assignment, lease or other disposition (including, without limitation, by merger or consolidation, and by condemnation, eminent domain, loss, damage, or destruction, and whether by operation of law or otherwise) by the Borrower or any Borrower Subsidiary to any Person (other than to Borrower or any Borrower Subsidiary) of any Stock of any Borrower Subsidiary, any Stock Equivalents of any Borrower Subsidiary or any Hotel or Mortgage Loan or Management Agreement, but excluding Operating Leases.

            "Assignment and Acceptance" means an assignment and acceptance entered into by a Lender and an Eligible Assignee, and accepted by the Administrative Agent, in substantially the form of Exhibit G.

            "Available Cash Amount" means, with respect to Available Cash Balances, as of the date of determination, the combined Dollar amount of such Available Cash Balances minus trade payables outstanding for more than 60 days.

            "Available Cash Balances" means (i) unrestricted Cash and Cash Equivalents of the Borrower and Borrower Subsidiaries and (ii) any Cash or Cash Equivalents that have been deposited in an escrow account as a downpayment or good faith deposit in connection with a proposed acquisition of a Hotel by Borrower or a Borrower Subsidiary, provided that the return of such downpayment or good faith deposit to the Borrower or Borrower Subsidiary is under the sole control of or at the sole direction of the Borrower or Borrower Subsidiary and there are no conditions precedent that Borrower or Borrower Subsidiary must comply with to its return other than the giving of notice or similar conditions that are entirely within the control of Borrower or the Borrower Subsidiary, and provided that the failure to comply with such conditions would not result in the forfeiture of such deposit or downpayment and such deposit or downpayment is required to be returned within five (5) Business Days of Borrower's giving of notice or compliance with such conditions.

            "Available Credit" means, at any time, an amount equal to (a) the lower of (i) the then effective Commitments of the Lenders and (ii) the Borrowing Base at such time, minus (b) the sum, without duplication, of (i) the Principal Balance at such time and (ii) the Letter of Credit Outstandings at such time.

            "BT Credit Facility" means that certain $200,000,000.00 loan pursuant to that certain Credit Agreement dated as of July 10, 1997 between Borrower, the REIT, BT, Lehman and Goldman Sachs Mortgage Company.

            "Base Rate" means, for any period, a fluctuating interest rate per annum as shall be in effect from time to time, which rate per annum shall be equal at all times to the higher of:

            (a) the rate of interest announced publicly by BT at its principal office from time to time, as its base rate; and

            (b) the sum (adjusted to the nearest 1/8 of one percent or, if there is no nearest 1/8 of one percent, to the next higher 1/8 of one percent) of (i) 1/2 of one percent per annum plus (ii) the Federal Funds Rate.

            "Base Rate Margin" means (i) with respect to the Initial Interest Rate Period, three-quarters of one percent per annum (0.75%), and (ii) with respect to each Interest Period other than the Initial Interest Rate Period, the applicable percentage per annum set forth in the column "Base Rate Margin" determined by reference to the column (a) "Unsecured Debt Rating of Borrower" then in effect in the event such a rating is assigned by the Rating Agencies or
(b) "Leverage Ratio of Borrower" then in effect in the event an Unsecured Debt Rating of Borrower has not been assigned by the Rating Agencies, each as set forth below:

--------------------------------------------------------------------------------
Unsecured Debt Rating of    Leverage Ratio of     Base Rate Margin
        Borrower                Borrower
--------------------------------------------------------------------------------
                          >=45% and <50%                .75%
                          >=40% and <45%                .625%
BB+/Ba1 or worse          >=35% and <40%                .50%
                          <35%                          .40%
BBB-/Baa3                                               .375%
BBB/Baa2                                                .25%
BBB+/Baa1                                               .125%
A-/A3 or better                                        0.00%
--------------------------------------------------------------------------------

            The Base Rate Margin for the Base Rate Portion shall be determined by reference to the lowest Unsecured Debt Rating or Leverage Ratio of Borrower, as applicable, in effect from time to time, and each change in the Base Rate Margin shall be effective as of the first scheduled date for the Payment of interest hereunder immediately following the date such Unsecured Debt Rating or Leverage Ratio, as applicable, is announced or determined; provided, however,
(i) that in the event an Unsecured Debt Rating of Borrower is not assigned by the Rating Agencies within 360 days (or 450 days in the event Borrower executes a Westin Acquisition Agreement) of the Closing Date, the Base Rate Margin determined by reference to each Leverage Ratio of less than 40% shall be increased by .125% per annum commencing on the first scheduled date for the Payment of interest hereunder immediately following the date which is 360 days (or 450 days in the event Borrower executes a Westin Acquisition Agreement) after the Closing Date and continuing until such time as an Unsecured Debt Rating of Borrower is assigned by the Rating Agencies; (ii) the Base Rate Margins applicable during the first Extension Period, if any, shall be increased by .125% above the Base Rate Margins set forth in the above table; and (iii) the Base Rate Margins applicable during the second Extension Period, if any, shall be increased by .25% above the Base Rate Margins set forth in the above table.

            "Base Rate Portion" means any portion of the Principal Balance, including without limitation, any Unpaid Drawings, that bears interest with reference to the Base Rate.

            "Borrower Subsidiary" means each of the entities identified on
Schedule 1.1-A, as the same may be supplemented or amended from time to time and any corporation, partnership, limited liability company or other business entity ninety-nine percent (99%) or more of whose Stock, partnership or membership interests are owned, directly or indirectly, and which is controlled, by the Borrower.

            "Borrower's Investment" means, with respect to any Hotel, the Borrower's or any Borrower Subsidiary's investment in such Hotel (including all investments constituting, evidencing or secured by an interest in property, whether tangible or intangible and whether real, personal or mixed, that is used or intended for use in, or in any manner connected with or relating to, the ownership or leasing of such Hotel, specifically including, without limitation, investments in Subsidiaries and Unconsolidated Entities owning or leasing Hotels), at cost, on a consolidated basis, provided that in determining the cost of such investments, there shall be included (i) the amount of all cash paid and the value (as determined by the Board of Directors of the REIT for purposes of such investment and approved by Borrower's and the REIT's independent public accountants of recognized national standing) of any other property transferred therefor by the Borrower or Borrower Subsidiary, (ii) the amount of all indebtedness and other obligations assumed or incurred by the Borrower or Borrower Subsidiary or to which the Borrower or Borrower Subsidiary takes subject, (iii) the value (as determined by the Board of Directors of the REIT for the purposes of such investment and approved by Borrower's and the REIT's independent public accountants of recognized national standing) of all operating partnership units of which the issuer is SLC or an entity that is, or upon such investment will be, included within the Borrower or Borrower Subsidiary and which are issued (otherwise than for cash) to, or retained by, any person other than the Borrower or Borrower Subsidiary in connection with such investment and which investment (including Personal Property) shall be wholly owned by

Borrower or a Borrower Subsidiary and (iv) any other costs incurred in connection with such investment as reasonably acceptable to the Administrative Agent. For purposes of this definition only "indebtedness" of the Borrower or Borrower Subsidiary shall mean the consolidated liabilities of the Borrower and Borrower Subsidiaries for borrowed money (including all notes payable and drafts accepted representing extensions of credit) and all obligations evidenced by bonds, debentures, notes or other similar instruments on which interest charges are customarily paid, including obligations under Capitalized Leases.

            "Borrower's Partnership Agreement" means that certain Amended and Restated Limited Partnership Agreement of SLT Realty Limited Partnership dated as of June 29, 1995, and an Amended and Restated Certificate of Limited Partnership of SLT Realty Limited Partnership dated July 5, 1995.

            "Borrower's Total Value" means, with respect to each of the following types of Assets of the Borrower and Borrower Subsidiaries, and, if applicable, Joint Ventures, at any date, the aggregate value thereof to be calculated without duplication, as follows:

            (a) For Hotels (other than Renovating Hotels and Hotel Construction) and Limited Service Hotels owned or leased for four (4) Fiscal Quarters or more, Adjusted EBITDA on a consolidated basis from such Hotels and Limited Service Hotels for the preceding twelve (12) months divided by ten percent (10%); notwithstanding the foregoing, the value of the Hotel commonly known as the Doral Inn, located in New York, New York shall equal the product of (i) ten (10) and (ii) the Doral Ground Lease Payments actually received by the related Borrower Subsidiary under the Doral Ground Lease during the preceding twelve
(12) month period; the value of the Hotel known as the Days Inn, Seattle, Washington, shall be equal to the product of (A) Adjusted EBITDA for the preceding twelve (12) months and (B) two (2.0) until September 1, 1998, and one (1.0) from September 2, 1998 to September 1, 1999, and, as of September 1, 1999, the value of such Hotel shall be deemed to be zero (0), unless and until the Days Inn Ground Lease shall be amended to comply with all of the conditions set forth in clauses (a) through (f) of the definition of Qualified Ground Lease herein; and the value of the Hotel known as the Sixth Avenue Inn, Seattle Washington shall be equal to the product of (A) Adjusted EBITDA for the preceding twelve (12) months and (B) two (2.0) until September 1, 1998, and one (1.0) from September 2, 1998 to September 1, 1999, and, as of September 1, 1999, the value of such Hotel shall be deemed to be zero (0), unless and until the Sixth Avenue Ground Lease shall be amended to comply with all of the conditions set forth in clauses (a) through (f) of the definition of Qualified Ground Lease herein.

            (b) For Hotels (other than Renovating Hotels and Hotel Construction) and Limited Service Hotels owned or leased for less than four (4) Fiscal Quarters, ninety-five percent (95%) of the Borrower's Investment in such Hotels and Limited Service Hotels;

            (c) For Renovating Hotels, for the first three months such Renovating Hotel is actually under renovation during the term of the Loan, seventy-five percent (75%) of Adjusted EBITDA on a consolidated basis from such Renovating Hotels divided by ten percent (10%), then calculated as in (a) above until the renovation is completed, then for the next twelve (12) months, calculated as in (b) above, and thereafter, calculated as in
(a) above;

            (d)   For Mortgage Loans, Adjusted Mortgage Loan Value;

            (e) For Management Agreements, Management Fees from such Management Agreements for the preceding twelve (12) months (based on historical financial data as reasonably approved by the Administrative Agent) multiplied by three and one half (3.5);

            (f)   For Available Cash Balances, the Available Cash Amount;

            (g) For Hotel Construction: (i) prior to completion of construction and delivery of a final certificate of occupancy, provided the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent, on a pro-forma basis through completion of construction, compliance with all financial covenants set forth in Article V, seventy-five percent (75%) of the lesser of (A) direct construction costs actually incurred by the Borrower or Borrower Subsidiary for work in place as part of the Improvements together with land acquisition costs and reasonable soft costs actually incurred by the Borrower or Borrower Subsidiary, each as certified by the project manager employed by the Borrower for such construction and a Responsible Officer of the Borrower and which is reasonably acceptable to the Administrative Agent, and (B) direct construction costs, land acquisition costs and reasonable soft costs to be incurred by the Borrower or Borrower Subsidiary, as budgeted by the Borrower or Borrower Subsidiary prior to commencement of construction; and (ii) following completion of construction and delivery of a final certificate of occupancy and during the first twelve (12) months thereafter, ninety-five percent (95%) of the lesser of (1) the amount determined in (A) above and (2) one hundred ten percent (110%) of the amount determined in (B) above;

            (h) For Undeveloped Land and Non-Hotel Assets, ninety-five percent (95%) of the Borrower's Investment, as reasonably approved by the Administrative Agent, in such Undeveloped Land or Non-Hotel Assets, as applicable;

            (i) For Stock Acquisitions, the lesser of (i) the REIT's , Borrower's or Borrower Subsidiary's cost basis in such Stock or (ii) ninety-five percent (95%) of the market value of such Stock at the time of determination;

            provided, however, that the value attributable to Joint Venture Hotels or any Undeveloped Land owned by a Joint Venture shall be the JV% of the value of the Joint Venture Hotels or such Undeveloped Land calculated in accordance with the above criteria;

            provided, further, that in no event shall more than (i) 20% of Borrower's Total Value be attributable to Joint Venture Hotels, (ii) 10% of Borrower's Total Value be attributable to Available Cash Balances and (iii) 10% of Borrower's Total Value be attributable to Renovating Hotels;

            provided, further, that the value attributable to the Hotels known commonly as the Westwood Marquis, located in Los Angeles, California and the Doral Inn, located in New York, New York shall be the value calculated in accordance with the above criteria multiplied by the percentage of economic ownership interest (which shall not be less than 90%) then owned by the Borrower or Borrower Subsidiary in the limited liability companies which own such Hotels;

            provided, further that until such time as the Westwood Mortgage has been paid in full and satisfied or has expired by its terms and in either case released of record, the value of the Hotel known as the Westwood Marquis, located in Los Angeles, California, shall not exceed $42,000,000.00, as such amount may be reduced pursuant to the terms of the Westwood Mortgage as a result of insurance proceeds or condemnation awards received by the Borrower, Borrower Subsidiary or Joint Venture with respect to such Hotel and not applied to restoration. In the event of any default under the Westwood Mortgage that continues beyond the expiration of any applicable grace or notice periods, the value of such Hotel shall be deemed to equal zero (0);

            provided, further, that if a License under which a Hotel is operated is in default, such Hotel shall be deemed to not have a License, and if the related Borrower or Borrower Subsidiary has not either terminated the License or entered into a replacement License with a nationally recognized Franchise affiliation reasonably acceptable to the Administrative Agent within ninety (90) days of such default (subject to a ninety (90) day extension with Administrative Agent's consent, which consent shall not be unreasonably withheld), the value of such Hotel shall be deemed zero (0) until such time as the foregoing conditions are complied with; and

            provided, further that in no event shall more than one percent (1%) of Borrower's Total Value be attributable to Mortgage Loans for which the financial information required under Section 6.11 for the related Mortgage Note Hotel is not available.

            "Borrowing Base" means (a) during the Initial Interest Rate Period, the sum of sixty percent (60%) of the Eligible Asset Value, and (b) thereafter, the sum of fifty percent (50%) of the Eligible Asset Value.

            "Borrowing Base Certificate" means a certificate of the Borrower substantially in the form of Exhibit F.

            "Borrowing Base Imbalance" has the meaning provided in Section
2.7(c).

            "Business Day" means a day of the year on which banks are not required or authorized to close in New York City and, if the applicable Business Day relates to a Eurodollar Rate Portion, a day on which dealings are also carried on in the London interbank market.

            "Calendar Quarter" shall mean each Fiscal Quarter ending on March 31, June 30, September 30 and December 31.

            "Capital Expenditures" means, for any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries, except interest capitalized during construction, during such period for property, plant or equipment, including, without limitation, renewals, improvements, replacements and capitalized repairs, that would be reflected as additions to property, plant or equipment on a consolidated balance sheet of such Person and its Subsidiaries prepared in conformity with GAAP. For the purpose of this definition, the purchase price of equipment which is acquired simultaneously with the trade-in of existing equipment owned by such Person or any of its Subsidiaries or with insurance proceeds shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price less the credit granted by the seller of such equipment being traded in at such time or the amount of such proceeds, as the case may be.

            "Capitalized Lease" means, as to any Person, any lease of property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in conformity with GAAP.

            "Capitalized Lease Obligations" means, as to any Person, the capitalized amount of all obligations of such Person or any of its Subsidiaries under Capitalized Leases, as determined on a consolidated basis in conformity with GAAP.

            "Cash" means coin or currency of the government of the United States of America.

            "Cash and Cash Equivalents" means any or a combination of (i) Cash,
(ii) U.S. Government Obligations (iii) demand deposits, certificates of deposit, bankers acceptances and time deposits in each case with maturities of ninety
(90) days or less of United States banks having total assets in excess of $1,000,000,000.00; and (iv) securities commonly known as "commercial paper" with maturities of ninety (90) days or less issued by a corporation organized and existing under the laws of the United States of America or any State which at the times of purchase are rated by Moody's Investors Service, Inc. or by Standard & Poor's Ratings Services at not less than "P1" if then rated by Moody's Investors Service, Inc., and not less than "A1", if then rated by Standard & Poor's Ratings Services.

            "Closing Date" means the date hereof.

            "Code" means the Internal Revenue Code of 1986 (or any successor legislation thereto), as amended from time to time.

            "Co-Arrangers" means Lehman, Bank of Boston and Bank of Montreal.

            "Commitment" means, with respect to each Lender, such Lender's Term Commitment and Revolving Credit Commitment, individually or together, as the case may be.

            "Compliance Certificate" means each certificate in the form of Exhibit E which is required to be delivered by the Borrower pursuant to the terms of this Agreement.

            "Contingent Obligation" means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of such Person with respect to any Indebtedness or Contractual

Obligation of another Person, if the purpose or intent of such Person in incurring the Contingent Obligation is to provide assurance to the obligee of such Indebtedness or Contractual Obligation that such Indebtedness or Contractual Obligation will be paid or discharged, or that any agreement relating thereto will be complied with, or that any holder of such Indebtedness or Contractual Obligation will be protected (in whole or in part) against loss in respect thereof. Contingent Obligations of a Person include, without limitation, (a) the direct or indirect guarantee, endorsement (other than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of an obligation of another Person (including, in the case of any Guarantor, its obligations under its Subsidiary Guaranty), and (b) any liability of such Person for an obligation of another Person through any agreement (contingent or otherwise) (i) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of a loan, advance, stock purchase, capital contribution or otherwise), (ii) to maintain the solvency or any balance sheet item, level of income or financial condition of another Person, (iii) to make take-or-pay or similar payments, if required, regardless of non-performance by any other party or parties to an agreement, (iv) to purchase, sell or lease (as lessor or lessee) property, or to purchase or sell services, primarily for the purpose of enabling the debtor to make payment of such obligation or to assure the holder of such obligation against loss, or (v) to supply funds to or in any other manner invest in such other Person (including, without limitation, to pay for property or services irrespective of whether such property is received or such services are rendered), if in the case of any agreement described under subclause (i), (ii), (iii), (iv) or (v) of this sentence the primary purpose or intent thereof is as described in the preceding sentence. Anything herein to the contrary notwithstanding, no agreement entered into by the Borrower or any of its Subsidiaries or Unconsolidated Entities with respect to its acquisition of any direct or indirect interest in any Hotel shall, prior to the satisfaction in full of all conditions precedent to the obligations of such Person pursuant to the agreement, be deemed or construed to constitute a "Contingent Obligation" or "Indebtedness" of such Person hereunder, provided that pursuant to any such agreement, the Borrower or its Subsidiary or Unconsolidated Entity is not liable or responsible for, and does not assume any, development or construction risks. The amount of any Contingent Obligation shall be determined in accordance with GAAP. Notwithstanding the foregoing, the Lenders acknowledge that (i) any Contingent Obligation of the Borrower that has a settlement date no later than two (2) years from the date of such original issuance and that the Borrower, in its sole and absolute discretion, has the option of satisfying by the issuance of new shares of stock to the obligee of such Contingent Obligation and the aggregate cumulative value at the time of the initial issuance or issuances of stock to which such issuance or issuances is related is less than $300,000,000.00, such Contingent Obligation shall not be deemed a Contingent Obligation within the meaning of this definition, and (ii) the liabilities of Borrower, certain Borrower Subsidiaries and the REIT under the Westin Acquisition Agreement shall not be deemed Contingent Obligations and shall not result in an Event of Default hereunder for the period commencing on the date hereof and ending on November 10, 1997, provided that, within fifteen (15) days of the date hereof, Borrower has delivered to the Administrative Agent a fully executed copy of the Westin Acquisition Agreement. together with all financial and other information reasonably requested by the Administrative Agent on behalf of the Lenders in order to determine the effect of the Westin Acquisition Agreement on compliance with the covenants of this Agreement.

            "Contractual Obligation" of any Person means any obligation, agreement, undertaking or similar provision of any security issued by such Person or of any agreement (including, without limitation, any management or franchise agreement), undertaking, contract, lease, indenture, mortgage, deed of trust or other instrument (excluding a Loan Document) to which such Person is a party or by which it or any of its property is bound or to which any of its properties is subject.

            "Corporation" means Starwood Lodging Corporation, a Maryland corporation.

            "Credit Documents" has the meaning specified in Section 2.19(d)

            "Credit Facilities" means the Lehman Credit Facility, the Lehman Term Facility, the Goldman Credit Facility and the BT Credit Facility.

            "Days Inn Ground Lease" means that certain Qualified Ground Lease for the Hotel known as Days Inn, Seattle, Washington as described on Schedule 1.1-N.

            "Debt Service" means, for any Person for any period, with respect to any Indebtedness, (a) Gross Interest Expense on such Indebtedness for such period plus (b) the aggregate amount of scheduled principal payments on such Indebtedness of such Person (excluding optional prepayments and scheduled principal payments in respect of any such Indebtedness which is payable in a single installment at final maturity), plus preferred stock dividends, required to be made during such period.

            "Default" means any event which with the passing of time or the giving of notice or both would become an Event of Default.

            "Default Rate" has the meaning specified in Section 2.9(b).

            "Disbursement Request" means the written request of the Borrower and the REIT delivered to the Administrative Agent requesting disbursement by each Lender of its Ratable Portion of the initial Advance made under this Agreement.

            "DOL" means the United States Department of Labor, or any successor thereto.

            "Dollars" and the sign "$" each mean the lawful money of the United States of America.

            "Domestic Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Domestic Lending Office" opposite its name on Schedule 1.1-B or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

            "Doral Ground Lease" shall mean that certain agreement of lease between StarLex LLC, as landlord, and SBK Delaware Realty Holdings, L.L.C. as tenant, dated September 20, 1995 with respect to the Hotel commonly known as the Doral Inn, New York, New York.

            "Doral Ground Lease Payments" shall mean the Fixed Rent as defined in and payable pursuant to the Doral Ground Lease.

            "Eligible Assets" means the assets described on Schedule 6.23, as the same may be amended or supplemented from time to time, provided such Assets satisfy the definitions of Eligible Hotels, Eligible Mortgage Loans, Eligible Management Agreements, Available Cash Balances, Eligible Hotel Construction, Eligible Undeveloped Land and Eligible Renovating Hotels, as applicable, less Removed Eligible Assets and plus Substitute Eligible Assets which have been removed or substituted in accordance with Section 6.23; provided, however, (i) the Hotel known commonly as the Westwood Marquis, located in Los Angeles, California and the Doral Inn, located in New York, New York shall each be deemed Eligible Hotels so long as the Borrower or a Borrower Subsidiary (a) continues to own at least 90%, directly or indirectly, of the membership interests and voting rights and (b) is the managing member of each of the limited liability companies owning such Hotel (or in the case of the Doral Inn, the Land (as defined under Real Estate below) on which the related Hotel is located); (ii) the Hotel known commonly as the Milwaukee Marriott, Brookfield, Wisconsin shall be deemed an Eligible Hotel provided that 100% fee simple title in and to such Hotel is transferred of record to Borrower or a Borrower Subsidiary within ninety (90) days of the date hereof (provided that each such Hotel otherwise satisfies the minimum criteria of Eligible Hotels), and in the event that such title is not so transferred within the foregoing time period, the Milwaukee Marriott will be deemed an Eligible Mortgage Loan (provided that it satisfies the minimum criteria for an Eligible Mortgage Loan) and (iii) the Hotel commonly known as the Midland Hotel, located in Chicago, Illinois shall be deemed an Eligible Mortgage Loan provided that the related Mortgage Note is secured by a first priority mortgage lien in the full amount of such note pursuant to a mortgage in form and substance reasonably acceptable to the Administrative Agent and such mortgage is executed, delivered and recorded in the appropriate land records where such Mortgage Note Hotel is located within fourteen (14) days of the date hereof, and Borrower provides the Administrative Agent, within twenty one (21) days of the date hereof with a title search showing that such mortgage is a first lien against such Mortgage Note Hotel subject only to Permitted Liens (provided that such Mortgage Loan otherwise satisfies the minimum criteria of Eligible Mortgage Loans); in the event that the foregoing provisions are not complied within the foregoing time frames, the value of such Mortgage Loan shall, for all purposes in this Agreements deemed to be zero (0).

            "Eligible Asset Value" means, with respect to the Eligible Assets, at any date or the aggregate value thereof to be calculated, without duplication as follows:

            (a) For Eligible Hotels and Eligible Hotels that are Limited Service Hotels (other than Eligible Renovating Hotels and Eligible Hotel Construction) owned or leased for four (4) Fiscal Quarters or more, Adjusted EBITDA on a consolidated basis from such Eligible Hotels and Eligible Hotels that are Limited Service Hotels for the preceding twelve (12) months divided by ten percent (10%); notwithstanding the foregoing, the value of the Hotel commonly known as the Doral Inn, located in New York, New York shall equal the product of (i) ten
(10) and (ii) the Doral Ground Lease Payments actually received by the related Borrower Subsidiary under the Doral Ground Lease during the preceding twelve
(12) month period; the value of the Hotel known as the Days Inn, Seattle, Washington, shall be equal to the product of (A) Adjusted EBITDA for the preceding twelve (12) months and (B) two (2.0) until September 1, 1998, and one (1.0) from September 2, 1998 to September 1, 1999, and, as of September 1, 1999, the value of such Hotel shall be deemed to be zero (0), unless and until the Days Inn Ground Lease shall be amended to comply with all of the conditions set forth in clauses (a) through (f) of the definition of Qualified Ground Lease herein; and the value of the Hotel known as the Sixth Avenue Inn, Seattle Washington shall be equal to the product of (A) Adjusted EBITDA for the preceding twelve (12) months and (B) two (2.0) until September 1, 1998, and one (1.0) from September 2, 1998 to September 1, 1999, and, as of September 1, 1999, the value of such Hotel shall be deemed to be zero (0), unless and until the Sixth Avenue Ground Lease shall be amended to comply with all of the conditions set forth in clauses (a) through (f) of the definition of Qualified Ground Lease herein.

            (b) For Eligible Hotels and Eligible Hotels that are Limited Service Hotels (other than Eligible Renovating Hotels and Eligible Hotel Construction) owned or leased for less than four (4) Fiscal Quarters, ninety-five percent (95%) of the Borrower's Investment in such Eligible Hotels.

            (c) For Eligible Renovating Hotels, for the first three months such Renovating Hotel is actually under renovation during the term of the Loan, seventy-five (75%) of Adjusted EBITDA on a consolidated basis from such Renovating Hotels divided by ten percent (10%), then calculated as in (a) above until the renovation is completed, then for the next twelve (12) months, calculated as in (b) above, and thereafter, calculated as in (a) above (except such Eligible Renovating Hotel shall be considered a Hotel for the purpose of such calculations).

            (d)   For Eligible Mortgage Loans, Adjusted Mortgage Loan Value;

            (e) For Eligible Management Agreements, Management Fees from such Management Agreements for the preceding twelve (12) months (based on historical financial data as reasonably approved by the Administrative Agent) multiplied by three and one half (3.5);

            (f)   For Available Cash Balances, the Available Cash Amount;

            (g) For Eligible Hotel Construction: (i) prior to completion of construction and delivery of a final certificate of occupancy, provided the Borrower has demonstrated to the reasonable satisfaction of the Administrative Agent, on a pro-forma basis through completion of construction, compliance with all financial covenants set forth in Article V, seventy-five (75%) of the lesser of (A) direct construction costs actually incurred by the Borrower or Borrower Subsidiary for work in place as part of the Improvements, together with reasonable soft costs actually incurred by the Borrower or Borrower Subsidiary, each as certified by the project manager employed by the Borrower for such construction and a Responsible Officer of the Borrower and which is reasonably acceptable to the Administrative Agent, and (B) direct construction costs and reasonable soft costs to be incurred by the Borrower or Borrower Subsidiary as budgeted by the Borrower or Borrower Subsidiary prior to commencement of construction; and (ii) following completion of construction and delivery of a final certificate of occupancy and during the first twelve (12) months thereafter, ninety-five percent (95%) of the lesser of (1) the amount determined in (A) above, and (2) one hundred ten percent (110%) of the amount determined in (B) above; and

            (h) For Eligible Undeveloped Land, ninety-five percent (95%) of the Borrower's Investment, as reasonably approved by the Administrative Agent, in such Eligible Undeveloped Land;

            provided, that in no event shall more than (i) 10% of the Eligible Asset Value be attributable to Eligible Mortgage Loans and no more than one (1%) of the Eligible Asset Value be attributable to Eligible Mortgage Loans for which the financial information required under Section 6.11 for the related Mortgage Note Hotel is not available, (ii) 10% of the Eligible Asset Value be attributable, in the aggregate, to Eligible Hotel Construction (subject to the limitations in Permitted Investments,) and Eligible Undeveloped Land, provided that Eligible Undeveloped Land shall not exceed 2.5% of the Eligible Asset Value), (iii) 5% in the aggregate of the Eligible Asset Value attributable to Eligible Hotels which are Limited Service Hotels or Eligible Mortgage Loans that are secured by Mortgaged Note Hotels that are Limited Service Hotels, (iv) 40% of the Eligible Asset Value be attributable to Eligible Hotels which are not maintained or operated under a License with a nationally recognized franchise affiliation reasonably acceptable to the Majority Lenders, provided that if a License under which an Eligible Hotel is operated is in default, such Hotel shall be deemed to not have a License, and if the related Borrower or Borrower Subsidiary has not either terminated the License or entered into a replacement License with a nationally recognized Franchise affiliation reasonably acceptable to the Administrative Agent within ninety (90) days of such default, (subject to a ninety (90) day extension with the Administrative Agent's consent, which shall not be unreasonably withheld) the value of such Hotel shall be deemed zero (0) until such time as the foregoing conditions are complied with, (v) 10% of the Eligible Hotels be deemed Eligible Renovating Hotels to be included in determining the Eligible Asset Value, (vi) 10% of the Eligible Asset Value be attributable to Eligible Management Agreements, and (vii) 10% of the Eligible Asset Value be attributable to Available Cash Balances;

            provided, further that until such time as the Westwood Mortgage has been paid in full and satisfied or has expired by its terms and in either case released of record, the value of the Eligible Hotel known as the Westwood Marquis, located in Los Angeles, California, shall not exceed $42,000,000.00, as such amount may be reduced pursuant to the terms of the Westwood Mortgage as a result of insurance proceeds or condemnation awards received by the Borrower, Borrower Subsidiary or Joint Venture with respect to such Hotel and not applied to restoration. In the event of any default under the Westwood Mortgage beyond the expiration of any applicable grace or notice periods, the value of such Hotel shall be deemed to equal zero (0);

            provided, however, that the value attributable to any Eligible Hotel or Eligible Undeveloped Land owned by a Joint Venture shall be the JV% of the value of such Eligible Hotel or such Eligible Undeveloped Land, calculated in accordance with the above criteria, without duplication;

            "Eligible Assignee" means any financial institution or other entity that has more than $1,000,000,000 in assets and is engaged in the business of originating, purchasing and participating in unsecured loans and, if such institution or entity is not a United States entity, which is exempt from withholding requirements imposed by the United States Internal Revenue Service with respect to Taxes.

            "Eligible Hotel Construction" means, collectively, such of the Hotel Construction, as approved by the Majority Lenders, which is Unencumbered.

            "Eligible Hotels" means, collectively, such of the Hotels owned or leased by the Borrower or any Borrower Subsidiary as shall meet at any time and from time to time, each of the following minimum criteria:

            (a)   such Hotel is Unencumbered;

            (b) such Hotel is free of all material structural and title defects and other material adverse matters;

            (c) such Hotel is (i) in compliance, in all material respects, with all applicable Environmental Laws, and (ii) not subject to any material Environmental Liabilities and Costs, in each case as initially verified by a written report of an environmental consultant reasonably acceptable to the Administrative Agent;

            (d) such Hotel is fully-operating with less than 20% of "keys" out of service due to casualty or condemnation loss or as a consequence of a material structural repair, alteration or addition;

            (e) such Hotel is (i) leased to an Operating Entity pursuant to an Operating Lease and no (A) monetary defaults exist or (B) material non-monetary defaults exist beyond any applicable grace, notice and cure periods expressly stated in such Operating Lease, under such Operating Lease, and (ii) except as set forth on Schedule 4.25(a) or otherwise permitted pursuant to Section 6.21 or in the definition of Eligible Asset Value, operated pursuant to and has the benefit of, a License and with respect to the Hotel known as the Doral Inn, New York, New York, no (A) monetary defaults exist or (B) material non-monetary defaults exist beyond any applicable grace, notice and cure periods expressly stated in such Doral Ground Lease, under such Doral Ground Lease;

            (f) such Hotel is 100% owned in fee simple by, or 100% leased pursuant to a Qualified Ground Lease in favor of, the Borrower or Borrower Subsidiary (subject however to the proviso in the definition of Eligible Assets); and

            (g) except as otherwise permitted for purposes of determining Eligible Asset Value, such Hotel is operated as a full service lodging facility.

            "Eligible Management Agreements" means, collectively, those Management Agreements relating to Managed Hotels, as reasonably approved by the Majority Lenders, which are Unencumbered.

            "Eligible Mortgage Loans" means, collectively, those Mortgage Loans, which satisfy at any time and from time to time, each of the following minimum criteria:

            (a)   such Mortgage Loan is Unencumbered;

            (b) the Mortgage or Mortgages which secure such Mortgage Note for such Mortgage Loan constitutes a valid first mortgage lien (or, if applicable, one or more subordinate mortgage liens, provided that the Borrower or a Borrower Subsidiary, as the case may be, is the holder of and mortgagee of record for the first mortgage lien and all such subordinate mortgage liens), subject to no other Liens or encumbrances, on the good and marketable fee simple absolute or leasehold title to the Mortgage Note Hotel, subject only to such exceptions as shall be reasonably approved by the Administrative Agent; and

            (c) except as otherwise permitted for purposes of determining Eligible Asset Value, the Mortgage Note Hotel is operated as a full service lodging facility.

            "Eligible Mortgage Loan Documents" means, for each Eligible Mortgage Loan, the related (i) Mortgage Note, (ii) Mortgage, (iii) Mortgage Loan Security Documents, (iv) casualty and hazard insurance policies, (v) title insurance policies, and (vi) surveys, opinion letters, and such other correspondence or servicing information in the holder's possession.

            "Eligible Renovating Hotel" means a Hotel which otherwise satisfies the definition of an Eligible Hotel (other than clause (d) of such definition) but which is a Renovating Hotel; provided that in no event may the number of Eligible Renovating Hotels at any one time exceed 10% of the total number of Eligible Hotels at such time.

            "Eligible Undeveloped Land" means such of the Undeveloped Land, as reasonably approved by the Majority Lenders, which is Unencumbered.

            "Engineering Reports" has the meaning specified in Section 3.1(i).

            "Environmental Claim" means any accusation, allegation, notice of violation, action, claim, Environmental Lien, demand, abatement or other Order or direction (conditional or otherwise) by any Governmental Authority or any other Person for personal injury (including sickness, disease or death), tangible or intangible property damage, damage to the environment, nuisance, pollution, contamination or other adverse effects on the environment, or for fines, penalties or restriction, resulting from or based upon (i) the existence, or the continuation of the existence, of a Release (including, without limitation, sudden or non-sudden accidental or non-accidental Releases) of, or exposure to, any Hazardous Material or other nuisance (to the extent the same relates to any Hazardous Materials), or other Release in, into or onto the environment (including, without limitation, the air, soil, surface water or groundwater) at, in, by, from or related to any property owned or leased by the Borrower or any Borrower Subsidiary or any Operating Entity or any activities or operations thereof; (ii) the environmental aspects of the transportation, storage, treatment or disposal of Hazardous Materials in connection with any property owned or leased by the Borrower or any Borrower Subsidiary or any Operating Entity or their operations or facilities; or (iii) the violation, or alleged violation, of any Environmental Laws, Orders or Environmental Permits of or from any Governmental Authority relating to environmental matters connected with any property owned or leased by the Borrower or any Borrower Subsidiary or any Operating Entity.

            "Environmental Laws" means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other requirement having the force or effect of law relating to the environment, natural resources, or public or employee health and safety and includes, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C. Section 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801 et seq., the Federal Insecticide, Fungicide, and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C. Section 6901 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Clean Water Act, 33 U.S.C. Section 1251 et seq., the Occupational Safety and Health Act, 29 U.S.C.
Section 651 et seq. (to the extent the same relates to any Hazardous Materials), and the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 et seq., as such laws have been amended or supplemented, and the regulations promulgated pursuant thereto, and all analogous state and local statutes.

            "Environmental Liabilities and Costs" means, as to any Person, all liabilities, obligations, responsibilities, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including, without limitation, all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person, whether based in contract, tort, implied or express warranty, strict liability, criminal or civil statute, including, without limitation, any thereof arising under any Environmental Law, Environmental Permit, order or agreement with any Governmental Authority or other Person, and which relate to any environmental, health or safety condition, or a Release or threatened Release, and result from the past, present or future operations of, or ownership of property by, such Person or any of its Subsidiaries.

            "Environmental Lien" means any Lien in favor of any Governmental Authority arising under any Environmental Law.

            "Environmental Permit" means any Permit required under any applicable Environmental Laws or Order and all supporting documents associated therewith.

            "Equity Value" means, with respect to the Borrower and Borrower Subsidiaries, Total Assets less Total Indebtedness.

            "ERISA" means the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time.

            "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control or treated as a single employer with any Loan Party within the meaning of Section 414 (b), (c), (m) or (o) of the Code.

            "ERISA Event" means (i) an event described in Sections 4043(c)(1),
(2), (3), (5), (6), (8) or (9) of ERISA with respect to a Pension Plan; (ii) the withdrawal of any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA; (iii) the complete or partial withdrawal of any Loan Party or any ERISA Affiliate from any Multiemployer Plan or the insolvency of any Multiemployer Plan; (iv) the filing of a notice of intent to terminate a Pension Plan or the treatment of a plan amendment as a termination under section 4041 of ERISA; (v) the institution of proceedings by the PBGC to terminate or appoint a trustee to administer a Pension Plan or Multiemployer Plan; (vi) the failure to make any required contribution to a Pension Plan; (vii) any other event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA; (ix) a prohibited transaction (as described in Code Section 4975 or ERISA
Section 406) shall occur with respect to any Plan; or (x) any Loan Party or ERISA Affiliate shall request a minimum funding waiver from the IRS with respect to any Pension Plan.

            "Eurodollar Lending Office" means, with respect to any Lender, the office of such Lender specified as its "Eurodollar Lending Office" below its name on Schedule 1.1-B (or, if no such office is specified, its Domestic Lending Office) or such other office of such Lender as such Lender may from time to time specify to the Borrower and the Administrative Agent.

            "Eurodollar Rate" means, for any Interest Period, an interest rate per annum equal to the rate per annum obtained by multiplying (a) a rate per annum equal to the rate for U.S. dollar deposits with maturities comparable to such Interest Period which appears on Telerate Page 3750 as of 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, provided, however, that if such rate does not appear on Telerate Page 3750, the "Eurodollar Rate" applicable to a particular Interest Period shall mean a rate per annum equal to the rate at which U.S. dollar deposits in an amount approximately equal to the Principal Balance (or the portion thereof which will bear interest at a rate determined by reference to the Eurodollar Rate during the Interest Period to which such Eurodollar Rate is applicable in accordance with the provisions hereof), and with maturities comparable to the last day of the Interest Period with respect to which such Eurodollar Rate is applicable, are offered in immediately available funds in the London Interbank Market to the London office of BT by leading banks in the Eurodollar market at 11:00 a.m., London time, two (2) Business Days prior to the commencement of the

Interest Period to which such Eurodollar Rate is applicable, by (b) a fraction (expressed as a decimal) the numerator of which shall be the number one and the denominator of which shall be the number one minus the Eurodollar Rate Reserve Percentage for such Interest Period.

            "Eurodollar Rate Portion" means any portion of the Principal Balance that, for an Interest Period, bears interest at a rate determined with reference to the Eurodollar Rate.

            "Eurodollar Rate Margin" means (i) with respect to the Initial Interest Rate Period, one and three-quarters percent per annum (1.75%), and (ii) with respect to each Interest Period other than the Initial Interest Rate Period, the applicable percentage per annum set forth in the column "Eurodollar Rate Margin" determined by reference to the column (a) "Unsecured Debt Rating of Borrower" then in effect in the event such a rating is assigned by the Rating Agencies or (b) "Leverage Ratio of Borrower" then in effect in the event an Unsecured Debt Rating of Borrower has not been assigned by the Rating Agencies, each as set forth below:

--------------------------------------------------------------------------------
Unsecured Debt Rating of           Leverage Ratio of             Eurodollar Rate
        Borrower                       Borrower                      Margin
--------------------------------------------------------------------------------
                          (greater than/equal to) 45% and <50%         1.75%
                          (greater than/equal to) 40% and <45%         1.625%
BB+/Ba1 or worse          (greater than/equal to) 35% and <40%         1.50%
                                                 <35%                  1.40%
BBB-/Baa3                                                              1.375%
BBB/Baa2                                                               1.25%
BBB+/Baa1                                                              1.125%
A-/A3 or better                                                        1.00%
--------------------------------------------------------------------------------

            The Eurodollar Rate Margin for the Eurodollar Rate Portion shall be determined by reference to the lowest Unsecured Debt Rating or Leverage Ratio of Borrower, as applicable, in effect on the first day of the related Interest Period; provided, however, (i) that in the event an Unsecured Debt Rating of Borrower is not assigned by the Rating Agencies within 360 days (or 450 days in the event Borrower executes a Westin Acquisition Agreement) of the Closing Date, the Eurodollar Rate Margins determined by reference to Leverage Ratios of less than 40% shall be increased by .125% per annum commencing on the first scheduled date for the payment of interest hereunder immediately following the date which is 360 days (or 450 days in the event Borrower executes a Westin Acquisition Agreement) after the Closing Date and continuing until such time as an Unsecured Debt Rating of Borrower is assigned by the Rating Agencies; (ii) the Eurodollar Rate Margins applicable during the first Extension Period, if any, shall be increased by .125% above the Eurodollar Rate Margins set forth in the above table; and (iii) the Eurodollar

Rate Margins applicable during the second Extension Period, if any, shall be increased by .25% above the Eurodollar Rate Margins set forth in the above table.

            "Eurodollar Rate Reserve Percentage" for any Interest Period means the aggregate reserve percentages (expressed as a decimal) from time to time established by the Board of Governors of the Federal Reserve System of the United States and any other banking authority to which any of the Lenders are now or hereafter subject, including, but not limited to any reserve on Eurocurrency Liabilities as defined in Regulation D of the Board of Governors of the Federal Reserve System of the United States at the ratios provided in such Regulation from time to time, it being agreed that any portion of the Principal Balance bearing interest at a rate determined by reference to the Eurodollar Rate shall be deemed to constitute Eurocurrency Liabilities, as defined by such Regulation, and it being further agreed that such Eurocurrency Liabilities shall be deemed to be subject to such reserve requirements without benefit of or credit for prorations, exceptions or offsets that may be available to any of the Lenders from time to time under such Regulation and irrespective of whether such Lender actually maintains all or any portion of such reserve.

            "Event of Default" has the meaning specified in Section 8.1.

            "Extension Period" has the meaning specified in Section 2.18.

            "Facility Amount" means the sum of the Revolving Credit Facility and the Term Loan Facility, but in no event in excess of $1,200,000,000.00, as such amount may be reduced pursuant to the terms of this Agreement.

            "Facing Fee" has the meaning specified in Section 2.4(d).

            "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

            "Fees" shall mean the Non-Use Fees, the Letter of Credit Fees and the Facing Fee.

            "FF&E Reserve" means, for any Person (or with respect to any Hotel) for any period, a reserve equal to four percent (4%) of Gross Revenues from any Hotel owned by such Person (or from such Hotel), for such Period, plus for any Person, such Person's Pro Rata Share of any FF&E Reserve for any Hotel owned by such Person's Unconsolidated Entities.

            "Final Maturity Date" means September 10, 2000 or such earlier date on which the Principal Balance, all Obligations and all other sums due in connection with the Loan shall be due as a result of the acceleration of the Loan; subject, however, to extension with respect to the Term Loan Facility only as provided in Section 2.18.

            "Fiscal Quarter" means a period of three consecutive months.

            "Fiscal Year" means the twelve month period ending on December 31.

            "GAAP" means generally accepted accounting principles in the United States of America as in effect from time to time set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board, or in such other statements by such other entity as may be in general use by significant segments of the accounting profession, which are applicable to the circumstances as of the date of determination except that, for purposes of Articles V and VII, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the audited financial statements referred to in Section 4.5.

            "Goldman Credit Facility" means that certain $300,000,000.00 Line of Credit pursuant to that certain Loan Agreement dated as of August 16, 1996 between Borrower, the REIT and Goldman Sachs Mortgage Company, as amended.

            "Governmental Authority" means any nation or government, any state or other political subdivision thereof and any entity duly exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

            "Gross Interest Expense" means, for any Person for any period, with respect to any Indebtedness, the sum of (a) the total interest expense in respect of such Indebtedness of such Person and its Subsidiaries for such period determined on a consolidated basis in conformity with GAAP, plus capitalized interest (excluding interest payable on Non-Recourse Indebtedness used to finance the construction of a Hotel which does not satisfy the conditions of Hotel Construction or Eligible Hotel Construction, which is in balance and for which interest is advanced pursuant to an interest expense reserve) of such Person and its Subsidiaries, plus (b) such Person's Pro Rata Share of Gross Interest Expense of such Person's Unconsolidated Entities.

            "Gross Revenues" shall mean, with respect to any Hotel for any period, all income, rents, room rates, additional rents, revenues, issues and profits and other items including without limitation, all revenues and credit card receipts collected from guest rooms, restaurants, meeting rooms, bars, mini-bars, banquet rooms, recreation facilities, vending machines and concessions derived from the customary operation of such Hotel.

            "Gross Room Revenues" shall mean, with respect to any Hotel for any period, gross revenues derived only from guest rooms of such Hotel.

            "Gross Unsecured Interest Expense" means, for any Person for any period, the greater of (a) Gross Interest Expense and (b) interest calculated at a rate of 7.15% per annum, each with respect to Total Unsecured Indebtedness.

            "Guarantor" shall mean the Corporation, SLC, the Borrower Subsidiaries and Operating Entities, all as set forth on Schedule 1.1-J.

            "Guaranty" means that guaranty dated the date hereof, executed by each Guarantor, as such guaranty may be amended, supplemented or otherwise modified from time to time.

            "Hazardous Material" means any substance, material or waste which is regulated by any Governmental Authority of the United States as a "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste," "restricted hazardous waste," "contaminant," "toxic waste," "toxic substance" or words of similar meaning or import under any provision of Environmental Law, which includes, but is not limited to, petroleum, petroleum products, asbestos, urea formaldehyde and polychlorinated biphenyls.

            "Hotel" means any Real Estate or Lease comprising an operating facility offering hotel or other lodging services.

            "Hotel Construction" means those certain four (4) full service Hotel projects to be identified by the Borrower and reasonably approved by the Majority Lenders (the Borrower shall identify three (3) of such Hotels within ninety (90) days of the Closing Date and the fourth within 120 days of the Closing Date) (collectively, the "Initial Hotel Projects") and upon the completion or postponement of commencement and construction of one or more of the Initial Hotel Projects, up to an additional three (3) full service Hotel projects provided that (i) other than the Initial Hotel Projects, no more than three Hotel projects shall be under construction at any one time, and (ii) the combined total of actual and projected construction costs for such additional Hotel Projects and active Initial Hotel Projects shall not, at any time, exceed $150,000,000. Notwithstanding the foregoing, if such actual and projected costs for the Initial Hotel Projects exceeds $150,000,000, no additional Hotel Project may be commenced until a sufficient number of the Initial Hotel Projects have been completed so that the total amount of such actual and projected construction costs for the remaining Initial Hotel Projects under construction is less than $150,000,000.

            "Improvements" has the meaning specified in Section 4.22(c).

            "Indebtedness" of any Person means, without duplication, the principal amount of (i) all indebtedness of such Person for borrowed money (including, without limitation, reimbursement and all other obligations with respect to surety bonds, letters of credit and bankers' acceptances, whether or not matured) or for the deferred purchase price of property or services, (ii) all obligations of such Person evidenced by notes, bonds, debentures or similar instruments (including, in the case of the Borrower, Borrower Subsidiaries and the REIT, the Loans outstanding), (iii) all indebtedness of such Person created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (iv) all Capitalized Lease Obligations of such Person, (v) all Contingent Obligations of such Person, (vi) all obligations of such Person to purchase, redeem, retire, defease or otherwise acquire for value (other than for other equity securities) any Stock or Stock Equivalents of such Person, valued, in the case of mandatorily redeemable preferred stock, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends, (vii) all obligations of such Person under any Interest Rate Contracts, (viii) all Indebtedness referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including, without limitation, accounts and general intangibles) owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness, and all other liabilities so classified on a balance sheet prepared in accordance with GAAP, and (ix) all liabilities of such Person under Title IV of ERISA; provided, however, that Indebtedness of a Joint Venture which is Non-Recourse Indebtedness shall include only the JV% of such Non-Recourse Indebtedness.

            "Indemnitees" has the meaning specified in Section 10.4.

            "Initial Interest Rate Period" means the period commencing on and including the Closing Date and ending on and including the date which is one hundred eighty (180) days following the Closing Date; provided, however, in the event Borrower executes a Westin Acquisition Agreement, the Initial Interest Rate Period shall continue through and including the date which is two hundred seventy (270) days following the Closing Date.

            "Intercompany Debt" means the Indebtedness described in Schedule 1.1-D, together with any other Indebtedness of SLC, the Corporation, or any Operating Entity in favor of Borrower, any Borrower Subsidiary, the REIT or any Affiliate thereof.

            "Interest Period" means, with respect to any Eurodollar Rate Portion, (i) the period commencing on the date any Eurodollar Rate Portion is continued or on the date of conversion of a Base Rate Portion to a Eurodollar Rate Portion or on the date of the making of any Advance, and ending one, two or three months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.3 or 2.8, respectively, and (ii) thereafter, if such Eurodollar Rate Portion is continued, in whole or in part, as a Eurodollar Rate Portion pursuant to Section 2.8, a period commencing on the last day of the immediately preceding Interest Period therefor and ending one, two or three months thereafter, as selected by the Borrower in its Notice of Borrowing or Notice of Conversion or Continuation given to the Administrative Agent pursuant to Section 2.3 or 2.8, respectively; provided, however, that:

            (A) if any Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day, provided however, if such Interest Period would otherwise expire on the Final Maturity Date, and the Final Maturity Date is not a Business Day, such Interest Period shall expire on the immediately preceding Business Day;

            (B) the Interest Period for any Eurodollar Rate Portion shall commence on the date of the making of an Advance and each Interest Period occurring thereafter in respect of such Eurodollar Rate Portion shall commence on the date on which the next preceding Interest Period expires;

            (C) if any Interest Period begins on a day for which there is no numerically corresponding day in the appropriate subsequent calendar month, such Interest Period shall end on the last Business Day of such calendar month;

            (D) the Borrower may not select any Interest Period which ends after the Final Maturity Date and the Borrower may not select two or three month Interest Periods later than 120 days prior to the Final Maturity Date;

            (E) the Borrower may not select any Interest Period with respect to the Term Loan Facility if, after giving effect to the selection of such Interest Period, the principal balance of the Term Loan Facility maintained as Eurodollar Rate Portions with Interest Periods ending after the date upon which a Scheduled Payment is required to be made would exceed the principal balance of the Term Loan Facility after giving effect to the Scheduled Payment.

            (F) there shall be no more than five (5) Eurodollar Rate Portions outstanding at any one time; and

            (G) the Borrower may not select any Interest Period in respect of a Eurodollar Rate Portion having an aggregate principal amount of less than $5,000,000.

            "Interest Rate Contracts" means interest rate swap agreements, interest rate cap agreements, interest rate collar agreements, interest rate insurance, and other agreements or arrangements designed to provide protection against fluctuations in interest rates.

            "Investment" means, with respect to any Person, (a) any loan or advance to any other Person, (b) the ownership, purchase or other acquisition of any Stock, Stock Equivalents, other equity interest, obligations or other securities of (i) any other Person, (ii) all or substantially all of the assets of any other Person, or (iii) all or substantially all of the assets constituting the business of a division, branch or other unit operation of any other Person, or (c) any joint venture or partnership with or any capital contribution to, or other investment in, any other Person or any real property.

            "IRS" means the Internal Revenue Service, or any successor thereto.

            "Joint Venture" means each of the entities set forth on Schedule 1.1-E and any joint venture, corporation, partnership, limited liability company or other business entity (a) in which the Borrower or a Borrower Subsidiary (i) owns directly or indirectly a JV% of more than 50% and (ii) is the sole managing general partner or equivalent thereof for such entity and has the sole control over any sale, financing or re-financing of the related Hotel (notwithstanding that the other entities comprising the Joint Venture may have a right of first refusal with respect to such sale, financing or refinancing) and has the sole authority to make major management decisions and (b) which owns a Hotel or Hotels.

            "Joint Venture Hotel" means any Hotel owned by a Joint Venture.

            "JV%" means, with respect to any Joint Venture, the percentage ownership interest of Borrower or Borrower Subsidiary, as the case may be, in such Joint Venture or, with respect to the entities set forth on Schedule 1.1-E, the applicable percentages set forth thereon.

            "Lease Subordination Agreements" mean those certain subordination agreements dated the date hereof, executed by Borrower and each Borrower Subsidiary, each Operating Entity, and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

            "Lease" means, with respect to the Borrower, any Borrower Subsidiary or Joint Venture, a leasehold estate in real property owned by the Borrower ,such Borrower Subsidiary or Joint Venture, as lessee, as such may be amended, supplemented or otherwise modified from time to time to the extent permitted by this Agreement.

            "Legal Proceedings" means any judicial, administrative or arbitral actions, suits, proceedings (public or private) or governmental proceedings.

            "Lehman Credit Facility" means that certain $135,000,000.00 Revolving Line of Credit pursuant to that certain Amended and Restated Line of Credit Agreement dated as of October 25, 1995, and that certain First Amendment to Amended and Restated Line of Credit Agreement dated as of October 25, 1995, both between Borrower, the REIT, Lehman, and BT, as Collateral Agent, as further amended by that certain Second Amendment to Amended and Restated Line of Credit Agreement between Borrower, the REIT, Lehman, The First National Bank of Boston, Bank of Montreal, Sanwa Bank, California, and BT as Collateral Agent, dated as of August 8, 1996, as amended by that certain Third Amendment to Amended and Restated Line of Credit Agreement between Borrower, the REIT, Lehman, The First National Bank of Boston, Bank of Montreal, Sanwa Bank, California, and BT as Collateral Agent dated as of December 31, 1996.

            "Lehman Repo Facility" means that certain Mortgage Loan Funding Facility made by Lehman Commercial Paper Inc. to the Borrower and SLT Realty Company, L.L.C., dated July 25, 1995, as amended.

            "Lehman Term Facility" means that certain $93,960,000.00 loan pursuant to that certain Amended and Restated Loan Agreement dated as of April 26, 1996 between Borrower, the REIT, CP Hotel Realty Limited Partnership ("CP"), Midland Building Corporation ("Midland") and Lehman, as amended by that certain First Amendment to Amended and Restated Loan Agreement dated as of December 31, 1996 between Borrower, the REIT, CP, Midland and Lehman, as further amended by that certain Second Amendment to Amended and Restated Loan Agreement dated as of April 25, 1997 between Borrower, the REIT, CP, Midland and Lehman.

            "Letter of Credit" has the meaning specified in Section 2.19(a).

            "Letter of Credit Facility" means a portion of the Revolving Credit Facility equal to $10,000,000.00 to be advanced by the Letter of Credit Issuer in whole or in part by the issuance of Letters of Credit pursuant to Section 2.19.

            "Letter of Credit Fee" has the meaning specified in Section 2.4(c).

            "Letter of Credit Issuer" means Bank of Montreal.

            "Letter of Credit Outstandings" means at any given time the sum, without duplication, of (i) the aggregate Stated Amounts of all Letters of Credit that have then been issued and (ii) the aggregate amount of all Unpaid Drawings.

            "Letter of Credit Participant" has the meaning specified in Section 2.19(h).

            "Letter of Credit Request" has the meaning specified in Section 2.19(d).

            "Leverage Ratio" means, with respect to the Borrower, the ratio of Total Indebtedness to Borrower's Total Value, as determined and certified by a Responsible Officer of the Borrower to the Administrative Agent no less frequently than once each Fiscal Quarter during each Fiscal Year.

            "License" means, with respect to a Hotel, a license or franchise agreement in favor of either the Borrower, Borrower Subsidiary or the Operating Entity as licensee or franchisee permitting the use of hotel system trademarks, trade names and any related rights in connection with the ownership or operation of such Hotel.

            "Lien" means any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), security interest or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever intended to assure payment of any indebtedness or other obligation, including, without limitation, any conditional sale or other title retention agreement, the interest of a lessor under a Capitalized Lease Obligation, any financing lease having substantially the same economic effect as any of the foregoing, and the filing, under the Uniform Commercial Code or comparable law of any jurisdiction, of any financing statement naming the owner of the asset to which such Lien relates as debtor. The definition of Lien shall not include any contractual agreement which is personal in nature and which provides for the payment of a portion of the proceeds or profits derived from the cash flow of any Asset, provided that such contractual agreement is not and does not create a lien, encumbrance, assignment, pledge, security interest, conditional sale or title retention agreement, either at law or in equity, in the Asset or the cash flow of such Asset in favor of the payee under such contract.

            "Limited Service Hotel" means the Hotels listed on Schedule 6.23(a) and any Hotel which is operational and which provides lodging services which are not full service; for purposes of this definition, none of the Hotels listed on Schedule 6.23 as of the Closing Date, other than those also listed on Schedule 6.23(a) shall be deemed a Limited Service Hotel.

            "Loan" means the aggregate principal balance outstanding at any time under the Revolving Credit Facility (including Swing Advances and Letters of Credit) and the Term Loan Facility pursuant to this Agreement and all other sums due under this Agreement and the other Loan Documents.

            "Loan Documents" means, collectively, this Agreement, the Notes, the Guaranty, the Lease Subordination Agreements, the Subordination and Intercreditor Agreement and each certificate, agreement or document executed by a Loan Party and delivered to the Administrative Agent or any Lender in connection with or pursuant to any of the foregoing.

            "Loan Party" shall mean, individually and collectively, as the context requires, the Borrower, the REIT, the Corporation, SLC, SLT Financing Partnership each Borrower Subsidiary, each Operating Entity and each Joint Venture.

            "Majority Lenders" means, at any time, Non-Defaulting Lenders holding at least 51% of the then outstanding Commitments of all Non-Defaulting Lenders.

            "Maker" means any Person (other than a Loan Party or any Affiliate or Subsidiary thereof) who executed or assumed the obligation of and liability for any Mortgage Note, and with respect to the Hotels known as the Doral Inn, New York, New York and the Midland Hotel, Chicago, Illinois, the makers of such notes, notwithstanding that such makers are Loan Parties.

            "Managed Hotel" means any Hotel located in the United States of America owned or ground leased by any Person other than a Loan Party or a Subsidiary or Affiliate thereof which is managed by Borrower or a Borrower Subsidiary pursuant to a Management Agreement.

            "Management Agreement" means an agreement relating to the operation and/or management of any Managed Hotel between the Borrower or a Borrower Subsidiary, as manager (the "Manager"), and any Person (other than a Loan Party or any Affiliate or Subsidiary thereof), as owner, which agreement is in full force and effect, under which agreement there exists no monetary default and no non-monetary default beyond any applicable notice, grace and cure periods expressly set forth in such agreement, which agreement does not and cannot create in favor of the manager a leasehold interest, lien (other than a lien for unpaid Management Fees) or other encumbrance on the real and personal property comprising the Managed Hotel and under which Manager is at all times in charge of and responsible for the management and the related Managed Hotel.

            "Management Fees" means, with respect to any Management Agreement, for any period, all base, incentive and other management fees contracted for under such Management Agreement which are actually received and collected by the Manager, excluding (i) any fees received by the Manager which are in the nature of a reimbursement to Manager and (ii) any fees received by the Manager which are in excess of the fees provided for in the Management Agreement.

            "Material Adverse Change" means a material adverse change in any of
(i) the condition (financial or otherwise), business, performance, operations or properties of (A) the Borrower and Borrower Subsidiaries taken as one enterprise or (B) SLC, the Corporation and its Subsidiaries taken as one enterprise, (ii) the legality, validity or enforceability of the Loan Documents taken as a whole,
(iii) the ability of the Borrower or the REIT to repay the Obligations or to perform its obligations under any Loan Document, (iv) the ability of SLC, the Corporation and the Operating Entities, taken as a whole, to perform their obligations under the Guaranty or (v) the rights and remedies of the Lenders or the Administrative Agent under the Loan Documents.

            "Material Adverse Effect" means an effect that results in or causes, or has a reasonable likelihood of resulting in or causing, a Material Adverse Change.

            "Mexican Indebtedness" means that certain $118,750,000.00 loan pursuant to that certain Credit Agreement dated as of August 18, 1997 between SLT Mexico, S. de R.L. de CV. Borrower and the REIT as guarantors, and Bancomer, S.A. Cayman Islands Branch, as Agent and the other lenders listed in such Credit Agreement.

            "Minimum Rating" has the meaning specified in Section 2.18.

            "Mortgage" means the mortgage, deed of trust, security deed, installment land sale contract or similar security instrument creating a Lien in favor of the Borrower or any Borrower Subsidiary against, inter alia, the real property and improvements comprising a Mortgage Note Hotel.

            "Mortgage Loan" means each mortgage loan now or hereafter owned by Borrower or any Borrower Subsidiary, the obligor of which is a Maker not in default under such loan, which loan is evidenced by a Mortgage Note and secured by the Mortgage Note Security Documents, and for which the debt service coverage ratio, as determined and certified by a Responsible Officer of the Borrower to the Administrative Agent no less frequently than once each Fiscal Quarter during each Fiscal Year, based on Adjusted NOI of the Mortgage Note Hotel, is not less than 1.1 to 1.0.

            "Mortgage Loan Interest Income" means, with respect to any Mortgage Loan for any period, the total interest income in respect of such Mortgage Loan for such period received by the Borrower or Borrower Subsidiary, or its JV% thereof, determined on a consolidated basis in conformity with GAAP.

            "Mortgage Note" means each of the promissory notes and other evidences of indebtedness executed by a Maker in favor of the Borrower or any Borrower Subsidiary and secured by the lien of a Mortgage Note Security Documents on a Mortgage Note Hotel, except that the promissory notes secured by the mortgagor on the Hotels commonly known as the Doral Inn, located in New York, New York and the Midland Hotel, located in Chicago, Illinois shall be deemed Mortgage Notes notwithstanding that the Makers of such notes are Loan Parties.

            "Mortgage Note Hotel" means, collectively, for each Hotel now or hereafter owned or leased by any Maker, all of the real property, improvements, inventory, furnishings, equipment, fixtures, and any other agreements, instruments, contracts, general intangibles, accounts, licenses and other approvals of any Governmental Authority, chattel paper, documents, books and records, deposit accounts, and any other assets, relating to such property that are now or hereafter owned or leased by such Maker, or in the case of the Hotels commonly known as the Doral Inn, New York, New York and the Midland Hotel, Chicago, Illinois, the related Loan Party in each case if and to the extent the same are subject to the applicable Mortgage Note Security Documents.

            "Mortgage Note Security Documents" means, with respect to each Mortgage Note and Mortgage Note Hotel, all presently existing or hereafter acquired loan agreements, installment land sale contracts, mortgages, deeds of trust, assignments for security or absolute assignments of rents and leases, financing statements, fixture filings, security agreements, pledges, deposit account pledge agreements, collateral assignments (including any collateral assignments of any management contracts or franchise agreements), guaranties, letters of credit, credit supports, keep well agreements or other agreements or undertakings from any Person to or in favor of the Borrower or any Borrower Subsidiary and securing or supporting the repayment of indebtedness or performance of any other obligation under the applicable Mortgage Note or any Mortgage Note Security Documents and all amendments, modifications, supplements, substitutions and restatements of any of the foregoing.

            "Multiemployer Plan" means, as of any applicable date, a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, and to which any Loan Party, any of its Subsidiaries or any ERISA Affiliate is making, is obligated to make, or within the six-year period ending at such date, has made or been obligated to make, contributions on behalf of participants who are or were employed by any of them.

            "Net Income (Loss)" means, for any Person for any period, the aggregate of net income (or loss) of such Person and its Subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

            "Net Operating Income" means, with respect to any Hotel or Hotels or Mortgage Note Hotels for any period, the sum of the following (without duplication): the Gross Revenues derived from the customary operation of such Hotel or Hotels during the period in question, less Operating Expenses attributable to such Hotel for such period, and shall include only the Gross Revenues and other such income actually received and earned, in accordance with GAAP, including any rent loss or business interruption insurance proceeds, and laundry, parking or other vending or concession income, which are actually received and earned, attributable to such Hotel or Hotels during the twelve (12) month period ending at the end of the calendar month for which the Net Operating Income is being calculated, as set forth on operating statements satisfactory to the Administrative Agent. Net Operating Income shall be calculated in accordance with customary accounting principles applicable to real estate and in accordance with the Uniform System of Accounts. Notwithstanding the foregoing, Net Operating Income shall not include (i) any condemnation or insurance proceeds (excluding rent or business interruption insurance proceeds applied to such period), (ii) any proceeds resulting from the sale, exchange, transfer, financing or refinancing of all or any portion of the Hotel or Hotels for which it is to be determined, (iii) amounts received from tenants as security deposits, (iv) amounts received as advance reservation deposits unless earned in accordance with GAAP, and (v) any type of income otherwise included in Net Operating Income but paid directly by any tenant or guest to a Person other than Borrower, any Borrower Subsidiary or Operating Entity or their respective agents or representatives.

            "New Orleans Indebtedness" had the meaning specified in Section 5.6(a).

            "Newly Acquired Hotels" has the meaning specified in Section 4.18.

            "Non-Defaulting Lenders" means any Lender that is not a Non-Funding Lender.

            "Non-Funding Lender" has the meaning specified in Section 2.14(f).

            "Non-Hotel Asset" means, with respect to the Borrower or any Borrower Subsidiary, any Asset which is not a Hotel or a Mortgage Note Hotel and the Personal Property related thereto.

            "Non-Recourse Indebtedness" of any Person means all Indebtedness of such Person and its Subsidiaries with respect to which recourse for payment is limited to specific assets encumbered by a Lien securing such Indebtedness; provided, however, that personal recourse of a holder of Indebtedness against any obligor with respect thereto for fraud, misrepresentation, misapplication of cash, waste and other circumstances customarily excluded from non-recourse provisions in non-recourse secured financing of real estate shall not, by itself, prevent any Indebtedness from being characterized as Non-Recourse Indebtedness, provided further that if a personal recourse claim is made in connection therewith, such claim shall not constitute Non-Recourse Indebtedness for the purposes of this Agreement.

            "Non-Recourse Portion" means, with respect to the REIT, (i) during the period from the Closing Date through and including November 10, 1997, a portion of the Term Loan Facility equal to $200,000,000.00 whenever the outstanding principal amount of the Term Loan Facility exceeds $200,000,000.00 and the outstanding principal amount of the Term Loan Facility whenever the outstanding principal balance of Term Loan Facility is less than or equal to $200,000,000.00 and (ii) after November 10, 1997, a portion of the Term Loan Facility in excess of $400,000,000.00.

            "Non-Use Fee" means the applicable percentage per annum set forth in the column "Non-Use Fee" determined by reference to the column (a)"Unsecured Debt Rating of Borrower" then in effect in the event such a rating is assigned by the Rating Agencies, as set forth below, or (b) .25% in the event an Unsecured Debt Rating of Borrower has not been assigned by the Rating Agencies:

--------------------------------------------------------------------------------
   Unsecured Debt Rating of                    Non-Use Fee
           Borrower
--------------------------------------------------------------------------------
BB+/Ba1 or worse                                   .25%
BBB-/Baa3                                          .20%
BBB/Baa2                                           .15%
BBB+/Baa1                                          .125%
A-/A3 or better                                    .125%
--------------------------------------------------------------------------------

            The Non-Use Fee shall be determined by reference to the lowest Unsecured Debt Rating of Borrower in effect from time to time, and each change in the Non-Use Fee shall be effective as of the first day of the month following the date such Unsecured Debt Rating is announced.

            "Note" and "Notes" have the meanings specified in Section 2.1.

            "Notice of Borrowing" has the meaning specified in Section 2.3(a).

            "Obligations" means the Loan and all other advances, debts, liabilities, obligations, covenants and duties owing by the REIT, the Borrower and any Guarantor to the Agents, any Lender, the Swing Advance Bank, the Letter of Credit Issuer, any Affiliate of any of them or any Indemnitee, of every type and description, present or future, arising under this Agreement or under any other Loan Document, whether direct or indirect (including, without limitation, those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term "Obligations" includes, without limitation, all interest, charges, expenses, fees, attorneys' fees and disbursements and any other sum then payable by the REIT, the Borrower and all Guarantors under this Agreement or any other Loan Document.

            "OECD" means the Organization for Economic Cooperation and Development.

            "Operating Entity" means each of the entities identified on Schedule 1.1-F, as the same may be supplemented or amended from time to time, and each corporation, partnership, limited liability company or other business entity ninety-nine percent (99%) or more of whose Stock, partnership or membership interests are owned, directly or indirectly, and which is controlled, by SLC or the Corporation and which is the lessee of a Hotel under an Operating Lease.

            "Operating Expenses" means, with respect to any Hotel or Hotels, for any given period (and shall include the pro rata portion for such period of all such expenses attributable to, but not paid during, such period), all expenses paid, accrued, or payable, as determined in accordance with GAAP and the Uniform System of Accounts by Borrower or the Borrower Subsidiary or Operating Entity, as the case may be, during that period in connection with the operation of such Hotel or Hotels for which it is to be determined without duplication, including without limitation:

            1. expenses for cleaning, repair, maintenance, decoration and painting of the such Hotel or Hotels (including, without limitation, parking lots and roadways), net of any insurance proceeds in respect of any of the foregoing;

            2. wages (including overtime payments), benefits, payroll taxes and all other related expenses for Borrower's, Borrower Subsidiary's or the Operating Entity's, as the case may be, on-site personnel, up to and including (but not above) the level of the on-site general manager, engaged in the repair, operation and maintenance of such Hotel or Hotels and service to tenants and on-site personnel engaged in audit and accounting functions performed by Borrower, Borrower Subsidiary or Operating Entity;

            3. management fees pursuant to any management agreement approved by the Administrative Agent in its reasonable discretion, but in no event less than three percent (3%) of Gross Revenues with respect to the applicable Hotel or Hotels. Such fees shall include all fees for management services whether such services are performed at such Hotel or Hotels or off-site;

            4. franchise, reservation, marketing and sales fees and other royalties or similar payments due under any Licenses approved by the Administrative Agent in its reasonable discretion, but in no event less than seven percent (7%) of Gross Room Revenues with respect to the applicable Hotel or Hotels;

            5. the cost of all electricity, oil, gas, water, steam, heat, ventilation, air conditioning and any other energy, utility or similar item and the cost of building and cleaning supplies;

            6. the cost of any leasing commissions and tenant concessions or improvements payable by Borrower, Borrower Subsidiary or Operating Entity pursuant to any leases which are in effect for such Hotel or Hotels at the commencement of that period as such costs are recognized in accordance with GAAP, but on no less than a straight line basis over the remaining term of the respective lease, exclusive of any renewal or extension or similar options;

            7. rent, liability, casualty, fidelity, errors and omissions, dram shop liability, workmen's compensation and other required insurance premiums;

            8. legal, accounting and other professional fees and expenses;

            9. the cost (including leasing and financing) of all equipment to be used in the ordinary course of business, which is not capitalized in accordance with GAAP;

            10.   real estate, personal property and other taxes;

            11.   advertising and other marketing costs and expenses;

            12. casualty losses to the extent not reimbursed by an independent third party;

            13. any payments pursuant to any contractual agreement which provides for the payment of a portion of the proceeds or profits derived from the cash flow of any Asset; and

            14.   ground lease payments.

            Notwithstanding the foregoing, Operating Expenses shall not include
(i) depreciation or amortization; (ii) interest, principal, fees, costs and expense reimbursements of the Lenders in administering the Loan but not in exercising any of its rights under this Agreement or the Loan Documents; (iii) any expenditure (other than leasing and financing costs, leasing commissions, tenant concessions and improvements, and replacement reserves) which is properly treatable as a capital item under GAAP; or (iv) Operating Lease Payments.

            "Operating Lease Payments" means, with respect to any Hotel or Hotels, the rent due and payable to the Borrower or Borrower Subsidiary under the related Operating Lease, including, without limitation, all Base Rent, Basic Rent and all Percentage Rent but excluding Additional Rent and other property related operating expenses paid or incurred by the Borrower or Borrower Subsidiary (as each term is defined in the related Operating Lease) minus any payments pursuant to any contractual arrangement which provides for the Borrower or Borrower Subsidiary to pay a portion of the proceeds or profits from such Operating Lease Payments to any Person.

            "Operating Lease" means an operating lease between Borrower or a Borrower Subsidiary, as lessor, and an Operating Entity, as lessee, with respect to the operation of a single Hotel owned by such lessor and leased and operated by such lessee thereunder, which Operating Lease has been approved by the Majority Lenders.

            "Order" means any order, injunction, judgment, decree, ruling, assessment or arbitration award.

            "Other Taxes" has the meaning specified in Section 2.15(b).

            "PBGC" means the Pension Benefit Guaranty Corporation, or any successor thereto.

            "Pension Plan" means a plan, other than a Multiemployer Plan, which is covered by Title IV of ERISA or Code Section 412 and which any Loan Party, any of its Subsidiaries or any ERISA Affiliate maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

            "Permit" means any permit, approval, authorization, license, variance, registration, permission or consent required from a Governmental Authority under an applicable Requirement of Law.

            "Permitted Financing" shall mean leases, licenses or financing arrangements with respect to signage, televisions, audio-visual equipment, office supplies and equipment, computers, reservation systems, telephone systems, or vans ("Leased Equipment") for which aggregate annual lease payments, license fees and debt service is less than $100,000.00 per annum for each real property owned or leased by the Borrower, Borrower Subsidiary or any Operating Entity, provided that such Permitted Financing is a Lien only on the related Leased Equipment. For each real property owned or leased by the Borrower, Borrower Subsidiary or any Operating Entity, and such amount is an aggregate limit for that real property on all leasing, licensing or financing by the Borrower, the Borrower Subsidiary and the Operating Entity.

            "Permitted Investments" means, at any time, an aggregate amount of
(a) each of the following categories of investments which shall be less than the specified dollar amount, percentage of the Borrower's Total Value or number of Assets at any time, as applicable, and (b) all of the following categories of investments (other than Joint Venture Hotels and Management Agreements) which, when combined, shall not be more than twenty percent (20%) of the Borrower's Total Value, each as of the date of calculation:

                                                      Maximum dollar amount
                                                      or percentage of
                                                      Borrower's Total Value
      Permitted Investment                            or Total Number
      --------------------                            ---------------
      Undeveloped Land:                                     2.5%

      Hotel Construction other than Initial      As limited in the definition
      Hotel Projects:                              of Hotel Construction


      Mortgage Loans which are not Eligible
      Mortgage Loans:                                        10%

      Renovating Hotels                                      10%

      Limited Service Hotels:                                15%

      Non-Hotel Investments:                                2.5%

      Stock Acquisitions                                      5%

      Joint Venture Hotels:                                  20%

      Management Agreements                                  10%

      For purposes of calculating the foregoing, the amount of each Permitted Investment in (a) Undeveloped Land, and Non-Hotel Assets shall be deemed to be ninety-five percent (95%) of the Borrower's Investment in such Permitted Investment, verified by Borrower to the satisfaction of the Administrative Agent, (b) Limited Service Hotels shall be the value of such Permitted Investment calculated in accordance with the definition of "Borrower's Total Value," (c) Mortgage Loans other than Eligible Mortgage Loans shall be the Adjusted Mortgage Loan Value, (d) Hotel Construction shall be the value of such Hotel Construction calculated in accordance with the definitions of "Borrower's Total Value" or "Eligible Asset Value" as appropriate, (e) Renovating Hotels shall be the value of such Renovating Hotels calculated in accordance with the definition of "Borrower's Value" or "Eligible Asset Value", as appropriate, (f) Joint Venture Hotels or Undeveloped Land owned by a Joint Venture shall be the JV% of the value calculated in accordance with clauses (a), (b), (d) and (e) hereof, as applicable, of such Joint Venture Hotels, (g) Management Agreements shall be the value of such Management Agreements calculated in accordance with the definition of "Borrower's Total Value" or "Eligible Asset Value", as appropriate, and (h) Stock Acquisitions shall be deemed to be the lesser of the acquiring party's cost basis in such Stock or 95% of the market value of such Stock at the time of determination.

            "Permitted Liens" means, collectively, (a) Liens arising by operation of law in favor of materialmen, mechanics, warehousemen, carriers, lessors or other similar Persons incurred by the Borrower or any Borrower Subsidiary in the ordinary course of business which secure its obligations to such Person; provided, however, that (i) the Borrower or such Borrower Subsidiary is not in default with respect to such payment obligation to such Person, or (ii) the Borrower or such Borrower Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision (by payment reserves or bonding) is made for the payment thereof; (b) Liens (excluding Environmental Liens) securing taxes, assessments or governmental charges or levies; provided, however, that neither the Borrower nor any Borrower Subsidiary is in default in respect of any payment obligation with respect thereto unless the Borrower or such Borrower Subsidiary is in good faith and by appropriate proceedings diligently contesting such obligation and adequate provision (by payment reserves or bonding) is made for the payment thereof; (c) zoning restrictions, subleases, licenses or concessions for restaurants, bars, gift shops, antennas, communications equipment and similar agreements entered into in the ordinary course of such Person's business in connection with the ownership and operation of a hotel; and easements, licenses, reservations, restrictions on the use of real property or minor irregularities incident thereto which do not in the aggregate materially detract from the value or use of the property or assets of the Borrower or any Borrower Subsidiary or impair, in any material manner, the use of such property for the purposes for which such property is held by the Borrower or any such Borrower Subsidiary; (d) Permitted Financing, and (e) with respect to the Hotel known as the Westwood Marquis, located in Los Angeles, California, the Westwood Mortgage.

            "Person" means an individual, partnership, corporation (including, without limitation, a business trust), limited liability company, joint stock company, trust, unincorporated association, joint venture or other entity, or a Governmental Authority.

            "Personal Property" means, for any Person, to the extent owned by such Person, all machinery, equipment, fixtures (including but not limited to all heating, air conditioning, plumbing, lighting, communications, elevator fixtures, inventory and goods), inventory and articles of personal property and accessions thereof and renewals, replacements thereof and substitutions therefor (including, but not limited to, beds, bureaus, chiffonniers, chests, chairs, desks, lamps, mirrors, bookcases, tables, rugs, carpeting, drapes, draperies, curtains, shades, venetian blinds, screens, paintings, hangings, pictures, divans, couches, luggage carts, luggage racks, stools, sofas, chinaware, linens, pillows, blankets, glassware, silverware, foodcarts, cookware, dry cleaning facilities, dining room wagons, keys or other entry systems, bars, bar fixtures, liquor and other drink dispensers, icemakers, radios, television sets, intercom and paging equipment, electric and electronic equipment, dictating equipment, private telephone systems, medical equipment, potted plants, heating, lighting and plumbing fixtures, fire prevention and extinguishing apparatus, cooling and air-conditioning systems, elevators, escalators, fittings, plants, apparatus, stoves, ranges, refrigerators, laundry machines, tools, machinery, engines, dynamos, motors, boilers, incinerators, switchboards, conduits, compressors, vacuum cleaning systems, floor cleaning, waxing and polishing equipment, call systems, brackets, electrical signs, bulbs, bells, ash and fuel, conveyors, cabinets, lockers, shelving, spotlighting equipment, dishwashers, garbage disposals, washers and dryers), other customary hotel equipment and other tangible property of every kind and nature whatsoever, now or hereafter located upon the Hotels, or appurtenances thereto, or usable in connection with the present or future operation and occupancy of the Hotels and all building equipment, materials and supplies of any nature whatsoever, now or hereafter located upon the Hotels.

            "Plan" means an employee benefit plan, as defined in Section 3(3) of ERISA, which any Loan Party or any of its Subsidiaries maintains, contributes to or has an obligation to contribute to on behalf of participants who are or were employed by any of them.

            "Principal Balance" means, collectively, the outstanding principal balances of the Notes from time to time (including, without limitation, all Swing Advances and all Unpaid Drawings).

            "Pro Rata Share" means, for any Person, with respect to such Person's Unconsolidated Entities, the percentage ownership interest of such Person in such Unconsolidated Entity, provided that, in the event that such Person is the general partner of such Unconsolidated Entity, such Person's Pro Rata Share with respect to such Unconsolidated Entity shall be one hundred percent (100%) with respect to any Indebtedness for which recourse may be made against any general partner of such Unconsolidated Entity.

            "Qualified Ground Lease" means any Lease listed on Schedule 1.1-N, together with any Lease (a) which is a direct ground lease granted by the fee owner of real property, (b) which may be transferred and/or assigned without the consent of the lessor (or as to which the Lease expressly provides that (i) such Lease may be transferred and/or assigned with the consent of the lessor and (ii) such consent shall not be unreasonably withheld or delayed), (c) which has a remaining term (including any renewal terms exercisable at the sole option of the lessee) of at least 50 years, (d) under which no material default has occurred and is continuing, (e) with respect to which a security interest may be granted without the consent of the lessor, and
(f) which contains lender protection provisions reasonably acceptable to the Administrative Agent and which run to the lenders, including, without limitation, provisions to the effect that (i) the lessor shall notify the lenders of the occurrence of any default by the lessee under such Lease and shall afford the lenders the right to cure such default, and (ii) in the event that such Lease is terminated, the lenders shall have the option to enter into a new lease having terms substantially identical to those contained in the terminated Lease.

            "Ratable Portion" or "ratably" means, except as otherwise specifically provided herein, with respect to any Lender, the quotient obtained by dividing the Commitment, the Term Commitment or the Revolving Credit Commitment, as the case may be, of such Lender by the Commitments, the Term Commitments or the Revolving Credit Commitments, respectively, of all Lenders and that payments of principal of the Loan and interest thereon shall be made pro rata in accordance with the respective unpaid principal amounts of the Loan held by the Lenders.

            "Rating Agencies" shall mean both Standard & Poor's Rating Services and Moody's Investor Service, Inc. If either of such agencies discontinue its rating of Borrower and/or the REIT (for reasons other than the Borrower or the REIT discontinuing such rating) or its ratings of real estate investment trusts generally, Borrower, Administrative Agent and all of the Lenders shall, within six (6) months of such discontinuance, agree upon another nationally recognized statistical ratings agency that assigns a rating to Borrower and/or the REIT, and the term Rating Agencies shall include such substituted rating agency. During any time that only one Rating Agency is assigning a rating to Borrower and/or the REIT, that agency's rating shall be used for all calculations under this Agreement.

            "Real Estate" means all of those plots, pieces or parcels of land now owned or ground leased pursuant to a Qualified Ground Lease or hereafter acquired by the Borrower, any Borrower Subsidiary or Joint Venture (the "Land"), including, without limitation, those listed on Schedule 4.22(a) (other than the Hotel designated thereon as the Midland Hotel), together with the right, title and interest of the Borrower, such Borrower Subsidiary or Joint Venture, if any, in and to the streets, the land lying in the bed of any streets, roads or avenues, opened or proposed, in front of, adjoining or abutting the Land to the center line thereof, the air space and development rights pertaining to the Land and the right to use such air space and development rights, all rights of way, privileges, liberties, tenements, hereditaments and appurtenances belonging or in any way appertaining thereto, all fixtures, all easements now or hereafter benefitting the Land and all royalties and rights appertaining to the use and enjoyment of the Land, including, without limitation, all alley, vault, drainage, mineral, water, oil and gas rights, together with all Improvements and other buildings and improvements now or hereafter erected on the Land, and any fixtures appurtenant thereto.

            "Recourse Indebtedness" of any Person means all Indebtedness of such Person and its Subsidiaries for which recourse for payment may be made against such Person for the obligations secured thereunder including without limitation, the entire amount of the Recourse Indebtedness of any Joint Venture which such Person may own an interest in regardless of such Person's JV%.

            "Register" has the meaning specified in Section 10.7.

            "Release" means any release, spill, emission, leaking, pumping, pouring, dumping, emptying, injection, deposit, disposal, discharge, dispersal, leaching or migration on or into the indoor or outdoor environment or into or out of any property.

            "Remedial Action" means all actions, including without limitation any Capital Expenditures, required or necessary to (i) clean up, remove, treat or in any other way address any Hazardous Material or other substance in the indoor or outdoor environment, (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material or other substance so it does not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (iii) perform pre-remedial studies and investigations or post-remedial monitoring and care, or (iv) bring facilities on any property owned or leased by the Borrower or any Borrower Subsidiary into compliance with all Environmental Laws and Environmental Permits.

            "Removed Eligible Asset" has the meaning specified in Section 6.23.

            "Renovating Hotel" means a Hotel which is operating with greater than 20% and not more than 50% of "keys" out of service due to a material structural repair, alteration or addition. Upon the return to service of at least 80% of keys following the completion of such repair, alteration or addition and provided no additional material structural repair, alteration or addition is planned during the next twelve months, the Renovating Hotel shall no longer be deemed a Renovating Hotel.

            "Requirement of Law" means, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and all federal, state and local laws, rules and regulations, including, without limitation, federal, state or local securities, antitrust and licensing laws, all food, health and safety laws, and all applicable trade laws and requirements, including, without limitation, all disclosure requirements of Environmental Laws, ERISA and all orders, judgments, decrees or other determinations of any Governmental Authority or arbitrator, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

            "Responsible Officer" means, with respect to any Person, any of the principal executive officers of such Person or any of the principal executive officers of the general partners of such Person.

            "Restricted Payments" has the meaning specified in Section 7.4.

            "Revolving Credit Commitment" means, as to each Lender, the commitment of such Lender to make Advances under the Revolving Credit Facility to the Borrower pursuant to Sections 2.1, 2.17 and 2.19 in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1-B under the caption "Revolving Credit Commitment," as such amount may be reduced or modified pursuant to this Agreement, and "Revolving Credit Commitments" means the aggregate Revolving Credit Commitments of all Lenders, which shall equal the Revolving Credit Facility Amount.

            "Revolving Credit Facility" means a portion of the Facility Amount equal to $600,000,000 to be advanced, in whole or in part, by the Lenders on the Closing Date and which may be repaid and reborrowed on a revolving credit basis pursuant to Article II, and shall include Swing Advances and the Letters of Credit.

            "Revolving Note" has the meaning set forth in Section 2.1.

            "Scheduled Payments" has the meaning set forth in Section 2.17(d).

            "Secured Recourse Assets" means those Assets of the Borrower or any Borrower Subsidiary which secure or collateralize all or a portion of Total Secured Recourse Indebtedness of the Borrower.

            "Secured Recourse Asset Value" means, with respect to the Secured Recourse Assets, at any date, the aggregate value thereof to be calculated in the manner described pursuant to the definition of "Borrower's Total Value" for similar type Assets.

            "Sixth Avenue Ground Lease" means that certain Qualified Ground Lease for the Hotel known as Days Inn, Seattle, Washington as described on
Schedule 1.1-N.

            "SLC" means SLC Operating Limited Partnership, a Delaware limited partnership.

            "SLT Financing Partnership" shall mean SLT Financing Partnership, a Delaware general partnership, in which Borrower owns a 99% general partnership interest and SLT Realty Company, LLC, owns a 1% general partnership interest.

            "Solvent" means, with respect to any Person, that the value of the assets of such Person (at fair value) is, on the date of determination, greater than the total amount of liabilities (including, without limitation, contingent and unliquidated liabilities) of such Person as of such date and that, as of such date, such Person is able to pay all liabilities of such Person as such liabilities mature and does not have unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

            "Stamford Indebtedness" means that certain mortgage loan encumbering the Stamford Sheraton, Stamford, Connecticut, made pursuant to that Forbearance and Settlement Agreement by and among Stamford Hotel Limited Partnership, CSH-Stamford Hotel Limited Partnership, Staffel Holdings, Inc., SLT, SLC and Lehman dated as of December 16, 1996.

            "Stated Amount" means, with respect to a Letter of Credit, at any time, the maximum amount available to be drawn under such Letter of Credit at such time (assuming compliance at such time with all conditions to drawing).

            "Stock" means shares of capital stock, beneficial or partnership interests, participations or other equivalents (regardless of how designated) of or in a corporation or equivalent entity, whether voting or non-voting, and includes, without limitation, common stock and preferred stock.

            "Stock Acquisition" means the purchase by the Borrower, the REIT or any Borrower Subsidiaries of Stock of an entity primarily engaged in the lodging or leisure related business.

            "Stock Equivalents" means all securities (other than Stock) convertible into or exchangeable for Stock and all warrants, options or other rights to purchase or subscribe for any stock, whether or not presently convertible, exchangeable or exercisable.

            "Subordination and Intercreditor Agreement" means an affiliate debt subordination agreement in substantially the form of Exhibit D, executed by Borrower, SLC and the Lenders, as the same may be amended, supplemented or otherwise modified from time to time.

            "Subsidiary" means, with respect to any Person, at any date, any corporation, partnership or other business entity the accounts of which would be consolidated with those of such Person in its consolidated financial statements in accordance with GAAP, if such statements were prepared as of such date.

            "Substitute Eligible Asset" has the meaning specified in Section 6.23(c).

            "Sumitomo Indebtedness" means that certain $27,375,000 loan pursuant to that certain Loan Agreement dated as of September 19, 1996 between The Sumitomo Trust & Banking Co., Ltd., and Emstar Realty LLC.

            "Super Majority Lenders" means, at any time, Non-Defaulting Lenders holding at least 67% of the then outstanding Commitments of all Non-Defaulting Lenders.

            "Swing Advance" has the meaning set forth in Section 2.17.

            "Swing Advance Bank" means BT.

            "Swing Advance Note" has the meaning set forth in Section 2.1.

            "Swing Advance Rate" means an interest rate per annum equal to the sum of (i) the Federal Funds Rate in effect from time to time plus (ii) 0.25% plus (iii) the applicable Eurodollar Rate Margin.

            "Tax Affiliate" means, as to any Person, (i) any Subsidiary of such Person, and (ii) any Affiliate of such Person with which such Person files or is eligible to file consolidated, combined or unitary tax returns.

            "Tax Exempt Indebtedness" means the Indebtedness in the principal amount of $39,470,000.00 secured by that certain Amended and Restated Mortgage and Trust Indenture dated as of February 1, 1997 between Philadelphia Authority for Industrial Development as issuer and First Union National Bank as trustee, and recorded against the Hotel known as Westin Philadelphia Airport, Philadelphia, Pennsylvania and the Days Inn Philadelphia Airport, Philadelphia, Pennsylvania.

            "Tax Return" has the meaning specified in Section 4.3.

            "Taxes" has the meaning specified in Section 2.15(a).

            "Telerate Page 3750" means the display designated as "Page 3750" on the Associated Press-Dow Jones Telerate Service (or such other page as may replace Page 3750 on the Associated Press-Dow Jones Telerate Service or such other service as may be nominated by the British Bankers' Association as the information vendor for the purpose of displaying British Bankers' Association interest settlement rates for U.S. Dollar deposits). Any Eurodollar Rate determined on the basis of the rate displayed on Telerate Page 3750 in accordance with the provisions hereof shall be subject to corrections, if any, made in such rate and displayed by the Associated Press-Dow Jones Telerate Service within one hour of the time when such rate is first displayed by such Service.

            "Term Loan Commitment" means, as to each Lender, the commitment of such Lender to make the Advance under the Term Loan Facility to the Borrower pursuant to Section 2.1 in the aggregate principal amount outstanding not to exceed the amount set forth opposite such Lender's name on Schedule 1.1-B under the caption "Term Loan Commitment," as such amount may be reduced or modified pursuant to this Agreement, and "Term Loan Commitments" means the aggregate Term Loan Commitments of all Lenders, which shall equal the Term Loan Facility Amount.

            "Term Loan Facility" means a portion of the Facility Amount equal to $600,000,000 to be advanced on the Closing Date pursuant to Article II.

            "Term Note" has the meaning set forth in Section 2.1.

            "Total Assets" means, with respect to any Person, at any date, the total assets of such Person and its Subsidiaries at such date determined on a consolidated basis in conformity with GAAP.

            "Total Indebtedness" of any Person means the sum of the following (without duplication): (a) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis in conformity with GAAP, plus (b) such Person's Pro Rata Share of Indebtedness of such Person's Unconsolidated Entities.

            "Total Secured Indebtedness" of any Person means the Total Indebtedness of such Person and its Subsidiaries for which the obligations thereunder are secured or collateralized by a pledge of or other encumbrance on any Assets of such Person or its Subsidiaries or Unconsolidated Entities.

            "Total Secured Recourse Indebtedness" of any Person means the Total Secured Indebtedness of such Person and its Subsidiaries which is Recourse Indebtedness.

            "Total Unsecured Indebtedness" of any Person means the sum of Total Indebtedness of such Person and its Subsidiaries (a) which is Recourse Indebtedness and (b) for which the obligations thereunder are not secured or collateralized by a pledge of or other encumbrance on any Assets of such Person or its Subsidiaries or Unconsolidated Entities.

            "U.S. Government Obligations" means certain obligations of, or obligations guaranteed as to principal and interest by, the United States government or any agency or instrumentally thereof, when such obligations have a maturity of less than 365 days and are backed by the full faith and credit of the United States and have a predetermined fixed dollar of principal due at maturity that cannot vary or change. If rated by the Rating Agencies, the obligation should not have an "r" highlighter affixed to its rating. Interest may either be fixed or variable. Interest must be tied to a single interest rate index plus a single fixed spread (if any), and move proportionately, but not inversely, with that index. These obligations include, but are not limited to:

            (a)   U.S. Treasury obligations
                  All direct or fully guaranteed obligations

            (b)   Farmers Home Administration
                  Certificates of beneficial ownership

            (c)   General Services Administration
                  Participation certificates

            (d)   U.S. Maritime Administration
                  Guaranteed Title XI financing

            (e)   Small Business Administration
                  Guaranteed participation certificates
                  Guaranteed pool certificates

            (f) U.S. Department of Housing and Urban Development Local authority bonds

            (g)   Washington Metropolitan Area Transit Authority
                  Guaranteed transit bonds.

            "Unconsolidated Entity" means, with respect to any Person, at any date, any other Person in whom such Person holds an Investment, which Investment is accounted for in the financial statements of such Person on an equity basis of accounting and whose financial results would not be consolidated financial statements of such Person, if such statements were prepared as of such date.

            "Undeveloped Land" means any unimproved non-income producing Real Estate.

            "Unencumbered" means, with respect to any Asset, at any date of determination, the circumstance that such Asset on such date:

            (a) is not subject to any Liens (including restrictions on transferability or assignability) of any kind (including any such Lien or restriction imposed by (i) any agreement governing Indebtedness, and (ii) the organizational documents of the Borrower or any Borrower Subsidiary), other than (x) Permitted Liens, (y) in the case of any Qualified Ground Lease (to the extent permitted by the definition thereof), restrictions on transferability or assignability in respect of such Lease, and (z) Liens securing the Lehman Term Facility, Lehman Credit Facility and Goldman Credit Facility which Borrower is entitled, as of right, to have released as a result of the repayment and satisfaction thereof and which the lenders thereunder have agreed to release, provided that the Credit Facilities have been paid and satisfied in full as of the date hereof out of a portion of the proceeds of the initial Advance of the Loan and such releases have been executed, delivered and recorded or filed in the appropriate real estate or other records within ninety (90) days of the date hereof;

            (b) is not subject to any agreement (including (i) any agreement governing Indebtedness, and (ii) if applicable, the organizational documents of the Borrower or any Borrower Subsidiary) which prohibits or limits the ability of the Borrower or any Borrower Subsidiary to create, incur, assume or suffer to exist any Lien upon such Asset other than Permitted Liens (excluding any agreement or organizational document which limits generally the amount of Indebtedness which may be incurred by the Borrower or Borrower Subsidiary); and

            (c) is not subject to any agreement (including any agreement governing Indebtedness) which entitles any Person to the benefit of any Lien (other than Permitted Liens) on such Asset or would entitle any Person to the benefit of any such Lien upon the occurrence of any contingency (including, without limitation, pursuant to an "equal and ratable" clause).

For the purposes of this Agreement, any Asset owned by a Borrower Subsidiary shall not be deemed to be Unencumbered unless both (i) such Asset and (ii) all Stock owned directly or indirectly by Borrower in such Borrower Subsidiary, is Unencumbered.

            "Uniform System of Accounts" means the Uniform System of Accounts for Hotels as approved by the American Hotel and Motel Association (as in effect from time to time) applied on a consistent basis.

            "Unpaid Drawing" has the meaning specified in Section 2.19(f).

            "Unsecured Debt Rating" means, with respect to a Person, the rating assigned by the Rating Agencies to such Person's long term unsecured debt obligations; provided, however, that if such ratings are not equivalent, the higher rating shall apply, and if such ratings are two or more levels apart, the rating which is one level below the higher rating shall apply.

            "Westin Acquisition Agreement" means a written agreement entered into by Borrower on September 8, 1997 which agreement shall be binding upon Borrower and Westin Hotels and Resorts Worldwide, have all required deposits paid by Borrower, and pursuant to which Borrower or a Borrower Subsidiary agrees to acquire substantially all of the Assets of Westin Hotels and Resorts Worldwide within 180 days following the date of such agreement.

            "Westwood Mortgage" means that certain Contingent Interest Fee and Leasehold Deed of Trust made by Laura-West Enterprises and Westwood House Hotel Inc. to Chicago Title Insurance Company, as trustee for the benefit of The Equitable Life Assurance Society of the United States, as beneficiary, dated December 31, 1996 and encumbering the Hotel known as the Westwood Marquis, located in Los Angeles, California, which deed of trust was assumed by SLT Westwood Realty LLC and SLC Westwood Operating LLC by Assumption of Deed of Trust and other Contingent Interest Documents dated December 31, 1996.

            1.2. Computation of Time Periods. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding" and the word "through" means "to and including."

            1.3. Accounting Terms. All accounting terms not specifically defined herein shall be construed in conformity with GAAP and all accounting determinations required to be made pursuant hereto shall, unless expressly otherwise provided herein, be made in conformity with GAAP.

            1.4. Certain Terms. (a) The words "herein," "hereof" and "hereunder" and other words of similar import refer to this Agreement as a whole, and not to any particular Article, Section, subsection or clause in this Agreement. References herein to an Exhibit, Schedule, Article, Section, subsection or clause refer to the appropriate Exhibit or Schedule to, or Article, Section, subsection or clause in this Agreement.

            (b) The terms "Lender", "Administrative Agent" and "Syndication Agent" include their respective successors and the term "Lender" includes each assignee of such Lender who becomes a party hereto pursuant to Section 10.7.

                                   ARTICLE II

                           AMOUNT AND TERM OF THE LOAN

            2.1. The Note; Advances. (a) Borrower's and the REIT's obligation to pay the principal of, and interest on, the Loan shall be evidenced (i) with respect to the Term Loan Facility, by the term notes, each in the form attached hereto as Exhibit A-1, each dated the date hereof and made by Borrower and the REIT payable to the order of each Lender in a stated principal amount equal to the amount of such Lender's Term Commitment and which principal amounts collectively shall equal the Term Loan Facility Amount (as the same may be amended, modified, supplemented, extended or consolidated, each a "Term Note" and collectively, the "Term Notes"); (ii) with respect to the Revolving Credit Facility, by revolving credit notes, each in the form attached hereto as Exhibit A-2, each dated the date hereof and made by Borrower and the REIT payable to the order of each Lender in a stated principal amount equal to the amount of such Lender's Revolving Credit Commitment and which principal amounts collectively shall equal the Revolving Credit Facility Amount (as the same may be amended, modified, supplemented, extended or consolidated, each a "Revolving Credit Note" and collectively, the "Revolving Credit Notes"); and (iii) with respect to Swing Advances, a swing advance note in the form attached as Exhibit A-3, dated the date hereof and made by Borrower and the REIT payable to the order of the Swing Bank in a principal amount equal to $50,000,000.00 (as the same may be amended, modified, supplemented, extended or consolidated, a "Swing Advance Note"; together with the Term Notes and the Revolving Credit Notes, each a "Note and collectively, the "Notes").

            (b) On the terms and subject to the conditions contained in this Agreement, each Lender severally agrees to make (i) an Advance of the entire Term Loan Facility on the Closing Date, provided that no Lender shall be required to make such Advance in excess of such Lender's Term Commitment; and
(ii) Advances (other than a Swing Advance or the issuance of a Letter of Credit) to the Borrower and the REIT from time to time on any Business Day during the period from the date hereof until the Final Maturity Date in an aggregate amount not to exceed at any time outstanding such Lender's Revolving Commitment; provided, however, that at no time shall any Lender be obligated to make an Advance in excess of such Lender's Ratable Portion of the Available Credit. Within the limits of each Lender's Commitment, subject to the terms and conditions of this Agreement with respect to Advances, amounts prepaid pursuant to Section 2.7(b) and applied to the Revolving Credit Facility may be reborrowed under this Section 2.1.

            2.2. Advances Under the Revolving Credit Facility. Any Advance under the Revolving Credit Facility which is a) in an amount less than $15,000,000.00 and b) is requested to be made on a date that is not the date on which an Interest Period for a then outstanding Eurodollar Rate Portion expires shall be made by the Swing Advance Bank as a Swing Advance, subject to compliance with the conditions of Section 2.17 with respect to Swing Advances.

            2.3. Making the Loan. (a) Each Advance (other than a Swing Advance or the issuance of a Letter of Credit) shall be made on notice, given by the Borrower and the REIT to the Administrative Agent not later than (i) 11:00 A.M. (New York City time) on the third (3rd)

Business Day prior to the date of the proposed Advance in the case of Eurodollar Rate Portions, and (ii) 11:00 A.M. (New York City time) on the Business Day prior to the date of the proposed Advance in the case of Base Rate Portions. Each such notice (a "Notice of Borrowing") shall be in substantially the form of Exhibit B, specifying therein (i) the date of such proposed Advance, (ii) the purpose of such proposed Advance, (iii) the aggregate amount of such proposed Advance, (iv) the amount thereof, if any, requested to be Eurodollar Rate Portions, and (v) the Interest Period or Periods for any such Eurodollar Rate Portions. The Advances shall be made as Base Rate Portions unless (subject to
Section 2.12) the Notice of Borrowing specifies that all or a portion thereof shall be Eurodollar Rate Portions; provided, however, that the aggregate of the Eurodollar Rate Portions for each Interest Period must be in an amount of not less than $5,000,000.

            (b) The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent's receipt of a Notice of Borrowing, and each Lender's Ratable Portion of the proposed Advance and, if Eurodollar Rate Portions are properly requested in such Notice of Borrowing, the applicable interest rate under Section 2.9 promptly after the determination thereof by the Administrative Agent. Upon notice from the Administrative Agent that the conditions set forth in Article III have been complied with, each Lender shall, before 12:00 Noon (New York City time) on the date of the proposed Advance, make available for the account of its Applicable Lending Office to the Administrative Agent at its address referred to in Section 10.2, in immediately available funds, such Lender's Ratable Portion of such proposed Advance. By 12:00 Noon (New York City time) in the case of Eurodollar Rate Portions and Base Rate Portions, on the date specified by the Borrower and the REIT in the Notice of Borrowing, subject to the fulfillment of the applicable conditions set forth in
Article III, the Administrative Agent will make such funds available to the Borrower at the Administrative Agent's aforesaid address or wire such funds as directed by Borrower and the REIT; provided that in the event that the Administrative Agent shall have received notice from a Lender prior to the date of any proposed Advance that such Lender will not make available to the Administrative Agent such Lender's Ratable Portion of such Advance, the Administrative Agent shall be under no obligation to fund such Lender's Ratable Portion of such Advance.

            (c) Each Base Rate Portion shall be in an aggregate amount of not less than $1,000,000.

            (d) Each Notice of Borrowing shall be irrevocable and binding on the Borrower and the REIT. In the case of any proposed Advance which the related Notice of Borrowing specifies is to be comprised of Eurodollar Rate Portions, the Borrower and the REIT shall indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure to fulfill on or before the date specified in such Notice of Borrowing for such proposed Advance the applicable conditions set forth in Article III, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund the Eurodollar Rate Portion to be made by such Lender as part of such proposed Advance when such Eurodollar Rate Portion, as a result of such failure, is not made on such date.

            (e) Unless the Administrative Agent shall have received notice from a Lender on or prior to the date of any proposed Advance that such Lender will not make available to the Administrative Agent such Lender's Ratable Portion of such Advance, the Administrative Agent may assume that such Lender has made such Ratable Portion available to the Administrative Agent on the date of such Advance in accordance with this Section 2.3 and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower and to the REIT on such date a corresponding amount. If and to the extent that such Lender shall not have so made such Ratable Portion available to the Administrative Agent, such Lender and the Borrower and the REIT severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at (i) in the case of the Borrower, the interest rate applicable at the time to the Advances and (ii) in the case of such Lender, the Federal Funds Rate unless such Lender has not repaid such funds within two (2) Business Days after the date on which the amounts were made available to the Borrower and the REIT, in which case at the Federal Funds Rate plus 1%, commencing on the third Business Day after the date on which the amounts were made available to Borrower and the REIT. If such Lender shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Lender's Ratable Portion of the Loan for purposes of this Agreement. If the Borrower shall repay to the Administrative Agent such corresponding amount, such payment shall not relieve such Lender of any obligation it may have to the Borrower or the REIT hereunder.

            (f) The failure of any Lender to make an Advance required to be made by it on the date for such proposed Advance shall not relieve any other Lender of its obligation, if any, hereunder to make its Advance on the date for such proposed Advance, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on the date for such proposed Advance.

            2.4. Administrative Fee; Non-Use Fee; Letter of Credit Fee; Facing Fee. (a) Borrower and the REIT shall pay to the Administrative Agent an administrative fee as compensation for administering and servicing the Loan and performing its duties under this Agreement and the Loan Documents equal to $50,000 per annum (the "Administrative Fee"). The Administrative Fee shall be paid in advance on the date hereof and on each anniversary thereof thereafter up to but not including the Final Maturity Date.

            (b) Borrower and the REIT shall pay to the Administrative Agent for the account of each Lender other than a Non-Funding Lender, the applicable Non-Use Fee, computed on the average daily unfunded portion of such Lender's Revolving Credit Commitment, from and including the Closing Date through and including the Final Maturity Date, payable in arrears, on the first day of each Calendar Quarter beginning after the Closing Date through the Final Maturity Date. The Administrative Agent shall notify Borrower within three (3) Business Days of the last day of the calendar quarter of the amount of the Non-Use Fee then due. Each payment of the Non-Use Fee, to the extent received by the Administrative Agent, shall constitute payment by Borrower and the REIT to each Lender in the amount of such Lender's Ratable Portion of the Non-Use Fee. For purposes of calculating the Non-Use Fees payable hereunder, (i) Swing Advances shall be included as part of the unfunded portion of the Revolving Credit Commitments and
(ii) Letter of Credit Outstandings shall not be included as part of the unfunded portion of the Revolving Credit Commitment.

            (c) Borrower and the REIT shall pay to the Administrative Agent for the account of each Lender other than a Non-Funding Lender, a fee in respect of each Letter of Credit (the "Letter of Credit Fee") computed for each day on and after the Closing Date at a rate equal to the applicable Eurodollar Rate Margin on the Stated Amount of each Letter of Credit on such date. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears, on the first day of each Calendar Quarter beginning after the Closing Date through the Final Maturity Date. The Administrative Agent shall notify Borrower within three (3) Business Days of the last day of the Calendar Quarter of the amount of the Letter of Credit Fee then due. Each payment of the Letter of Credit Fee, to the extent received by the Administrative Agent, shall constitute payment by Borrower and the REIT to each Lender in the amount of such Lender's Ratable Portion of the Letter of Credit Fee.

            (d) Borrower and the REIT shall pay to the Administrative Agent for the account of the Letter of Credit Issuer a fee in respect of each Letter of Credit issued by it (the "Facing Fee") computed at the rate of one eighth of one percent (0.125%) per annum on the average daily Stated Amount of such Letter of Credit during each Fiscal Quarter. Accrued Facing Fees shall be due and payable quarterly in arrears, on the first day of each Calendar Quarter beginning on the Closing Date through the Final Maturity Date.

            (e) The Borrower and the REIT agree to pay directly to the Letter of Credit Issuer upon each issuance of, drawing under, and/or amendment of, a Letter of Credit issued by it such amount as shall at the time of such issuance, drawing or amendment be the administrative charge which the Letter of Credit Issuer is customarily charging for issuances of, drawings under or amendments of, letters of credit issued by it.

            2.5. No Additional Advance; Reduction and Termination of the Commitments. (a) The Borrower and the REIT shall have no right to any further advances or readvances under the Term Loan Facility after the funding of the Term Loan Facility on the Closing Date.

            (b) The Borrower may, upon at least three (3) Business Days' prior notice to the Administrative Agent, terminate in whole or reduce in part the unused portions of the Revolving Credit Commitments of the Lenders; provided, however, that each partial reduction shall be in the aggregate amount of not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof; provided further that each such partial reduction shall be applied ratably to the unused portions of the Lender's Revolving Credit Commitments. All reductions and terminations pursuant to this Section 2.5(b) shall be permanent and Borrower and the REIT shall have no right to any advances or readvances with respect to the amounts so reduced or terminated.

            2.6. Repayment. The Borrower and the REIT shall repay the entire unpaid principal amount of the Loan on the Final Maturity Date.

            2.7. Prepayments. (a) The Borrower shall have no right to prepay the principal amount of the Loan other than as provided in this Section 2.7.

            (b) The Borrower may, upon at least two (2) Business Days' prior notice (which may be by telephone, provided that confirmation in writing is received within one (1) Business Day after such telephonic notice) to the Administrative Agent, stating the proposed date and aggregate principal amount of the prepayment, prepay the outstanding principal amount of the Loan in whole or ratably in part, without premium or penalty, together with accrued interest to the date of such prepayment on the principal amount prepaid; provided, however, that any prepayment of any Eurodollar Rate Portion made other than on the last day of an Interest Period for such Eurodollar Rate Portion shall be subject to payment by the Borrower to the Administrative Agent for the benefit of the Lenders of any costs, fees or expenses incurred by any Lender in connection with such prepayment including without limitation any costs to unwind any Eurodollar Rate contracts; and, provided, further, that each partial prepayment shall be in an aggregate principal amount not less than $3,000,000 or integral multiples of $100,000 in excess thereof. Upon the giving of such notice of prepayment, the principal amount of the Loan specified to be prepaid shall become due and payable on the date specified for such prepayment. The Administrative Agent shall notify each Lender of the receipt of such notice of prepayment on the Business Day following such receipt.

            (c) If at any time the sum without duplication of (i) the Principal Balance and (ii) the Letter of Credit Outstandings exceeds the lower of the Borrowing Base or the Commitments at such time (a "Borrowing Base Imbalance"), the Borrower and the REIT shall prepay the Loan in an amount equal to such excess, together with accrued interest, within one (1) Business Day of receipt by Borrower and the REIT of written notice from the Administrative Agent that a Borrowing Base Imbalance exists.

            (d) On the last day of each of the third, sixth, ninth and twelfth full calendar months of each of the first three years following the Closing Date, Borrower and the REIT shall prepay the outstanding principal balance of the Term Loan Facility in an amount equal to $1,500,000; if the Final Maturity Date of the Term Loan Facility is extended as provided in Section 2.18 below, on the last day of each of the third, sixth, ninth and twelfth full calender months during the first Extension Period, Borrower and the REIT shall prepay the outstanding principal balance of the Term Loan Facility in an amount equal to $25,500,000; if the Final Maturity Date of the Term Loan Facility is further extended as provided in Section 2.18 below, on the last day of each of the third, sixth, ninth and twelfth full calendar months during the second Extension Period, Borrower and the REIT shall prepay the outstanding principal balance of the Term Loan Facility in an amount equal to $30,000,000 (each such required payment of principal, a "Scheduled Payment").

            (e) In the event Borrower or the REIT is required, pursuant to the terms of any Indebtedness comprising Total Unsecured Indebtedness of the Borrower or the REIT, to prepay a portion of the principal balance of such Indebtedness upon the sale or conveyance of any Asset or of any interest in any Asset, Borrower and the REIT shall, on the Business Day immediately preceding the date on which such payment is due, prepay the Loan in an amount equal to the amount being prepaid pursuant to the terms of such Indebtedness.

            (f) Payments applied to the Principal Balance of the Loan (other than those payments made pursuant to paragraph (d) above) shall be applied to the Revolving Credit Facility or the Term Loan Facility as specified by Borrower; provided that in the event Borrower does not so specify, such payments shall be applied first to the Revolving Credit Facility and then to the Term Loan Facility. Each payment applied to the Principal Balance of the Term Loan Facility (including without limitation all Scheduled Payments) shall reduce the Facility Amount by the amount of such principal payment and each Lender's Term Commitment shall be reduced by its Ratable Portion of such principal payment.

            2.8. Conversion/Continuation Option. The Borrower may elect (i) at any time to convert Base Rate Portions to Eurodollar Rate Portions or (ii) at the end of any Interest Period with respect thereto, to convert Eurodollar Rate Portions into Base Rate Portions, or to continue such Eurodollar Rate Portions for an additional Interest Period or (iii) pursuant to Section 2.17, convert a Swing Advance into a Eurodollar Rate Portion or (iv) pursuant to Section 2.19, convert an Unpaid Drawing into a Eurodollar Rate Portion; provided, however, that the aggregate of the Eurodollar Rate Portions for each Interest Period therefor must be in the amount of $5,000,000 or an integral multiple of $500,000 in excess thereof. Each conversion or continuation shall be allocated among the Notes of all Lenders in accordance with their Ratable Portion. Each such election shall be in substantially the form of Exhibit C hereto (a "Notice of Conversion or Continuation") and shall be made by giving the Administrative Agent prior to 10:00 a.m. New York City Time, at least three (3) Business Days' prior notice (in writing or by telephone, provided, that if such notice is by telephone, written confirmation shall be received within one (1) Business Day of such telephonic notice) thereof, which notice shall be irrevocable, specifying
(A) the amount and type of conversion or continuation, (B) in the case of a conversion to or a continuation of Eurodollar Rate Portions, each Interest Period therefor, and (C) in the case of a conversion, the date of conversion (which date shall be a Business Day and, if a conversion from Eurodollar Rate Portions, shall also be the last day of the Interest Period therefor). In no event shall more than five Eurodollar Rate Portions be outstanding at any one time. The Administrative Agent shall promptly notify each Lender of its receipt of a Notice of Conversion or Continuation and of the contents thereof and such Lender's Ratable Portion of the Loan to be converted. Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Portions to Eurodollar Rate Portions, and no continuation in whole or in part of Eurodollar Rate Portions upon the expiration of any Interest Period therefor, shall be permitted at any time at which a Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.8, the Administrative Agent does not receive a Notice of Conversion or Continuation from the Borrower containing a permitted election to continue any Eurodollar Rate Portions for an additional Interest Period or to convert any such portions of the Loan, then, upon the expiration of the Interest Period therefor, such portions of the Loan will be automatically converted to Base Rate Portions. Each Notice of Conversion or Continuation shall be irrevocable. Notwithstanding the foregoing, Borrower shall have no right to convert a Swing Advance or any Unpaid Drawing into a Eurodollar Portion other than in accordance with Sections 2.17 and 2.19 respectively.

            2.9. Interest. (a) Borrower and the REIT shall pay interest on the unpaid principal amount of the Loan from the date hereof until the Principal Balance and all Obligations shall be paid in full, at the following rates per annum:

                  (i) From and including the date hereof through and including September 15, 1997, a rate per annum equal to 7.65%, payable on October 1, 1997.

                  (ii) From and including September 16, 1997 and thereafter, for Base Rate Portions, at a rate per annum equal at all times to the Base Rate in effect from time to time plus the Base Rate Margin, payable monthly, in arrears, on October 1, 1997 and on the first day of each month thereafter and on the Final Maturity Date.

                  (iii) From and including the commencement of any Interest Period in accordance with the terms of this Agreement, and thereafter for Eurodollar Rate Portions, at a rate per annum equal at all times during the applicable Interest Period for each Eurodollar Rate Portion to the sum of the Eurodollar Rate for such Interest Period plus the Eurodollar Rate Margin in effect on the first day of such Interest Period, payable monthly, in arrears, on October 1, 1997 and the first day of each month thereafter and on the Final Maturity Date.

                  (iv) from and including the date on which any Swing Advance is made, and thereafter for Swing Advances outstanding from time to time, at a rate per annum equal to the Swing Advance Rate, payable monthly, in arrears, on the first day of the month immediately succeeding the date on which a Swing Advance is made and on the first day of each month thereafter and on the Final Maturity Date or the date such Swing Advance is repaid in full, if earlier.

            (b) Upon the occurrence of an Event of Default, or if the principal indebtedness is declared immediately due and payable either automatically pursuant to Section 8.1(f) or by the Administrative Agent pursuant to the provisions of this Agreement or any other Loan Document, or if the Loan is not paid in full on the Final Maturity Date, the Borrower and the REIT shall thereafter, unless and until such date, if any, as the Lenders may elect, in their sole and absolute discretion, to waive, in writing, all or any portion of such default rate of interest, pay interest on the Principal Balance from the date of the Default which gave rise to such Event of Default, such declaration (whether or not automatic) or the Final Maturity Date, as the case may be, until the date on which the Principal Balance and all Obligations are paid in full (whether before or after judgment), at a rate per annum (calculated for the actual number of days elapsed on the basis of a 360-day year) equal to, on a daily basis, 3% plus the Base Rate (the "Default Rate"), provided, however, that such interest rate shall in no event exceed the maximum interest rate which the Borrower may by law pay.

            2.10. Interest Rate Determination and Protection. (a) The Eurodollar Rate for each Interest Period for Eurodollar Rate Portions shall be determined by the Administrative Agent two Business Days before the first day of such Interest Period.

            (b) The Administrative Agent shall give prompt notice to the Borrower and the Lenders of the applicable interest rate determined by the Administrative Agent for purposes of Section 2.9(a) or (b).

            (c) If, with respect to Eurodollar Rate Portions, the Majority Lenders in good faith notify the Administrative Agent that the Eurodollar Rate for any Interest Period therefor will not adequately reflect the cost to such Majority Lenders of making such Eurodollar Rate Portion or funding or maintaining their respective Eurodollar Rate Portions for such Interest Period, the Administrative Agent shall forthwith so notify the Borrower and the Lenders, whereupon

                  (i) each Eurodollar Rate Portion will automatically, on the last day of the then existing Interest Period therefor, convert into a Base Rate Loan Portion; and

                  (ii) the obligations of the Lenders to make or maintain Eurodollar Rate Portions or to convert Base Rate Portions into Eurodollar Rate Portions shall be suspended until the Administrative Agent shall notify the Borrower that such Lenders have determined that the circumstances causing such suspension no longer exist.

            (d) After January 31, 1998, the Borrower will maintain until such time as the Principal Balance and all interest accrued and unpaid thereon and all other sums due hereunder or in the Loan Documents have been paid in full, interest rate protection agreements with a term of at least one year, or other interest rate protection or hedge products, in each case on terms and conditions and with counterparties mutually acceptable to the Borrower and the Lenders (and with respect to counterparties, the Lenders will not unreasonably withhold their approval), establishing a fixed or maximum interest rate of no more than ten percent (10%) per annum with respect to an amount equal to or greater than fifty percent (50%) of the portion of the Total Indebtedness of the Borrower, the Borrower's Subsidiaries and the REIT that bears interest at a variable or floating rate per annum.

            2.11. Increased Costs. Notwithstanding the provisions of Section 2.10(c), if, due to either (a) the introduction of or any change in or in the interpretation of any law or regulation (other than any change by way of imposition or increase of reserve requirements included in determining the Eurodollar Rate Reserve Percentage) or (b) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to any Lender of agreeing to make or making, funding or maintaining any Eurodollar Rate Portion, then the Borrower and the REIT shall from time to time, upon demand by such Lender (with a copy of such demand to the Administrative Agent), pay to the Administrative Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost. A certificate as to the amount of such increased cost, submitted to the Borrower and the Administrative Agent by such Lender, shall be conclusive and binding for all purposes, absent manifest error. If the Borrower so notifies the Administrative Agent within five Business Days after any Lender notifies the Borrower of any increased cost pursuant to the foregoing provisions of this Section 2.11, the Borrower and the REIT may either (i) prepay in full all Eurodollar Rate Portions of such Lender then outstanding in accordance with Section 2.7(b) and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.11 or (ii) convert all Eurodollar Rate Portions of all Lenders then outstanding into Base Rate Portions in accordance with Section 2.8 and, additionally, reimburse such Lender for such increased cost in accordance with this Section 2.11. This provision shall survive the payment in full of the Loan.

            2.12. Illegality. Notwithstanding any other provision of this Agreement, if the introduction of or any change in or in the interpretation of any law or regulation shall make it unlawful, or any central bank or other Governmental Authority shall assert that it is unlawful, for any Lender or its Eurodollar Lending Office to make Eurodollar Rate Portions or to continue to fund or maintain Eurodollar Rate Portions, then, on notice thereof and demand therefor by such Lender to the Borrower through the Administrative Agent, (a) the obligation of such Lender to make or to continue Eurodollar Rate Portions and to convert Base Rate Portions into Eurodollar Rate Portions shall terminate and (b) the Borrower and the REIT shall forthwith prepay in full all Eurodollar Rate Portions of such Lender then outstanding, together with interest accrued thereon, unless the Borrower, within five Business Days of such notice and demand, converts all Eurodollar Rate Portions of all Lenders then outstanding into Base Rate Portions. This provision shall survive the payment in full of the Loan.

            2.13. Capital Adequacy. If (a) the introduction of or any change in or in the interpretation of any law or regulation, (b) compliance with any law or regulation, or (c) compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) affects or would affect the amount of capital required or expected to be maintained by any Lender or any corporation controlling any Lender and such Lender reasonably determines that such amount is based upon the existence of such Lender's Commitments and its other commitments and loans of this type, then, upon demand by such Lender (with a copy of such demand to the Administrative Agent), the Borrower and the REIT shall pay to the Administrative Agent for the account of such Lender, from time to time as specified by such Lender, additional amounts sufficient to compensate such Lender in the light of such circumstances, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's Commitments. A certificate as to such amounts submitted to the Borrower and the Administrative Agent by such Lender shall be conclusive and binding for all purposes absent manifest error. This provision shall survive the payment in full of the Loan.

            2.14. Payments and Computations. (a) The Borrower and the REIT shall make each payment hereunder and under the Notes not later than 11:00 A.M. (New York City time) on the day when due, in Dollars, to the Administrative Agent for the ratable benefit of the Lenders at its address referred to in Section 10.2 in immediately available funds without set-off or counterclaim; provided, however, in the event Borrower gives telephonic notice to the Administrative Agent by 11:00 AM (New York City time) on the day when due that a payment has been made by wire transfer of immediately available funds, such payment may be received by the Administrative Agent not later than 2:00 PM (New York City time) on the same day. The Administrative Agent will promptly thereafter cause to be distributed immediately available funds relating to the payment of principal or interest or fees (other than amounts payable pursuant to Section 2.4(d), 2.4(e), 2.11, 2.12, 2.13, 2.14(f), 2.15, 2.17 or 2.19) to the Lenders, in accordance with their respective Ratable Portions, for the account of their respective Applicable Lending Offices, and like funds relating to the payment of any other amount payable to any Lender to such Lender for the account of its Applicable Lending Office, in each case to be applied in accordance with the terms of this Agreement. To the extent the foregoing payments are received by the Administrative Agent prior to 11:00 A.M. (New York City time), or prior to 2:00 P.M. (New York City time) if Borrower has given the Administrative Agent the notice required above, and are not distributed to the Lenders on the same day, the Administrative Agent shall pay to each Lender in addition to the amount distributed to such Lender, interest thereon, for each day from the date such amount is received by the Administrative Agent until the date such amount is distributed to such Lender, at the Federal Funds Rate. Payment received by the Administrative Agent after 11:00 A.M. (New York City time) or after 2:00 P.M. (New York City time), if Borrower has given the Administrative Agent the notice required above, shall be deemed to be received on the next Business Day.

            (b) The Borrower and the REIT hereby authorize each Lender, if and to the extent payment owed to such Lender is not made when due hereunder, to charge from time to time against any or all of the Borrower's or the REIT's accounts with such Lender any amount so due.

            (c) All computations of interest based on the Base Rate, the Eurodollar Rate or the Federal Funds Rate and of fees shall be made by the Administrative Agent on the basis of the actual number of days elapsed in a 360-day year. Each determination by the Administrative Agent of an interest rate hereunder shall be conclusive and binding for all purposes, absent manifest error.

            (d) Whenever any payment hereunder or under the Notes shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or fees, as the case may be;

            (e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent the Borrower shall not have so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender together with interest thereon, for each day from the date such amount is distributed to such Lender until the date such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.

            (f) If any Lender (a "Non-Funding Lender") has (x) failed to make an Advance required to be made by it hereunder, and further fails to make such Advance within three (3) days after notice of such failure to Advance by the Administrative Agent and the Administrative Agent has determined that such Lender is not likely to make such Advance or (y) given notice to the Borrower or the Administrative Agent that it will not make other than as a result of the termination of the obligation of the Lenders to make Advance pursuant to Section 8.2, or that it has disaffirmed or repudiated any obligation to make, Advances, (i) such Non-Funding Lender shall lose any and all voting rights hereunder, and (ii) any payment made on account of the Principal Balance and interest thereon and Fees shall be made as follows:

                  (A) in the case of any such payment made on any date when and to the extent that, in the determination of the Administrative Agent, the Borrower would be able, under the terms and conditions hereof, to reborrow the amount of such payment under the Commitments and to satisfy any applicable conditions precedent set forth in Article III to such reborrowing, such payment shall be made on account of the Principal Balance of the Loan held by the Lenders other than the Non-Funding Lender pro rata according to the respective outstanding principal amounts of the Loan of such Lenders and otherwise in accordance with the terms of this Agreement;

                  (B) otherwise, such payment shall be made on account of the Principal Balance of the Loan held by the Lenders pro rata according to the respective outstanding principal amounts of the Loan and otherwise in accordance with the terms of this Agreement; and

                  (C) any payment made on account of interest, Fees, on the Loan shall be made pro rata according to the respective amounts of accrued and unpaid interest, Fees, due and payable on the Loan with respect to which such payment is being made; notwithstanding the foregoing, in the event that any payment of interest, Fees, made by Borrower and the REIT is less than the full amount of interest, Fees, then accrued and unpaid, such payment shall be made first to the Non-Defaulting Lenders pro rata according to the respective amounts of accrued and unpaid interest, Fees, due and payable on the Loan with respect to which such partial payment is being made and after such Non-Defaulting Lenders have been paid in full, to the Non-Funding Lenders, pro rata according to the respective amounts of the accrued and unpaid interest and Fees due and payable on the Loan with respect to which such partial payment is being made.

            2.15. Taxes. (a) Any and all payments by the Borrower and the REIT under each Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Administrative Agent, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Administrative Agent (as the case may be) is organized or any political subdivision thereof and, in the case of each Lender, taxes measured by its net income, and franchise taxes imposed on it, by the jurisdiction of such Lender's Applicable Lending Office or any political subdivision thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities (excluding, in the case of such Lender or the Administrative Agent, taxes imposed by reason of any failure of such Lender or the Administrative Agent, if such Lender or the Administrative Agent is entitled at such time to a total or partial exemption from withholding that is required to be evidenced by a United States Internal Revenue Service Form 1001 or 4224 or any successor or additional form, to deliver to the Administrative Agent or the

Borrower, from time to time as required by the Administrative Agent or the Borrower or the REIT, such Form 1001 or 4224 (as applicable) or any successor or additional form, completed in a manner reasonably satisfactory to the Administrative Agent or the Borrower) being hereinafter referred to as "Taxes". If the Borrower or the REIT shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender or the Administrative Agent (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including, without limitation, deductions applicable to additional sums payable under this Section 2.15) such Lender or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower or the REIT, as applicable, shall make such deductions, (iii) the Borrower or the REIT, as applicable, shall pay the full amount deducted to the relevant taxing authority or other authority in accordance with applicable law, and (iv) the Borrower or the REIT, as applicable, shall deliver to the Administrative Agent evidence of such payment to the relevant taxation or other authority.

            (b) In addition, the Borrower and the REIT agree to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies of the United States or any political subdivision thereof or any applicable foreign jurisdiction which arise from any payment made under any Loan Document or from the execution, delivery or registration of, or otherwise with respect to, any Loan Document (collectively, "Other Taxes").

            (c) The Borrower and the REIT will indemnify each Lender and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section 2.15) paid by such Lender or the Administrative Agent (as the case may be) and any liability (including, without limitation, for penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes or Other Taxes were correctly or legally asserted. This indemnification shall be made within 30 days from the date such Lender or the Administrative Agent (as the case may be) makes written demand therefor.

            (d) Within 30 days after the date of any payment of Taxes or Other Taxes, the Borrower will furnish to the Administrative Agent, at its addressed referred to in Section 10.2, the original or a certified copy of a receipt evidencing payment thereof.

            (e) Without prejudice to the survival of any other agreement of the Borrower or the REIT hereunder, the agreements and obligations of the Borrower and the REIT contained in this Section 2.15 shall survive the payment in full of the Obligations.

            (f) Prior to the Closing Date in the case of each Lender that is a signatory hereto, and on the date of the Assignment and Acceptance pursuant to which it becomes a Lender in the case of each other Lender and from time to time thereafter if requested by the Borrower or the REIT or the Administrative Agent, each Lender organized under the laws of a jurisdiction outside the United States that is entitled to an exemption from United States withholding tax, or that is subject to such tax at a reduced rate under an applicable tax treaty, shall provide the Administrative Agent and the Borrower and the REIT with an IRS Form 4224 or Form 1001 or other applicable form, certificate or document prescribed by the IRS certifying as to such Lender's entitlement to such exemption or reduced rate with respect to all payments to be made to such Lender hereunder and under the Notes. Unless the Borrower, the REIT and the Administrative Agent have received forms or other documents satisfactory to them indicating that payments hereunder or under any Note are not subject to United States withholding tax or are subject to such tax at a rate reduced by an applicable tax treaty, the Borrower, the REIT or the Administrative Agent shall withhold taxes from such payments at the applicable statutory rate in the case of payments to or for any Lender organized under the laws of a jurisdiction outside the United States.

            (g) Any Lender claiming any additional amounts payable pursuant to this Section 2.15 shall use its best efforts (consistent with its internal policy and legal and regulatory restrictions) to change the jurisdiction of its Applicable Lending Office if the making of such a change would avoid the need for, or reduce the amount of, any such additional amounts which may thereafter accrue and would not, in the reasonable judgment of such Lender, be otherwise disadvantageous to such Lender.

            2.16. Sharing of Payments, Etc. If any Lender (other than the Swing Advance Bank) shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of Advances made by it (other than pursuant to Section 2.13 or 2.15), and there is a Swing Advance outstanding in respect of which the Swing Advance Bank has not received payment in full from the Lenders pursuant to Section 2.17(d) or (e), such Lender (a "Purchasing Lender") shall purchase a participation in all such Swing Advances in an amount equal to the lesser of such payment and the amount of such Swing Advances for which the Swing Advance Bank has not so received payment in full. If, after giving effect to the foregoing, any Lender shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) on account of the Advances made by it (other than pursuant to Sections 2.13 or 2.15) in excess of its Ratable Portion of payments on account of the Loan obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the principal amounts evidenced by their Notes as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them.

            2.17. Swing Advances. (a) The Swing Advance Bank, on the terms and subject to the conditions contained in this Agreement, shall make advances under the Revolving Credit Facility (each a "Swing Advance") to the Borrower and the REIT from time to time on any Business Day during the period from the date hereof until the day preceding the Final Maturity Date in an aggregate amount not to exceed at any time outstanding the lesser of (i) $50,000,000, and (ii) the Swing Advance Bank's Ratable Portion of the Available Credit; provided that the Swing Advance Bank shall not be requested to make a Swing Advance to refinance an outstanding Swing Advance. The Swing Advance Bank shall be entitled to rely on the most recent Borrowing Base Certificate delivered to the Administrative Agent. Within the limits set forth above, Swing Advances repaid may be reborrowed under this Section 2.17.

            (b) Each Swing Advance shall be made upon a Notice of Borrowing for a Swing Advance being given by the Borrower and the REIT to the Swing Advance Bank by no later than 11:00 A.M. (New York City time) on the Business Day of the proposed Swing Advance. Upon fulfillment of the applicable conditions set forth in Article III, the Swing Advance Bank will make each Swing Advance available on the same day to the Borrower and the REIT at the Administrative Agent's address referred to in Section 10.2. All Swing Advances shall bear interest, and be payable as provided in Section 2.9(a)(iv).

            (c) Each Swing Advance shall be in an aggregate amount of not less than $1,000,000.00.

            (d) The Swing Advance Bank, (i) at any time in its sole and absolute discretion, may and (ii) shall at least once each calendar month in which any Swing Advance is outstanding and (iii) shall, upon receipt of a Notice of Conversion or Continuation from the Borrower and the REIT, on behalf of the Borrower and the REIT request each Lender, including the Swing Advance Bank, by notice given to the Administrative Agent, to make an Advance in an amount equal to such Lender's Ratable Portion of the Swing Advance outstanding on the date such notice is given. The Administrative Agent shall give to each Lender prompt notice of the Administrative Agent's receipt of such notice and each Lender's Ratable Portion of such Swing Advances. Each Lender shall before 12:00 Noon (New York City time) on the next Business Day or, if Borrower or the Swing Advance Bank requested a Conversion of the Swing Advance into a Eurodollar Rate Portion, on the fourth Business Day after it has received notice from the Administrative Agent, make available to the Administrative Agent, in immediately available funds, the amount of its Ratable Portion of the principal amount of such Swing Advances. Upon such payment by a Lender, the Swing Advances shall be deemed to have been repaid and such Lender shall be deemed to have made an Advance to the Borrower and the REIT in the amount of such payment and such Advance shall constitute a Base Rate Portion unless Borrower and the REIT or the Swing Advance Bank requested a conversion into a Eurodollar Rate Portion. The Administrative Agent shall use such funds to repay the Swing Advance to the Swing Advance Bank. If any Lender fails to make such amount available to the Swing Advance Bank on the date when such amount would otherwise be required to be made pursuant to the preceding paragraph, the Swing Advance Bank shall be entitled to recover such amount on demand from such Lender together with interest accrued from such date at the Federal Funds Rate unless such Lender has not made such funds available within two (2) Business Days after the date on which such amount was due, in which case at the Federal Funds Rate plus one percent (1%) commencing on the third Business Day after the date on which the amounts were due. To the extent that any Lender fails to make such payment to the Swing Advance Bank, the Borrower and the REIT shall repay such Swing Advances on demand and in any event on the Final Maturity Date.

            (e) During the continuance of an Event of Default under Section 8.1(f), each Lender shall acquire, without recourse or warranty, an undivided participation in each Swing Advance otherwise required to be repaid by such Lender pursuant to the preceding paragraph, which participation shall be in a principal amount equal to such Lender's Ratable Portion of such Swing Advance, by paying to the Swing Advance Bank on the date on which such Lender would otherwise have been required to make a payment in respect of such Swing Advance pursuant to the preceding paragraph, in immediately available funds, an amount equal to such Lender's Ratable Portion of such Swing Advance. If such amount is not in fact made available to the Swing Advance Bank on the date when such amount would otherwise be required to be made pursuant to the preceding paragraph, the Swing Advance Bank shall be entitled to recover such amount on demand from that Lender together with interest accrued from such date at the Federal Funds Rate unless such Lender has not made such funds available within two (2) Business Days after the date on which such amount was due, in which case at the Federal Funds Rate plus one percent (1%) commencing on the third Business Day after the date on which the amounts were due. From and after the date on which any Lender purchases an undivided participation interest in a Swing Advance pursuant to this paragraph (e), the Swing Advance Bank shall promptly distribute to such Lender such Lender's Ratable Portion of all payments of principal and of interest on such Swing Advance, other than those received from a Lender pursuant to Section 2.16 or this or the preceding paragraph (d). If any payment made by or on behalf of the Borrower and the REIT and received by the Swing Advance Bank with respect to any Swing Advance is rescinded or must otherwise be returned by the Swing Advance Bank for any reason and the Swing Advance Bank has made a payment to the Administrative Agent, on account thereof, each Lender shall, upon notice to the Swing Advance Bank, forthwith pay over to the Swing Advance Bank an amount equal to such Lender's pro rata share of the payment so rescinded or returned based on the respective amounts paid in respect thereof to the Lenders pursuant to the preceding paragraph (d).

            2.18. Extension of Maturity Date. (a) Provided no Event of Default has occurred and is continuing at the time of exercise or the commencement of the related Extension Period, Borrower and the REIT shall have two (2) successive options to extend the Final Maturity Date with respect to the Term Loan Facility only for an additional period of one (1) year on each such option (each an "Extension Period"), such extended term to begin respectively upon the Final Maturity Date or the expiration of the first Extension Period as applicable. If Borrower and the REIT shall elect to exercise the aforesaid options, it shall do so by giving written notice to the Administrative Agent on or prior to the date that is sixty (60) days prior to the Final Maturity Date or the expiration of the first Extension Period, as applicable. Upon receipt by the Administrative Agent of such notice, the Final Maturity Date shall be extended, but only upon the following terms and conditions:

            (i) Both at the commencement of the related Extension Period and at all times during the prior twelve (12) months, Borrower and the REIT have an Unsecured Debt Rating of at least BB+as assigned by Standard & Poor's Rating Services or Ba1 as assigned by Moody's Investor Service, Inc. (the "Minimum Rating");

            (ii) On the first day of the first and second Extension Period, as the case may be, Borrower and the REIT shall pay to the Administrative Agent on behalf of the Lenders an extension fee equal to 0.175% of the Principal Balance at the time of commencement of the related Extension Period;

            (iii) The Base Rate Margins and Eurodollar Rate Margins in effect during each Extension Period shall be determined in accordance with the respective definitions of such terms as provided in this Agreement; and

            (iv) The Borrower and the REIT shall make prepayments of principal in accordance with Section 2.7(d).

            (b) Under no circumstances shall Borrower or the REIT have any right to extend the Final Maturity Date of the Revolving Credit Facility.

            2.19. Letters of Credit.(a) Subject to and upon the terms and conditions herein set forth, the Borrower and the REIT may request the Letter of Credit Issuer at any time and from time to time on or after the Closing Date and prior to the Final Maturity Date to issue, for the account of the Borrower and in support of (x) trade obligations, workmen's compensation, deposits and downpayments in connection with the acquisition of Assets, and other obligations of the Borrower or a Borrower Subsidiary incurred in the ordinary course of its business and/or (y) such other obligations of the Borrower or Borrower Subsidiary to any other Person that are acceptable to both the Administrative Agent and the Letter of Credit Issuer, and the Letter of Credit Issuer, subject to and upon the terms and conditions herein set forth, agrees to issue irrevocable letters of credit in such form as may be reasonably approved by the Letter of Credit Issuer and the Administrative Agent (each such letter of credit, a "Letter of Credit" and collectively, the "Letters of Credit").

            (b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letter of Credit Outstandings at such time, would exceed the lesser of (x) $10,000,000.00 and (y) an amount equal to the Letter of Credit Issuer's Ratable Portion of the Available Credit at such time and (ii) each Letter of Credit shall have an expiration date occurring not later than one year after such Letter of Credit's date of issuance (although any Letter of Credit may be renewable for successive periods of up to 12 months subject to continued compliance with the conditions precedent to its issuance), but in no event shall any Letter of Credit have an expiration date (whether by renewal or otherwise) beyond the Business Day next preceding the Final Maturity Date.

            (c) Notwithstanding the foregoing, in the event that any Lender has failed to make an Advance required to be made by it hereunder, the Letter of Credit Issuer shall not be required to issue any Letter of Credit unless the Letter of Credit Issuer has entered into arrangements satisfactory to it and the Borrower and the REIT to eliminate the Letter of Credit Issuer's risk with respect to the participation in Letters of Credit by the Non-Funding Lender, including, without limitation, by cash collateralizing such Non-Funding Lender's Ratable Portion of the Letter of Credit Outstandings.

            (d) Whenever it desires that a Letter of Credit be issued, the Borrower shall give the Administrative Agent and the Letter of Credit Issuer written notice in the form provided by the Letter of Credit Issuer prior to 1:00 P.M. (New York time) at least five Business Days (or such shorter period as may be acceptable to the Letter of Credit Issuer) prior to the proposed date of issuance (which shall be a Business Day) (each a "Letter of Credit Request"), which Letter of Credit Request shall include an application for such Letter of Credit and any other documents that the Letter of Credit Issuer customarily requires in connection therewith (the "Credit Documents") to the addresses set forth on Exhibit H. The Administrative Agent shall promptly notify each Lender of each Letter of Credit Request.

            (e) The Letter of Credit Issuer shall, on the date of each issuance of a Letter of Credit by it, give the Administrative Agent, each Lender and the Borrower and the REIT written notice of the issuance of such Letter of Credit, accompanied by a copy to the Administrative Agent of the Letter of Credit or Letters of Credit issued by it. The Letter of Credit Issuer shall provide to the Administrative Agent a monthly summary describing each Letter of Credit issued by the Letter of Credit Issuer and then outstanding.

            (f) The Borrower and the REIT hereby agree to reimburse the Letter of Credit Issuer, by making payment to the Administrative Agent in immediately available funds at its address referred to in Section 10.2, for any payment or disbursement made by the Letter of Credit Issuer under any Letter of Credit (each such amount so paid or disbursed until reimbursed, an "Unpaid Drawing") or by requesting an Advance hereunder in accordance with Section 2.3 or requesting that the Letter of Credit Issuer exercise its rights under Section 2.19(j) to convert such Unpaid Drawings into Eurodollar Portions and delivering a Notice of Conversion or Continuation pursuant to Section 2.8, immediately after, and in any event on the date on which, the Letter of Credit Issuer notifies the Administrative Agent and the Borrower and the REIT of such payment or disbursement (which notice to the Borrower and the REIT shall be delivered reasonably promptly after any such payment or disbursement), with interest on the amount so paid or disbursed by the Letter of Credit Issuer, to the extent not reimbursed prior to 1:00 P.M. (New York time) on the date of such payment or disbursement, from and including the date paid or disbursed to but not including the date the Letter of Credit Issuer is reimbursed therefor at a rate per annum which shall be the rate then applicable to Base Rate Portions (or, if not reimbursed by the third Business Day after the date of such payment or disbursement a rate per annum equal to the Default Rate), such interest also to be payable on demand.

            (g) The Borrower's and the REIT's obligation under Section 2.19(f) above to reimburse the Letter of Credit Issuer with respect to Unpaid Drawings (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or the REIT may have or have had against the Letter of Credit Issuer, the Administrative Agent, or any Lender, including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of such drawing, provided, however, that after paying in full such reimbursement hereunder, nothing herein shall adversely affect the right of the Borrower or the REIT, as the case may be, to commence any proceeding against the Letter of Credit Issuer for any wrongful disbursement made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Letter of Credit Issuer.

            (h) Immediately upon the issuance by the Letter of Credit Issuer of any Letter of Credit, the Letter of Credit Issuer shall be deemed to have sold and transferred to each Lender which holds a Revolving Credit Commitment and each such Lender (each a "Letter of Credit Participant") shall be deemed irrevocably and unconditionally to have purchased and received from the Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation, to the extent of such Lender's Ratable Portion of the Stated Amount, in such Letter of Credit, each substitute letter of credit, each drawing made thereunder and the obligations of the Borrower and the REIT under this Agreement with respect thereto (although Letter of Credit Fees shall be payable directly to the Administrative Agent for the account of the Lender as provided in Section 2.4(c) and the Letter of Credit Participants shall have no right to receive any portion of any Facing Fees) and any security therefor for guaranty pertaining thereto. Upon any change in the Commitments of the Lenders pursuant to Section 10.7, it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings, there shall be an automatic adjustment to the participations pursuant to this Section 2.19(h) to reflect the new Commitments of the assigning and assignee Lenders.

            (i) In determining whether to pay under any Letter of Credit, the Letter of Credit Issuer shall not have any obligation relative to the Letter of Credit Participants other than to determine that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the Letter of Credit Issuer under or in connection with any Letter of Credit if taken or omitted in the absence of gross negligence or willful misconduct, shall not create for the Letter of Credit Issuer any resulting liability.

            (j) In the event that the Letter of Credit Issuer makes any payment under any Letter of Credit and (1) the Borrower or the REIT shall not have reimbursed such amount in full to such Letter of Credit Issuer pursuant to
Section 2.19(f) on the date such payment was made, or (2) the Borrower and the REIT have delivered a Notice of Conversion or Continuation requesting the Letter of Credit Issuer to exercise its rights under this Section 2.19(j) to convert the Unpaid Drawing to a Eurodollar Rate Portion, the Letter of Credit Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Letter of Credit Participant thereof, and each Letter of Credit Participant shall promptly and unconditionally no later than one (1) Business Day after notification with respect to the failure to pay under clause
(1) above or on the fourth Business Day after notification in the case of Borrower's delivery of a Notice of Conversion or Continuation pursuant to clause
(2) above, pay to the Administrative Agent for the account of the Letter of Credit Issuer, the amount of such Letter of Credit Participant's Ratable Portion of the Unpaid Drawing of such Letter of Credit in U.S. dollars and in same day funds, provided, however, that no Letter of Credit Participant shall be obligated to pay to the Administrative Agent its Ratable Portion of such unreimbursed amount for any wrongful payment made by the Letter of Credit Issuer under a Letter of Credit as a result of acts or omissions constituting willful misconduct or gross negligence on the part of the Letter of Credit Issuer. Upon such payment by a Lender, the Unpaid Drawings shall be deemed to have been repaid and such Lender shall be deemed to have made an Advance to the Borrower and the REIT in the amount of such payment and such Advance shall constitute a Base Rate Portion unless Borrower and the REIT have requested a Eurodollar Rate Portion pursuant to the Notice of Conversion or Continuation, in which case it shall constitute a Eurodollar Rate Portion. If the Administrative Agent so notifies any Letter of Credit Participant required to fund a payment under a Letter of Credit prior to 11:00 A.M. (New York time) on any Business Day, such Letter of Credit Participant shall make available to the Administrative Agent for the account of the Letter of Credit Issuer such Letter of Credit of the amount of such payment on such Business Day or on the fourth Business Day after such notice if a conversion to a Eurodollar Rate Portion has been requested, in same day funds. If and to the extent such Letter of Credit Participant shall not have so made its Ratable Portion of the amount of such payment available to the Administrative Agent for the account of the Letter of Credit Issuer, such Participant agrees to pay to the Administrative Agent for the account of the Letter of Credit Issuer, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at the Federal Funds Rate unless such Participant has not repaid such funds within two (2) Business Days after the date on which such amount was due, in which case at the Federal Funds Rate plus 1%, commencing on the third Business Day after the date on which such amount was due. The failure of any Letter of Credit Participant to make available to the Administrative Agent for the account of the Letter of Credit Issuer its Ratable Portion of any payment under any Letter of Credit shall not relieve any other Letter of Credit Participant of its obligation hereunder to make available to the Administrative Agent for the account of Letter of Credit Issuer its Ratable Portion of any payment under any Letter of Credit on the date required, as specified above, but no Letter of Credit Participant shall be responsible for the failure of any other Letter of Credit Participant to make available to the Administrative Agent for the account of such Letter of Credit Issuer such other Letter of Credit Participant's Ratable Portion of any such payment.

            (k) During the continuance of an Event of Default under Section 8.1(f), each Lender shall acquire, without recourse or warranty, an undivided participation in each Unpaid Drawing otherwise required to be repaid by such Lender pursuant to the preceding paragraph, which participation shall be in a principal amount equal to such Lender's Ratable Portion of such Unpaid Drawing, by paying to the Letter of Credit Issuer on the date on which such Lender would otherwise have been required to make a payment in respect of such Unpaid Drawing pursuant to the preceding paragraph, in immediately available funds, an amount equal to such Lender's Ratable Portion of such Unpaid Drawing. If such amount is not in fact made available to the Letter of Credit Issuer on the date when such amount would otherwise be required to be made pursuant to the preceding paragraph, the Letter of Credit Issuer shall be entitled to recover such amount on demand from that Lender together with interest accrued from such date at the Federal Funds Rate unless such Lender has not made such funds available within two (2) Business Days after such amount was due, in which case at the Federal Funds Rate plus one percent (1%) commencing on the third Business Day after the date on which such amount was due. From and after the date on which any Lender purchases an undivided participation interest in a Unpaid Drawing pursuant to this paragraph (k), the Letter of Credit Issuer shall promptly distribute to such Lender such Lender's Ratable Portion of all payments of principal and of interest on such Unpaid Drawing, other than those received from a Lender pursuant to Section 2.16 or this or the preceding paragraph (j). If any payment made by or on behalf of the Borrower and the REIT and received by the Letter of Credit Issuer with respect to any Unpaid Drawing is rescinded or must otherwise be returned by the Letter of Credit Issuer for any reason and the Letter of Credit Issuer has made a payment to the Administrative Agent, on account thereof, each Lender shall, upon notice to the Letter of Credit Issuer, forthwith pay over to the Letter of Credit Issuer an amount equal to such Lender's pro rata share of the payment so rescinded or returned based on the respective amounts paid in respect thereof to the Lenders pursuant to the preceding paragraph (j).

                  (l) Whenever the Letter of Credit Issuer receives a payment of a reimbursement obligation as to which the Administrative Agent has received for the account of the Letter of Credit Issuer any payments from the Letter of Credit Participants pursuant to clause (j) above, the Letter of Credit Issuer shall pay to the Administrative Agent and the Administrative Agent shall promptly pay to each Letter of Credit Participant which has paid its Ratable Portion thereof, in U.S. dollars and in same day funds, an amount equal to such Letter of Credit Participant's Ratable Portion of the principal amount thereof and interest thereon accruing after the purchase of the respective participations, including without limitation amounts received pursuant to
Section 2.19(f).

                  (m) The obligations of the Letter of Credit Participants to make payments to the Administrative Agent for the account of the Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:

                  (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;

                  (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;


                  (iii) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;

                  (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; or

                  (v) any loss or delay in the transmission or otherwise of any document or draft required in order to make a disbursement under a Letter of Credit.

None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Letter of Credit Issuer or any Lender holding a Revolving Credit Commitment hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any action taken or omitted to be taken by the Letter of Credit Issuer in good faith (and not constituting gross negligence or willful misconduct) shall be binding upon the Borrower and the REIT, each Lender, and shall not put the Issuer under any resulting liability to the Borrower, the REIT or any such Lender, as the case may be.

                  (n) If after the Closing Date, the adoption of any applicable law, rule or regulation, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Letter of Credit Issuer or any Lender with any request or directive (whether or not having the force of law) by any such authority, central bank or comparable agency (in each case made subsequent to the Closing Date) shall either (i) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against Letters of Credit issued by such Letter of Credit Issuer or such Lender's participation therein, or (ii) shall impose on the Letter of Credit Issuer or any Lender any other conditions affecting this Agreement, any Letter of Credit or such Lender's participation therein; and the result of any of the foregoing is to increase the cost to such Letter of Credit Issuer or such Lender of issuing, maintaining or participating in any Letter of Credit, or to reduce the amount of any sum received or receivable by the Letter of Credit Issuer or such Lender hereunder (other than any increased cost or reduction in the amount received or receivable resulting from the imposition of or a change in the rate of taxes or similar charges), then, upon demand to the Borrower and the REIT by the Letter of Credit Issuer or such Lender (a copy of which notice shall be sent by the Letter of Credit Issuer or the Lender to the Administrative Agent), the Borrower shall pay to such Letter of Credit Issuer or such Lender such additional amount or amounts as will compensate the Letter of Credit Issuer or such Lender for such increased cost or reduction. A certificate submitted to the Borrower by any Letter of Credit Issuer or any Lender, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such Lender to the Administrative Agent), setting forth the basis for the determination of such additional amount or amounts necessary to compensate the Letter of Credit Issuer or such Lender as aforesaid shall be conclusive and binding on the Borrower and the REIT absent manifest error, although the failure to deliver any such certificate shall not release or diminish any of the Borrower's or the REIT's obligations to pay additional amounts pursuant to this Section 2.19(n).


                                   ARTICLE III

                              CONDITIONS OF LENDING

                  3.1. Conditions Precedent to the Initial Advance. The obligation of each Lender to make its Advance of the Term Loan Facility, its initial Advance of the Revolving Credit Facility, of the Swing Advance Bank to make its initial Swing Advance and of the Letter of Credit Issuer to issue its initial Letter of Credit is subject to satisfaction of the condition precedent that the Administrative Agent shall have received, on the Closing Date, the following, each dated the Closing Date unless otherwise indicated, in form and substance satisfactory to the Lenders and (except for the Notes) in sufficient copies for each Lender:

                  (a) Loan Documents, duly executed by the appropriate Loan Parties and delivered to the Administrative Agent:

                           (i)      This Agreement.

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
                           (ii) The Notes to the order of the Lenders, respectively.

                           (iii)    The Guaranty.

                           (iv)     The Lease Subordination Agreement.

                           (v)      The Subordination and Intercreditor
                                    Agreement.

                           (vi)     The Disbursement Request.

                  (b)      Organizational Documents; Certifications.

                           (i) A certificate, signed by a Responsible Officer of
                  each Loan Party certifying (i) the resolutions of its Board of Trustees or Directors, as appropriate, approving all Loan Documents to which it is a party, (ii) all documents evidencing other necessary trust, partnership, limited liability company or corporate action, as appropriate, and required governmental and third party approvals, licenses and consents with respect to each Loan Document to which it is a party and the transactions contemplated thereby, (iii) a copy of its declaration of trust, certificates of incorporation, by-laws, partnership and operating agreements and certificates of partnership and articles of organization as appropriate, as of the Closing Date, and (iv) the names and true signatures of each of its officers who has been authorized to execute and deliver any Loan Document or other document required hereunder to be executed and delivered by or on behalf of such Person.

                           (ii) A copy of the declaration of trust or articles
                  or certificate of incorporation or organization or partnership agreement or certificate of partnership, as appropriate, of each Loan Party and of each of its Subsidiaries which is not a Loan Party certified as of a recent date by the Secretary of State of the state of formation of such Loan Party or Subsidiary, together with certificates of such official attesting to the good standing of each such Loan Party and Subsidiary.

                           (iii) A certificate of a Responsible Officer of each
                  of the Borrower, and the REIT, and the chief accounting officer of each of the Corporation and SLC (or, as applicable, such Loan Party's general partner), stating that each of the Borrower, the REIT, the Corporation and SLC is Solvent after giving effect to the Loan, the application of the proceeds thereof in accordance with Section 6.10 and the payment of all estimated legal, accounting and other fees related hereto and thereto.

                           (iv) A certificate, signed by a Responsible Officer
                  of the Borrower, stating that, to the best of such Responsible Officer's knowledge, the following statements, are true and correct on the Closing Date:

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
                                    (A) The representations and warranties of
                           the Borrower contained in Article IV and of each Loan Party in the other Loan Documents are correct in all material respects on and as of such date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made on a specified date shall be required to be true and correct only as of such specified date); and

                                    (B) No Default or Event of Default will
                           result from the Loan being made on such date.

                                    (C) All necessary governmental and third
                           party approvals required to be obtained by each Loan Party in connection with the transactions contemplated hereby have been obtained and remain in effect, and all applicable waiting periods have expired without any action being taken by any competent authority which restrains, prevents, impedes, delays or imposes materially adverse conditions upon any of the transactions contemplated hereby.

                                    (D) There exists no judgment, order,
                           injunction or other restraint prohibiting or imposing materially adverse conditions upon any of the transactions contemplated hereby.

                                    (E) There exists no claim, action, suit,
                           investigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or, to the knowledge of the Borrower, threatened in any court or before any arbitrator or Governmental Authority which relates to the Loan Documents or the financing hereunder or which, if adversely determined, would have a Material Adverse Effect.

                                    (F) There has been no Material Adverse
                           Change since December 31, 1996 in the corporate, capital or legal structure of the REIT, the Borrower or any Borrower Subsidiary or SLC, the Corporation or any Operating Entity.

                                    (G) The statements set forth in Section 3.3
                           are true after giving effect to the Advance being made on the Closing Date.

                           (v) A Compliance Certificate, executed by the Chief
                  Financial Officer of the Borrower substantially in the form attached as Exhibit E hereto.

                           (vi) A Borrowing Base Certificate, executed by the
                  Chief Financial Officer of the Borrower substantially in the form attached as Exhibit F hereto.

                  (c) Legal Opinions. Legal opinions, dated the Closing Date, from counsel to Borrower, the REIT and each Guarantor in form and substance reasonably satisfactory to the Lenders and their counsel, that, among other things: (i) this Agreement and the other Loan Documents have been duly authorized, executed and delivered by Borrower, the REIT and each Guarantor and are valid and enforceable in accordance with their terms, subject to bankruptcy and equitable principles; (ii) that Borrower, the REIT and each Guarantor are qualified to do business and in good standing under the laws of the jurisdiction in which it is organized; (iii) based upon a certificate of Borrower and the other Loan Parties, entering into the Loan Documents shall not cause a breach of, or a default under, any material agreement, document or instrument to which Borrower, the REIT and each Guarantor is a party or to which they or any of their properties or Assets are bound or affected; and (v) the Loan does not violate the usury laws of the State of New York.

                  (d) Insurance. Evidence that the insurance required by Section
6.4 is in full force and effect.

                  (e) UCC Searches. Satisfactory (i.e., showing no Liens other than Permitted Liens) UCC searches, together with tax lien, judgment and litigation searches conducted in the appropriate jurisdictions and as requested by the Lenders, performed by a search firm acceptable to the Administrative Agent with respect to the Eligible Assets, the REIT, Borrower and each Guarantor (collectively, the "UCC Searches").

                  (f) Title Insurance. Existing title insurance policies issued to Borrower or the applicable Borrower Subsidiary by a title insurance company satisfactory to the Lenders, together with a "bring-down" or "date down" of such policies dated no more than 20 days prior to the Closing Date in form and substance reasonably satisfactory to the Lenders insuring with respect to the Eligible Hotels, the good and marketable fee simple or leasehold, as the case may be, title to the related Eligible Hotel, and (ii) with respect to the Eligible Mortgage Loans, the validity and first priority of the Lien in favor of the Borrower or Borrower Subsidiary created by the Mortgage Note Security Documents (each a "Title Policy").

                  (g) Financial Reports. The (i) financial reports described in
Section 6.11 for the most recently ended fiscal year of Borrower and the relevant Loan Parties and the unaudited consolidated financial statements of Borrower and the relevant Loan Parties for each fiscal quarter of Borrower and such Loan Parties ending since the end of such entity's most recent fiscal year,
(ii) for each Hotel and Mortgage Note Hotel, annual operating statements and occupancy statements for the most recent fiscal year together with trailing 12 months operating statements, current occupancy statements and the approved operating and capital budget for the current fiscal year, and (iii) operating statements for Managed Hotels. Such financial statements shall be acceptable to the Lenders in their sole discretion.

                  (h) Environmental Reports. Environmental reports with respect to each Eligible Hotel (and with respect to the Newly Acquired Hotels, dated within twelve (12) months prior to the Closing Date), each of which shall be in form and substance satisfactory to the Lenders and shall include, without limitation, the following: (i) a Phase I environmental site assessment

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
analyzing the presence of environmental contaminants, polychlorinated biphenyls or storage tanks and other Hazardous Substances at each of the Eligible Hotels, the risk of contamination from off-site Hazardous Substances and compliance with Environmental Laws, such assessments shall be conducted in accordance with ASTM Standard E 1527-93, or any successor thereto published by ASTM, and (ii) such further site assessments the Lenders may require due to the results obtained in
(i) hereof or in its reasonable discretion.

                  (i) Engineering Reports. Engineering reports with respect to each Eligible Hotel (and with respect to the Newly Acquired Hotels, dated within twelve (12) months prior to the Closing Date), each of which shall be in form and substance reasonably satisfactory to the Lenders and shall be prepared in accordance with the Lenders then current guidelines for property inspection reports by licensed engineers acceptable to Lenders, and such report should state, among other things, that each Eligible Hotel is in good condition and repair, free from damage and waste (the "Engineering Reports").

                  (j) Zoning Compliance. Evidence reasonably satisfactory to the Lenders to the effect that each of the Newly Acquired Hotels and the use thereof are in substantial compliance with the applicable zoning, subdivision, and all other applicable federal, state or local laws and ordinances affecting each of the Newly Acquired Hotels, and that all building and operating licenses and permits necessary for the use and occupancy of each of the Newly Acquired Hotels as hospitality properties or hotels including, but not limited to, current certificates of occupancy, have been obtained and are in full force and effect.

                  (k) Operating Leases, Licenses. Certified copies of all Operating Leases and Licenses with respect to each Eligible Hotel which shall be reasonably satisfactory to the Lenders.

                  (l) Flood Plain. Reasonably satisfactory evidence indicating which of the Newly Acquired Hotels are in a flood plain.

                  (m) Qualified Ground Leases. If the Borrower or any Borrower Subsidiary owns a leasehold estate in an Eligible Hotel, (A) a certified copy of the Qualified Ground Lease for such Eligible Hotel, together with all amendments and modifications thereto and a recorded memorandum thereof, which Ground Lease shall be satisfactory in all respects to the Lenders, and (B) a ground lessor estoppel executed by the ground lessor and fee owner, which estoppel shall be satisfactory in all respects to the Lenders.

                  (n) Management Agreements. Certified copies of all Management Agreements, and if requested by the Lenders, estoppel certificates of the owners under such Management Agreements in form and substance reasonably satisfactory to the Lenders.

                  (o) Further Documentation. Such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.

                  (p) No Violation. The making of the Loan on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently.

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
                  3.2. Additional Conditions Precedent to the Initial Advances. The obligation of each Lender to make the initial Advance, of the Swing Advance Bank to make its initial Swing Advance and of the Letter of Credit Issuer to issue its initial Letter of Credit is subject to the further conditions precedent that:

                  (a) No Lender in its sole judgment exercised reasonably shall have determined (i) that there has been any Material Adverse Change since December 31, 1996 or (ii) that there has occurred any adverse change which such Lender deems material in the financial markets generally since December 31, 1996 or (iii) that there is any claim, action, suit, investigation, litigation or proceeding (including, without limitation, shareholder or derivative litigation) pending or threatened in any court or before any arbitrator or Governmental Authority which, if adversely determined, would have a Material Adverse Effect; and nothing shall have occurred since December 31, 1996 which, in the judgment of any Lender, has had a Material Adverse Effect.

                  (b) Each Lender shall be satisfied, in its sole judgment, exercised reasonably, with the corporate, capital, legal and management structure of the Borrower, the REIT, SLC, the Corporation and each of their Subsidiaries, and the Operating Entities and shall be satisfied, in its sole judgment exercised reasonably, with the nature and status of all Contractual Obligations, securities, labor, tax, ERISA, employee benefit, environmental, health and safety matters, in each case, involving or affecting the Borrower, the REIT, SLC, the Corporation or any of their Subsidiaries or the Operating Entities.

                  3.3 Conditions Precedent to Each Advance. The obligation of each Lender to make any Advance (including the Advance being made by such Lender on the Closing Date and including any Swing Advance by the Swing Advance Bank and any Letter of Credit issued by the Letter of Credit Issuer) shall be subject to the further conditions precedent that:

                  (a) The following statements shall be true on the date of such Advance, before and after giving effect to such Advance and to the application of the proceeds therefrom (and the acceptance by the Borrower and the REIT of the proceeds of such Advance shall constitute a representation and warranty by the Borrower and the REIT that on the date of such Advance such statements are true):

                           (i) The representations and warranties of the Borrower and the REIT contained in Article IV and of each Loan Party in the other Loan Documents are correct on and as of such date as though made on and as of such date (it being understood and agreed that any representation or warranty which by its terms is made on a specified date shall be required to be true and correct only as of such specified date); and

                           (ii) No Event of Default exists or will result from the Advances being made on such date.

                  (b) The making of the Advances on such date does not violate any Requirement of Law and is not enjoined, temporarily, preliminarily or permanently and no litigation shall be pending or threatened, which in the good faith judgment of the Lenders would enjoin, prohibit or restrain, or impose or result in the imposition of any material adverse condition upon, the making of the Advances or Borrower's and the REIT's obligation to pay the Loan.

                  (c) No event, act or condition shall have occurred after the Closing Date which, in the judgment of the Lenders, has had or could have a Material Adverse Effect.

                  (d) No actions, suits or proceedings shall be pending or, to the knowledge of Borrower or the REIT, threatened with respect to the Loan or the Loan Documents, Borrower, the REIT or any other Loan Party, or with respect to the Assets of such parties, which, if adversely determined, would have a Material Adverse Effect.

                  (e) The Administrative Agent shall have received a Borrowing Base Certificate executed by the Chief Financial Officer of the Borrower, reasonably satisfactory to the Administrative Agent, together with (to the extent not previously delivered) copies of the documents in respect of each of the Eligible Assets shown listed thereon.

                  (f) The Administrative Agent shall have received a Notice of Borrowing or Notice of Continuation or Conversion executed by the Chief Financial Officer of the Borrower, reasonably satisfactory to the Administrative Agent.

                  (g) The Administrative Agent shall have received such additional documents, information and materials as any Lender, through the Administrative Agent, may reasonably request.


                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES

                  To induce the Lenders and the Administrative Agent to enter into this Agreement, the Borrower and the REIT represent and warrant to the Lenders and the Administrative Agent that:

                  4.1. Existence; Compliance with Law. Each Loan Party and each of its Subsidiaries (i) is a real estate investment trust or a corporation, limited liability company or limited partnership, or a qualified REIT subsidiary as specified herein, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation; (ii) is duly qualified as a foreign corporation, limited liability company or limited partnership and in good standing under the laws of each jurisdiction where such qualification is necessary, except for failures which in the aggregate have no Material Adverse Effect; (iii) has all requisite corporate, limited liability company or partnership power and authority and the legal right to own, pledge and mortgage its properties, to lease (as lessee) the properties that it leases as lessee, to lease or sublease (as lessor) the properties it owns and/or leases (as lessee) and to conduct its business as now or currently proposed to be conducted; (iv) is in compliance with its declaration of trust or certificate of or formation and by-laws, regulations or partnership or operating agreement, as appropriate; (v) is in compliance with all other applicable Requirements of Law except for such non-compliances as in the aggregate have no Material Adverse Effect; and (vi) has all necessary licenses, permits, consents or approvals from or by, has made all necessary filings with, and has given all necessary notices to, each Governmental Authority having jurisdiction, to the extent required for such ownership, leasing and conduct, except for licenses, permits consents or approvals which can be obtained by the taking of ministerial action to secure the grant or transfer thereof or failures which in the aggregate have no Material Adverse Effect.

                  4.2. Power; Authorization; Enforceable Obligations. (a) The execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party and the consummation of the transactions related to the financing contemplated hereby:

                           (i) are within such Loan Party's corporate, partnership, limited liability company or trust powers, as appropriate;

                           (ii) have been duly authorized by all necessary corporate, partnership, limited liability company or trust action, as appropriate, including, without limitation, the consent of stockholders general and/or limited partners and members where required;

                           (iii) do not and will not (A) contravene any Loan Party's or any of its Subsidiaries' respective declaration of trust, certificate of incorporation or formation or by-laws, regulations, partnership agreement, operating agreement or other comparable governing documents, (B) violate any other applicable Requirement of Law (including, without limitation, Regulations G, T, U and X of the Board of Governors of the Federal Reserve System), or any order or decree of any Governmental Authority or arbitrator, (C) conflict with or result in the breach of, or constitute a default under, or result in or permit the termination or acceleration of, any material Contractual Obligation of any Loan Party or any of its Subsidiaries, or (D) result in the creation or imposition of any Lien upon any of the Assets of any Loan Party or any of its Subsidiaries; and

                           (iv) do not require the consent of, authorization by, approval of notice to, or filing or registration with, any Governmental Authority or any other Person, other than those which have been obtained or made and copies of which have been or will be delivered to the Administrative Agent pursuant to Section 3.1, and each of which on the Closing Date will be in full force and effect.

                  (b) This Agreement has been, and each of the other Loan Documents will have been upon delivery thereof pursuant to Section 3.1, duly executed and delivered by each Loan Party thereto. This Agreement is, and the other Loan Documents will be, when delivered hereunder, the legal, valid and binding obligation of each Loan Party thereto, enforceable against it in accordance with its terms except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting the enforcement of creditor's rights and remedies generally.

                  4.3. Taxes. All federal, state, local and foreign tax returns, reports and statements (collectively, the "Tax Returns") required to be filed by the Borrower and the other Loan Parties or any Tax Affiliates thereof have been filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns, are required to be filed, all such Tax Returns are true and correct in all material respects, and all taxes, charges and other impositions due and payable have been timely paid prior to the date on which any fine, penalty, interest, late charge or loss may be added thereto for non-payment thereof, except where contested in good faith and by appropriate proceedings if
(i) adequate reserve therefore have been established on the books of the Borrower, such other Loan Party or such Tax Affiliate in conformity with GAAP and (ii) all such non-payments in the aggregate have no Material Adverse Effect. Proper and accurate amounts have been withheld by the Borrower, the other Loan Parties and each of their respective Tax Affiliates from their respective employees for all periods in full and complete compliance with the tax, social security and unemployment withholding provisions of applicable federal, state, local and foreign law and such withholdings have been timely paid to the respective Governmental Authorities. None of the Borrower, the other Loan Parties or any of their Tax Affiliates has (i) executed or filed with the IRS any agreement or other document extending, or having the effect of extending, the period for assessment or collection of any charges; (ii) agreed or been requested to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise; or (iii) any obligation under any written tax sharing agreement.

                  4.4. Full Disclosure. No written statement prepared or furnished by or on behalf of any Loan Party or any of its Affiliates in connection with any of the Loan Documents or the consummation of the transactions contemplated thereby, and no financial statement delivered pursuant hereto or thereto, taken as a whole, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading.

                  4.5. Financial Matters. (a) The financial statements delivered to the Lenders, through the Administrative Agent, pursuant to Section 3.1, fairly present the consolidated financial condition and the results of operations of the Borrower, the other Loan Parties and the Assets of such Persons covered thereby on the dates and for the periods covered thereby, except as disclosed in the notes thereto and, with respect to interim financial statements, subject to normally recurring year-end adjustments.

                  (b) Since the dates of such financial statements, there has been no Material Adverse Change and there have been no events, acts, conditions or developments that in the aggregate have had a Material Adverse Effect, nor, to the best of Borrower's or the REIT's knowledge, is there any prospective event, act, condition or development which could, in the aggregate, have a Material Adverse Effect.

                  (c) Neither the Borrower nor any other Loan Party has any material obligation, contingent liability or liability for taxes, long-term leases or unusual forward or long-term commitment which is not reflected in such financial statements or in the notes thereto.

                  (d) [INTENTIONALLY OMITTED].

                  (e) On the Closing Date and after giving effect to the consummation of the transactions contemplated hereby, the Borrower and the Loan Parties are, both individually and on a consolidated basis, Solvent.

                  4.6. Litigation. There are no pending or, to the best knowledge of the Borrower and the REIT, threatened actions, investigations or proceedings affecting the REIT, the Borrower, any of their respective Subsidiaries or any other Loan Party, or any of their respective Assets or revenues before any court, Governmental Authority or arbitrator, that in the aggregate, if adversely determined, would have a Material Adverse Effect. The performance of any action by (a) any Loan Party required or contemplated by any of the Loan Documents or (b) any Operating Entity required or contemplated by any Operating Lease is not, to the best knowledge of the Borrower or the REIT, restrained or enjoined (either temporarily, preliminarily or permanently), and, to the best knowledge of the Borrower or the REIT, no material adverse condition has been imposed by any Governmental Authority or arbitrator upon any of the foregoing transactions contemplated by the aforementioned documents.

                  4.7. Margin Regulations. Neither the Borrower nor the REIT is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System), and no proceeds of the Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. Neither the Funding or the Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations G, T, U or X issued by the Board of Governors of the Federal Reserve System.

                  4.8. Subsidiaries and Unconsolidated Entities.

                  Set forth on Schedule 4.8 hereto is a complete and accurate list showing, as of the date hereof, all Subsidiaries and Unconsolidated Entities of the Borrower and the REIT and, as to each such Subsidiary and Unconsolidated Entity, the jurisdiction of its formation and the percentage of the outstanding Stock of each class owned (directly or indirectly) by the Borrower or the REIT, as the case may be, together with the Assets owned by such entities. No Stock of any Subsidiary or Unconsolidated Entity of the Borrower or the REIT is subject to any outstanding option, warrant, right of conversion or purchase or any similar right. All of the outstanding capital Stock of each such Subsidiary and Unconsolidated Entity owned by the Borrower or the REIT has been validly issued, is fully paid and (except for partnership interests) non-assessable, and all outstanding capital Stock of its Subsidiaries and Unconsolidated Entities owned by the Borrower or the REIT is free and clear of all Liens other than pledges of membership interests of certain Borrower Subsidiaries and Guarantors and certain negative pledge agreements given pursuant to the Goldman Credit Facility which Borrower is entitled as of right to have released as a result of the repayment and satisfaction of the indebtedness thereunder and which the lender thereunder has agreed to release provided that the Goldman Credit Facility has been paid and satisfied in full as of the date hereof out of a portion of the initial Advance of the Loan and such releases have been executed, delivered and recorded or filed in the appropriate real estate or other records within ninety (90) days of the date hereof. Neither the REIT, the Borrower nor any such Subsidiary or Unconsolidated Entity is a party to, or has knowledge of, any agreement restricting the transfer or hypothecation of any shares of Stock of any such Subsidiary or Unconsolidated Entity, other than those imposed by Requirements of Law, or the Loan Documents.

                  4.9. ERISA. (a) There are no Multiemployer Plans.

                  (b) Each Plan and any related trust intended to qualify under Code Section 401 or 501 has been determined by the IRS to be so qualified and to the best knowledge of the Borrower and the REIT nothing has occurred which would cause the loss of such qualification.

                  (c) None of the Borrower, any of its Subsidiaries, any other Loan Party or any ERISA Affiliate, with respect to any Pension Plan, has failed to make any contribution or pay any amount due as required by Section 412 of the Code or Section 302 of ERISA or the terms of any such plan, and all required contributions and benefits have been paid in accordance with the provisions of each such plan.

                  (d) There are no pending or, to the knowledge of the Borrower or the REIT, threatened claims, actions or proceedings (other than claims for benefits in the normal course), relating to any Plan other than those that in the aggregate, if adversely determined, would have no Material Adverse Effect.

                  (e) No Pension Plan has any unfunded accrued benefit liabilities, as determined by using reasonable actuarial assumptions utilized by such plan's actuary for funding purposes. Within the last five years none of the Borrower, any of its Subsidiaries or any ERISA Affiliate has caused a Pension Plan with any such liabilities to be transferred outside of its "controlled group" (within the meaning of Section 4001(a)(14) of ERISA).

                  (f) No Plan provides for continuing health, disability, accident or death benefits or coverage for any participant or his or her beneficiary after such participant's termination of employment (except as may be required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary) which would result in the aggregate under all Plans in a liability in an amount which would have a Material Adverse Effect.

                  (g) None of the assets of any of the Loan Parties are subject to Title I of ERISA because they consist of "plan assets" within the meaning of DOL Regulation Section 2510.3-101 by reason of an equity investment in any of the Loan Parties.

                  4.10. [INTENTIONALLY OMITTED].

                  4.11. Restricted Payments. From and after the Closing Date, neither the REIT nor the Corporation have declared or made any Restricted Payments (other than those permitted pursuant to Section 7.4).

                  4.12. No Burdensome Restrictions; No Defaults. (a) No Loan Party nor any of its Subsidiaries (i) is a party to any Contractual Obligation the compliance with which would have a Material Adverse Effect or the performance of which by any thereof, either unconditionally or upon the happening of an event, will result in the creation of a Lien on the property or Assets of any such Loan Party or its Subsidiaries, or (ii) is subject to any charter or corporate restriction which has a Material Adverse Effect.

                  (b) No Loan Party or Subsidiary of any Loan Party is in default under or with respect to any Contractual Obligation owed by it and, to the knowledge of the Borrower, no other party is in default under or with respect to any Contractual Obligation owed to any Loan Party or to any Subsidiary of a Loan Party, other than those defaults which in the aggregate have no Material Adverse Effect.

                  (c) No Event of Default or Default has occurred and is continuing hereunder or with respect to any other Loan Document, the Operating Leases or any Indebtedness of the Borrower or any other Loan Party.

                  (d) There is no Requirement of Law the compliance with which by any Loan Party would have a Material Adverse Effect.

                  (e) As of the date hereof, no Subsidiary of the Borrower or any Loan Party is subject to any Contractual Obligation (other than as set forth in the governing documents thereof) restricting or limiting its ability to transfer its assets to the Borrower or to any Loan Party or to declare or make any dividend payment or other distribution on account of any shares of any class of its Stock or its ability to purchase, redeem, or otherwise acquire for value or make any payment in respect of any such shares or any shareholder rights.

                  4.13. [INTENTIONALLY OMITTED].

                  4.14. Government Regulation. Neither the Borrower nor any other Loan Party is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company", as such terms are defined in the Investment Company Act of 1940, as amended, or subject to regulation under the Public Utility Holding Company Act of 1985, the Federal Power Act, the Interstate Commerce Act, or any other federal or state statute or regulation such that its ability to incur Indebtedness is limited, or its ability to consummate the transactions contemplated hereby or by any other Loan Document, or the exercise by the Administrative Agent or any Lender of rights and remedies hereunder or thereunder, is impaired. The making of the Loan by the Lenders, the application of the proceeds and repayment thereof by the Borrower and the REIT and the consummation of the transactions contemplated by the Loan Documents will not cause the Borrower or any other Loan Party to violate any provision of any of the foregoing or any rule, regulation or order issued by the Securities and Exchange Commission thereunder.

                  4.15. Insurance. To the best of Borrower's and the REIT's knowledge, after due inquiry and investigation, no Loan Party or any of its Subsidiaries has been refused insurance for which it applied or had any policy of insurance terminated (other than at its request). Each Asset of any Loan Party and any of its Subsidiaries is insured against the risks in the amount, and in accordance with the terms of the insurance required in Section 6.4 and are in full force and effect.

                  4.16. Labor Matters. (a) There are no strikes, work stoppages, or lockouts pending or, to the knowledge of Borrower and the REIT, threatened, or any slowdowns pending or threatened, against or involving the Borrower or any other Loan Party or their respective Hotels, other than those which in the aggregate have no Material Adverse Effect.

                  (b) There are no unfair labor practice charges, arbitrations or grievances pending against or involving, or to the knowledge of the Borrower or the REIT, threatened against or involving the Borrower or any other Loan Party, other than those which, in the aggregate, if resolved adversely to the Borrower or such Subsidiary, would have no Material Adverse Effect.

                  (c) As of the Closing Date, neither the Borrower nor any other Loan Party are parties to, or have any obligations under any collective bargaining agreement except as described on Schedule 4.16.

                  (d) There is no organizing activity involving the Borrower or any other Loan Party pending or, to the Borrower's or the REIT's knowledge, threatened by any labor union or group of employees, other than those which in the aggregate have no Material Adverse Effect. There are no representation proceedings pending or, to the Borrower's or the REIT's knowledge, threatened with the National Labor Relations Board, and no labor organization or group of employees of the Borrower or any other Loan Party have made a pending demand for recognition, other than those which in the aggregate have no Material Adverse Effect.

                  4.17. Force Majeure. Neither the business nor the properties of any Loan Party or any of their respective Subsidiaries are currently suffering from the effects of any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), other than those which in the aggregate have no Material Adverse Effect.

                  4.18. Use of Proceeds. Borrower shall use the proceeds of the Loan primarily to (i) satisfy existing indebtedness of Borrower under the Credit Facilities in the amounts set forth in the Disbursement Request, (ii) fund the acquisition of fifteen full service Hotels identified on Schedule 4.18 (the "Newly Acquired Hotels"), (iii) fund the acquisition of the related Personal Property for the Newly Acquired Hotels, (iv) pay related transaction costs, fees and expenses, and (v) as to the balance, in the amount set forth in the Disbursement Request, for general corporate or working capital purposes.

                  4.19. Environmental Protection. Except as disclosed on
Schedule 4.19 the Borrower and the REIT represent and warrant to the Lenders and the Administrative Agent that:

                  (a) to the best knowledge of the REIT, Borrower and its Subsidiaries, all real property leased or owned by the Borrower or any of its Subsidiaries or any Operating Entity is free from contamination by any Hazardous Material which could reasonably be expected to subject the Borrower or any of its Subsidiaries to Environmental Liabilities and Costs of individually or in the aggregate $1,000,000 or more;

                  (b) the operations of the REIT, Borrower and each of its Subsidiaries, and the operations at any real property leased or owned by the Borrower or any of its Subsidiaries or any Operating Entity are in material compliance in all respects with all applicable Environmental Laws;

                  (c) neither the Borrower nor any of its Subsidiaries have liabilities with respect to Hazardous Materials and, to the best knowledge of the Borrower and its Subsidiaries, no facts or circumstances exist which could give rise to liabilities with respect to Hazardous Materials which could reasonably be expected to subject the Borrower or any of its Subsidiaries to Environmental Liabilities and Costs of individually or in the aggregate $1,000,000 or more;

                  (d) (i) the Borrower and its Subsidiaries and Operating Entities and all real property owned or leased by the Borrower or its Subsidiaries and Operating Entities have all Environmental Permits necessary for the operations at such real property and are in material compliance with such Environmental Permits, (ii) there are no Legal Proceedings pending nor, to the best knowledge of the Borrower and its Subsidiaries, threatened to revoke, or alleging the violation of, such Environmental Permits, and (iii) neither the Borrower, any of its Subsidiaries nor the Operating Entities have received any notice from any source to the effect that there is lacking any Environmental Permit required in connection with the current use or operation of any property leased or owned by the Borrower or any of its Subsidiaries or the Operating Entities;

                  (e) neither the Borrower's, nor any of its Subsidiaries' current facilities and operations, nor any Operating Entity, any predecessor of the Borrower, any of its Subsidiaries nor any Operating Entity's, any of the Borrower's or its Subsidiaries' past facilities and operations, nor to the best knowledge of the Borrower and its Subsidiaries, any owner of premises leased or operated by the Borrower or its Subsidiaries or Operating Entities, are subject to any outstanding written Order or Contract, including Environmental Liens, with any Governmental Authority or other Person, or to any federal, state, local, foreign or territorial investigation respecting (i) Environmental Laws,
(ii) Remedial Action, (iii) any Environmental Claim, or (iv) the Release or threatened Release of any Hazardous Material;

                  (f) neither the REIT, the Borrower nor any of its Subsidiaries, any Operating Entities are subject to any pending Legal Proceeding alleging the violation of any Environmental Law with respect to a Hotel nor, to the best knowledge of the Borrower and its Subsidiaries, are any such proceedings threatened;

                  (g) neither the REIT, the Borrower, any of its Subsidiaries, nor any Operating Entities or predecessor of the Borrower, any of its Subsidiaries, nor any owner of premises leased by the Borrower or any of its Subsidiaries or Operating Entities, have filed any notice under federal, state or local, territorial or foreign law indicating past or present treatment, storage, or disposal of or reporting a Release of Hazardous Material into the environment;

                  (h) none of the operations of the Borrower or any of its Subsidiaries or any Operating Entities or predecessor of the Borrower or any of its Subsidiaries or any Operating Entities, or, to the best knowledge of the Borrower and its Subsidiaries, of any owner of premises leased by the Borrower or any of its Subsidiaries or Operating Entities, involve or previously involved the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Part 261.3 (in effect as of the date of this Agreement) or any state, local, territorial or foreign equivalent; and

                  (i) To the best knowledge of the REIT, the Borrower and its Subsidiaries after due inquiry and investigation, there is not now, nor has there been in the past, on, in or under any real property leased or owned by the Borrower or any of its Subsidiaries or Operating Entities, or any of their predecessors, (i) any underground storage tanks or surface tanks, dikes or impoundments (other than for surface water), (ii) any friable asbestos-containing materials, (iii) any polychlorinated biphenyls, or (iv) any radioactive substances other than naturally-occurring radioactive material which would individually or in the aggregate cause a Material Adverse Effect.

                  4.20. Contractual Obligations Concerning Assets. As of the date hereof, neither the REIT, the Borrower nor any Borrower Subsidiary nor any Operating Entity owns or holds, or is obligated under or a party to, any option, right of first refusal, or other contractual right to purchase or acquire, or any Contractual Obligation to effect an Asset Sale of, any Hotel owned or leased by the Borrower or any Borrower Subsidiary except those that in the aggregate would not have a Material Adverse Effect whether or not exercised.

                  4.21. Intellectual Property. The Loan Parties and their Subsidiaries own or license or otherwise have the right to use all material licenses, permits, patents, patent applications, trademarks, trademark applications, service marks, trade names, copyrights, copyright applications, franchises, authorizations and other intellectual property rights that are necessary for the operations of their respective businesses, without infringement upon or conflict with the rights of any other Person with respect thereto, including, without limitation, the Licenses and all trade names associated with any private label brands of any Loan Party or any of its Subsidiaries. To the best knowledge of the Borrower and the REIT, no material slogan or other advertising device, product, process, method, substance, part or component, or other material now employed, or now contemplated to be employed, by any Loan Party or any of their respective Subsidiaries infringes upon or conflicts with any rights owned by any other Person, and no claim or litigation regarding any of the foregoing is pending or threatened.

                  4.22. Title/Status of Real Property. (a) Each Loan Party and their respective Subsidiaries owns good and marketable fee simple absolute (or leasehold, as the case may be) title to all of the Real Estate purported to be owned by them, which Real Estate is at the date hereof described in Schedule 4.22(a), and good and marketable title to, or valid leasehold interests in, all other properties and assets purported to be leased by any Loan Party or any of their respective Subsidiaries, including, without limitation, valid leasehold interests pursuant to the Operating Leases and all property reflected in the balance sheet portion of the financial statements referred to in Section 4.5(a). Each Loan Party and its respective Subsidiaries received all deeds, assignments, waivers, consents, non-disturbance and recognition or similar agreements, bills of sale and other documents, and have duly effected all recordings, filings and other actions necessary to establish, protect and perfect such Loan Party's and respective Subsidiaries' right, title and interest in and to all such property except for such documents or actions the failure to obtain or accomplish which would not have a Material Adverse Effect.

                  (b) All material real property leased at the date hereof by any Loan Party or any of its respective Subsidiaries is listed on Schedule 4.22(a). Each of such leases is valid and enforceable in accordance with its terms and is in full force and effect. The Borrower has delivered to the Administrative Agent true and complete copies of each of such leases and all documents affecting the rights or obligations of such Loan Party or any of its Subsidiaries which is a party thereto, including, without limitation, any non-disturbance and recognition agreements, subordination agreements, attornment agreements and agreements regarding the term or rental of any of the leases. None of the Loan Parties or any of their respective Subsidiaries nor, to the knowledge of the Borrower, any other party to any such lease is in default of its obligations thereunder or has delivered or received any notice of default under any such lease, nor has any event occurred which, with the giving of notice, the passage of time or both, would constitute a default under any such lease, except for defaults which in the aggregate have no Material Adverse Effect.

                  (c) All components of all improvements included within the Hotels owned or leased, as lessee, by any Loan Party (collectively, "Improvements"), including, without limitation, the roofs and structural elements thereof and the heating, ventilation, air conditioning, plumbing, electrical, mechanical, sewer, waste water, storm water, paving and parking equipment, systems and facilities included therein, are in good working order and repair, subject to such exceptions which are not reasonably likely to have, in the aggregate, a Material Adverse Effect. All water, gas, electrical, steam, compressed air, telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Hotels owned or leased by any Loan Party or any of their respective Subsidiaries are installed and operating and are sufficient to enable the real property owned or leased by any Loan Party and their respective Subsidiaries to continue to be used and operated in the manner currently being used and operated, and no Loan Party or any of its Subsidiaries has any knowledge of any factor or condition that reasonably could be expected to result in the termination or material impairment of the furnishing thereof. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other Improvement not included in the real property owned or leased by any Loan Party or any of its Subsidiaries other than for access provided pursuant to a recorded easement or other right of way establishing the right of such access.

                  (d) All Permits required to have been issued or appropriate to enable all real property owned or leased by any Loan Party or any of its Subsidiaries to be lawfully occupied and used for all of the purposes for which they are currently occupied and used have been lawfully issued and are in full force and effect, other than those which in the aggregate have no Material Adverse Effect.

                  (e) Except as disclosed in Schedule 4.22(e), no Loan Party or any of its Subsidiaries has received any notice, or has any knowledge, of any pending, threatened or contemplated condemnation proceeding affecting any real property owned or leased by any Loan Party or any of its Subsidiaries or any part thereof, or any proposed termination or impairment of any parking at any such owned or leased real property or of any sale or other disposition of any real property owned or leased by any Loan Party or any of its Subsidiaries or any part thereof in lieu of condemnation, which in the aggregate, are reasonably likely to have a Material Adverse Effect.

                  (f) Except for events or conditions set forth in Schedule 4.22(f), (i) no portion of any real property owned or leased by any Loan Party or any of its Subsidiaries has suffered any material damage by fire or other casualty loss which has not heretofore been completely repaired and restored to its condition prior to such casualty, and (ii) no portion of any real property owned or leased by any Loan Party or any of its Subsidiaries is located in a special flood hazard area as designated by any Governmental Authority and none of such events, or conditions are reasonably likely to have in the aggregate, a Material Adverse Effect.

                  (g) Each Loan Party or its Subsidiaries has obtained, with respect to any real property owned or leased by it, all material zoning, building code, land use, environmental and other similar permits or approvals, all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification.

                  (h) Neither the REIT nor the Borrower is aware of any latent or patent structural or other significant deficiency of any of the real property owned or leased by any Loan Party or any of its Subsidiaries except as may be disclosed in the Engineering Reports delivered to Lenders in connection with such real property; such real property is free of damage and waste that would have a Material Adverse Effect on the value thereof; and such real property is free from damage caused by fire or other casualty. There is no pending or, to the actual knowledge of Borrower or the REIT, threatened condemnation proceedings affecting such real property or any part thereof.

                  (i) To the best knowledge of Borrower and the REIT, after due inquiry and investigation, there are no delinquent taxes, ground rents, water charges, sewer rents, assessments (including assessments payable in future installments), insurance premiums, or leasehold payments affecting any of the real property owned or leased by any Loan Party or any of its Subsidiaries.

                  (j) Each of the real property owned or leased by any Loan Party or any of its Subsidiaries is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with such real property or any portion thereof.

                  (k) (i) Each Operating Entity is the sole owner of the entire lessee's interest in the related Operating Lease; (ii) the Operating Leases are valid and enforceable; (iii) none of the rents reserved in the Operating Leases have been assigned or otherwise pledged or hypothecated; (iv) no Operating Lease contains an option to purchase, right of first refusal to purchase, or any other similar provision; (v) no person or entity (other than pursuant to any space leases or license or concession agreements) has any possessory interest in, or right to occupy, the real property which is the subject of the Operating Leases (excluding transient hotel guests) except thereunder; and (vi) there are no assignments, pledges, hypothecations or other encumbrances of any

Operating Leases or any portion of rents due and payable or to become due and payable thereunder which are presently outstanding.

                  (l) No portion of any of the real property owned or leased by any Loan Party or any of its Subsidiaries has been or will be purchased with proceeds of any illegal activity.

                  (m) All material contracts, agreements, consents, waivers, documents and writings of every kind or character at any time to which each Loan Party or its Subsidiary is a party are valid and enforceable against the related Loan Party or Subsidiary, as the case may be, and, to the best knowledge of Borrower and the REIT, are enforceable against all other parties thereto, and in all respects are what they purport to be and, to the extent that any such writing shall impose any obligation or duty on the party thereto or constitute a waiver of any rights which any such party might otherwise have, said writing shall be valid and enforceable against said party in accordance with the terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally and to the extent that such contracts, agreements, consents, waivers, documents, and writings are not enforceable, in whole or in part, such unenforceability shall not have a Material Adverse Effect.

                  4.23. Status as a REIT. The REIT is organized in conformity with the requirements for qualification as an equity-oriented real estate investment trust under the Code and is grandfathered from the application of
Section 269 (B) of the Code pursuant to Section 132(c)(3) of the Deficit Reduction Act of 1984. The REIT has met all of the requirements for qualification as an equity-oriented real estate investment trust under the Code for its Fiscal Year ended December 31, 1996. The REIT is in a position to qualify for its current Fiscal Year as a real estate investment trust under the Code and its proposed methods of operation will enable it to so qualify.

                  4.24. Title/Status of Mortgage Loans.

                  (a) Borrower is the sole owner and holder of each of the Mortgage Loans and the sole holder of the related Mortgage Note, and has good title to each Mortgage Note and each Mortgage Loan free and clear of any Liens. Borrower has not waived, modified, altered, satisfied, cancelled or subordinated any Mortgage Note, any of the Mortgage Note Security Documents or any Mortgage Loan in any respect. The related Mortgage Note Hotel has not been released from the lien of the Mortgage, nor has the Maker been released from its obligations under the Mortgage.

                  (b) To the best knowledge of the Borrower and the REIT, each Mortgage Note and each related Mortgage Note Security Document is legal, valid and binding obligation of each party obligated thereunder, enforceable against such party in accordance with its terms, except as the enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors' rights generally and the Mortgage Note Security Documents create a first (and in the case of the Mortgage Note Hotel known as the Milwaukee Marriott, a first, second and third and in the case of the Mortgage Note Hotels known as the

Bristol Suites-Dallas, Harvey, the DFW Airport Hotel-Dallas, Harvey and the Harvey Hotel Addison-Dallas, Harvey, a first and second) priority Lien in the subject Mortgage Note Hotel.

                  (c) To the actual knowledge of Borrower and the REIT, each Mortgage Loan was made in compliance with all Requirements of Law, and does not violate any usury or similar law regulating the applicable maximum permitted rates of interest for loans, extensions of credit or forbearances.

                  (d) To the actual knowledge of Borrower and the REIT, each Mortgage Note evidences an undisputed, bona fide transaction completed in accordance in all material respects with the terms and provisions contained in any documents related thereto, and is genuine and free from adverse claims, setoffs, default, defenses, retainages, holdbacks and conditions precedent of any kind or character; and Borrower and the REIT have no knowledge of any fact or circumstance which would impair the validity or collectibility of any Mortgage Note.

                  (e) To the actual knowledge of Borrower and the REIT, there is no proceeding pending for the total or partial condemnation of any Mortgage Note Hotel; each Mortgage Note Hotel is being used for the operation of a Hotel, is in good repair and free and clear of any damage that would affect materially and adversely the value of the Mortgage Note Hotel and is lawfully used and occupied under applicable law by the owner thereof and/or by tenants under leases.

                  (f) To the actual knowledge of Borrower and the REIT, each Mortgage Note Hotel is free and clear of any mechanics' and materialmen's liens or liens in the nature thereof, and no rights are outstanding that under law could give rise to any such liens, any of which liens are or may be prior to, or equal with, the lien of the Mortgage, except those which are insured against by the Lender's title insurance policy issued contemporaneously with the recording of the Mortgage or those which would not have a Material Adverse Effect.

                  (g) To the actual knowledge of the Borrower and the REIT, each Mortgage Note Hotel is in compliance with and lawfully used under any applicable zoning, building or environmental law or regulation and all inspections, licenses and certificates required, whether by law, regulation or insurance standards to be made or issued with respect to the Mortgage Note Hotel and with respect to the use and occupancy of the same, including but not limited to certificates of occupancy and fire underwriter certificates, have been made by or issued by the appropriate Governmental Authorities having jurisdiction over the Mortgage Note Hotel, and neither Borrower nor any other Loan Party has received notification from any Governmental Authority that the Mortgage Note Hotel is in material noncompliance with such laws or regulations, is being used, operated or occupied unlawfully or has failed to have or obtain such inspection, licenses or certificates, as the case may be. Neither Borrower nor any other Loan Party has received notice of any violation or failure to conform with any such law, ordinance, regulation, standard, license or certificate.

                  (h) To the actual knowledge of Borrower and the REIT, (ii) Maker is the owner and holder of the landlord's interest under any lease for use and occupancy of all or any portion of the related Mortgage Note Hotel, and (ii) Maker has not made any assignments of the landlord's interest in any such lease or any portion of the rents, additional rents, charges, issues or profits due and payable or to become due and payable under any such lease, which assignments are presently outstanding and have priority over the related Mortgage Loan or any related Mortgage Note Security Document given in connection with the related Advance, other than as may be disclosed in the related title policy;

                  (i) To the actual knowledge of Borrower and the REIT, all fixtures and articles of personalty attached to each Mortgage Note Hotel or used or usable in connection with the operation of each Mortgage Note Hotel, except for trade fixtures or articles of personalty such as are owned or leased by the tenants or managing agent of the buildings and improvements, have been fully paid for and are the property of Maker and are not subject to any conditional bills of sale, chattel mortgages or any other title retention agreements of a similar nature or to any other liens or encumbrances not hereinabove specifically referred to.

                  (j) To the actual knowledge of Borrower and the REIT, each Mortgage Note Hotel consists of a single lot or multiple tax lots; no portion of said tax lots covers property other than the Mortgage Note Hotel.

                  (k) To the actual knowledge of Borrower and the REIT, for those Mortgage Note Hotels in which Maker holds a leasehold estate, (i) the related ground lease is in full force and effect and has not been modified or amended in any manner whatsoever, (ii) there are no defaults under such ground lease and no event has occurred, which but for the passage of time, or notice, or both, would constitute a default under such ground lease, (iii) all rents, additional rents and other sums due and payable under such ground lease have been paid in full, and (iv) neither Maker nor the landlord under the ground lease has commenced any action or given or received any notice for the purpose of terminating the ground lease.

                  (l) No Mortgage Loan is in default beyond the expiration of any applicable grace or notice periods, and during the preceding twelve (12) months, there has been no default in the payment of regularly scheduled principal and interest thereunder.

                  (m) Borrower and the REIT have delivered to the Administrative Agent all financial information and reports (including without limitation all financial information and reports required under Section 3.1(g)) with respect to each Mortgage Loan and Mortgage Note Hotel that it has in its possession.

                  4.25. Operating Leases, Management Agreements and Licenses.

                  (a) Each of the Eligible Hotels is (i) leased to an Operating Entity under an Operating Lease, (ii) except as listed on Schedule 4.25(a), the subject of a License, and (iii) managed and operated by such Operating Entity. The Borrower or a Borrower Subsidiary is the sole owner and holder of the manager's interest under each Management Agreement.

                  (b) Each of the Operating Leases, Management Agreements and Licenses in respect of the Eligible Assets (i) is in full force and effect, (ii) is a legally valid and binding obligation of each of the parties thereto, subject to such exceptions which are not reasonably likely to have, in the aggregate, a Material Adverse Effect, and
(iii) has not been modified, amended or supplemented in any material or adverse way. Neither the Borrower nor any Borrower Subsidiary has collected any rents becoming due under any Operating Lease more than 30 days in advance. All rent and other sums and charges payable by any Operating Entity under each Operating Lease to which it is a party and all management fees payable by any owner under each Management Agreement are current, no notice of default or termination under any such Operating Lease or Management Agreement is outstanding, no termination event or condition or uncured default on the part of the Operating Entity or owner exists under any Operating Lease or Management Agreement, as applicable, and no event of default has occurred which, with the giving of notice or the lapse of time or both, would constitute such a default or termination event or condition or uncured default on the part of the Borrower, Borrower Subsidiaries, the Operating Entity or the owner (as the case may be), subject to such exceptions which are not reasonably likely to have, in the aggregate, a Material Adverse Effect. As to all of the Operating Leases, Borrower and each Borrower Subsidiary has performed all of its repair and maintenance obligations (if any) and each Operating Entity has performed all of its repair and maintenance obligations, subject to such exceptions which are not reasonably likely to have, in the aggregate, a Material Adverse Effect.

                  4.26. Westwood Mortgage. There is no default beyond the expiration of any applicable notice or grace periods under the Westwood Mortgage.

                  4.27. Affiliate Debt. There is no Affiliate Debt.

                  4.28. Assets of the REIT. The sole asset of the REIT is its general partnership interest in Borrower and such other assets that may be incidental to or required in connection with the ownership of such general partnership interest or as set forth on Schedule 4.28.

                  4.29. SLC. The Corporation and entities wholly owned and controlled by the Corporation are the sole general partners of SLC.

                  4.30. Stock. The REIT and the Corporation list all of their outstanding shares of stock on the New York Stock Exchange and such shares trade as "paired shares" subject to a pairing agreement between the REIT and the Corporation.

                  4.31. Qualified Ground Leases. With respect to those Hotels in which the Borrower or Borrower Subsidiary holds a leasehold estate under a Ground Lease, with respect to each such Qualified Ground Lease: (i) the Borrower or Borrower Subsidiary is the owner of a valid and subsisting interest as tenant under the Ground Lease; (ii) the Qualified Ground Lease is in full force and effect, unmodified and not supplemented by any writing or otherwise; (iii) all rent, additional rent and other charges reserved therein have been paid to the extent they are payable to the date hereof; (iv) the Owner enjoys the quiet and peaceful possession of the estate demised thereby, subject to any sublease; (v) to the best knowledge of Borrower or the REIT, the Borrower or Borrower Subsidiary is not in default under any of the terms thereof and there are no circumstances which, with the passage of time or the giving of notice or both, would constitute an event of default thereunder; (vi) the lessor under the Qualified Ground Lease is not in default under any of the terms or provisions thereof on the part of the lessor to be observed or performed; (vii) the lessor under the Qualified Ground Lease has satisfied all of its repair or construction obligations, if any, to date pursuant to the terms of the Qualified Ground Lease.


                                    ARTICLE V

                               FINANCIAL COVENANTS

                  As long as any of the Obligations remain outstanding, unless the Super Majority Lenders otherwise consent in writing, the Borrower and the REIT agree with the Lenders and the Administrative Agent that:

                  5.1. Gross Interest Expense Coverage Ratios. The Borrower and the REIT shall maintain at all times during each Fiscal Quarter commencing on July 1, 1997 a ratio of (a) the sum of (i) with respect to Hotels (other than Hotel Construction), Adjusted EBITDA, (ii) with respect to Mortgage Loans, Mortgage Loan Interest Income, and (iii) with respect to Management Agreements, Adjusted Management Fee EBITDA, to (b) Gross Interest Expense on Total Indebtedness, in each case determined on the basis of the four (4) Fiscal Quarters ending on the date of determination, of not less than (A) 2.0 to 1.0 during the Initial Interest Rate Period and (B) 2.5:1.0 thereafter.

                  5.2. Unsecured Interest Expense Coverage Ratio. The Borrower and the REIT shall maintain at all times during the Fiscal Quarter commencing on July 1, 1997 a ratio of (a) the sum of (i) with respect to Eligible Hotels (other than Eligible Hotel Construction), Adjusted EBITDA, (ii) with respect to Eligible Mortgage Loans, Mortgage Loan Interest Income, and (iii) with respect to Eligible Management Agreements, Adjusted Management Fee EBITDA, to (b) Gross Unsecured Interest Expense of the Borrower, in each case determined on the basis of the four (4) Fiscal Quarters ending on the date of determination, of not less than (A) 2.0 to 1.0 during the Initial Interest Rate Period and (B) 2.5:1.0 thereafter.

                  5.3. Debt Service Coverage Ratios. (a) The Borrower and the REIT shall maintain at all times during each Fiscal Quarter commencing on July 1, 1997 a ratio of (i) the sum of (A) with respect to Hotels (other than Hotel Construction), Adjusted EBITDA, (B) with respect to Mortgage Loans, Mortgage Loan Interest Income, and (C) with respect to Management Agreements, Adjusted Management Fee EBITDA, to (ii) Debt Service on Total Indebtedness, in each case determined on the basis of the four (4) Fiscal Quarters ending on the date of determination, of not less than (A) 2.0 to 1.0 during the Initial Interest Rate Period and (B) 2.25:1.00 thereafter.

                  (b) The Borrower and the REIT shall maintain at all times during each Fiscal Quarter commencing on July 1, 1997, a ratio of (i) the sum of
(A) with respect to Eligible Hotels (other than Eligible Hotel Construction), Adjusted EBITDA, (B) with respect to Eligible Mortgage Loans, Mortgage Loan Interest Income, and (C) with respect to Eligible Management Agreements, Adjusted Management Fee EBITDA, to (ii) Debt Service on Total Unsecured Indebtedness, in each case determined on the basis of the four (4) Fiscal Quarters ending on the date of determination, of not less than (A) 2.0 to 1.0 during the Initial Interest Rate Period and (B) 2.25:1.00 thereafter.

                  5.4. Maintenance of Equity Value. The Borrower and the REIT shall maintain at all times an Equity Value of the Borrower of not less than $591,473,250.00 plus 75% of the net proceeds (after the payment of underwriter and placement fees and other expenses directly related to such equity offering) received from equity offerings by the REIT subsequent to June 30, 1997, calculated on a GAAP basis.

                  5.5. Limitation on Total Indebtedness. The Borrower and the REIT shall not, at any time, on a consolidated basis, permit the Total Indebtedness of the Borrower and the REIT to exceed (a) during the Initial Interest Rate Period, sixty percent (60%) of Borrower's Total Value and (b) thereafter, fifty percent (50%) of Borrower's Total Value.

                  5.6. Limitations on Total Secured Indebtedness. (a) The Borrower and the REIT shall not, during each Fiscal Quarter on a consolidated basis, permit the Total Secured Indebtedness of the Borrower and the REIT to exceed thirty percent (30%) of Borrower's Total Value. None of the Indebtedness comprising such Total Secured Indebtedness (excluding construction loan Indebtedness approved by the Administrative Agent and incurred in connection with a Permitted Investment) shall (i) be secured by any Hotel where (A) the loan to value ratio, as determined by the Administrative Agent, exceeds 65% (excluding the Mexican Indebtedness, the Sumitomo Indebtedness, the Lehman Repo Facility, the Stamford Indebtedness and the Tax Exempt Indebtedness) or (B) the ratio of Adjusted EBITDA to Gross Interest Expense for such asset is less than 1.50:1.00 (excluding the Tax Exempt Indebtedness and the Stamford Indebtedness) and (ii) have a maturity later than the Final Maturity Date (excluding Non-Recourse Indebtedness with a term of not less than 2 years which the Borrower or a Borrower Subsidiary anticipates incurring with respect to the acquisition of a certain hotel property known commonly as the Holiday Inn Crown Plaza, located in New Orleans, Louisiana, (the "New Orleans Indebtedness"), the Lehman Repo Facility, the Stamford Indebtedness and the Mexican Indebtedness).

                  (b) The Borrower and the REIT shall not, during each Fiscal Quarter on a consolidated basis, permit the Total Secured Recourse Indebtedness of the Borrower and the REIT, to exceed the greater of (i) fifteen percent (15%) of Borrower's Total Value and (ii) $300,000,000.

                  5.7. Limitation on Total Unsecured Indebtedness. Subject to the provisions of Section 2.7(e), the Total Unsecured Indebtedness of the Borrower and the REIT shall be limited to the sum of (a) the Facility Amount and
(b) the greater of (i) fifteen percent (15%) of Borrower's Total Value and (ii) $300,000,000; provided, however, in the event an Unsecured Debt Rating of Borrower of BB or higher is assigned, and so long as such a rating is maintained, the Total Unsecured Indebtedness of the Borrower and the REIT shall not be limited; provided further, however, that none of the Indebtedness comprising such Total Unsecured Indebtedness shall have a stated maturity prior to the Final Maturity Date.

                  5.8. Limitation on Total Indebtedness of Operating Entities. Subject to the provisions contained in Section 4.27, the Borrower shall not permit SLC or the Operating Entities to incur any Indebtedness other than trade payables and intercompany debt incurred in the ordinary course of business, nor shall SLC or the Operating Entities be permitted to pledge or encumber any of its Assets in favor of any Person other than Borrower or any Borrower Subsidiary.

                  5.9. Eligible Asset Value Coverage Ratios. (a) The Borrower and the REIT shall maintain at all times during each Fiscal Quarter commencing on the date hereof, a ratio of (i) Eligible Asset Value to (ii) Total Unsecured Indebtedness of the Borrower and the REIT, in each case determined on the basis of the four (4) Fiscal Quarters ending on the date of determination, of not less than (A) 1.67 to 1.00 during the Initial Interest Rate Period and (B) 2.0:1.0 thereafter.

                  (b) The Borrower and the REIT shall maintain at all times during each Fiscal Quarter commencing on the date hereof, a ratio of (i) the sum of Eligible Asset Value and Secured Recourse Asset Value to (ii) Total Unsecured Indebtedness and Secured Recourse Indebtedness of the Borrower and the REIT, in each case determined on the basis of all four (4) Fiscal Quarters ending on the date of determination, of not less than (A) 1.63 to 1.00 during the Initial Interest Rate Period and (B) 2.0:1.0 thereafter.

                  5.10. [INTENTIONALLY OMITTED].

                  5.11. Minimum Rating. The Borrower and the REIT shall maintain at all times during each Extension Period an Unsecured Debt Rating of not less than the Minimum Rating.


                                   ARTICLE VI

                              AFFIRMATIVE COVENANTS

                  As long as any of the Obligations remain outstanding, unless the Super Majority Lenders or, with respect to Section 6.33, all of the Lenders, or with respect to Section 6.34, the Super Majority Lenders otherwise consent in writing, the Borrower and the REIT agree with the Lenders and the Administrative Agent that:

                  6.1. Compliance with Laws, Etc. The Borrower shall comply, and shall cause each Loan Party and each of its Subsidiaries to comply, in all material respects with all Requirements of Law, Contractual Obligations, commitments, instruments, licenses, permits and franchises, including, without limitation, all Permits; provided, however, that the Borrower shall not be deemed in default of this Section 6.1 if all such non-compliances in the aggregate have no Material Adverse Effect.

                  6.2. Conduct of Business. The Borrower, the REIT and the Operating Entities shall (a) conduct, and shall cause such of their Subsidiaries to conduct, its business in the ordinary course and consistent with past practice; (b) use, and cause each of their Subsidiaries to use, its reasonable efforts, in the ordinary course and consistent with past practice, to
(i) preserve its business and the goodwill and business of the customers, advertisers, suppliers and others having business relations with the Borrower, any other Loan Party or any of their Subsidiaries, and (ii) keep available the services and goodwill of its employees necessary for the operation of its business; (c) preserve, and cause each of their Subsidiaries to preserve, all registered patents, trademarks, trade names, copyright and service marks with respect to its business; and (d) perform and observe, and cause each of their Subsidiaries to perform and observe, all the terms, covenants and conditions required to be performed and observed by it under its Contractual Obligations (including, without limitation, to pay all rent and other charges payable under any lease and all debts and other obligations as the same become due), and do, and cause their Subsidiaries to do, all things necessary to preserve and to keep unimpaired its rights under such Contractual Obligations; provided, however, that, in the case of each of clauses (a) through (d), the Borrower shall not be deemed in default of this Section 6.2 if all such failures in the aggregate have no Material Adverse Effect. The REIT shall continue to conduct its business directly only through the Borrower and with respect to those entities set forth on Schedule 4.28, only as currently conducted and shall not own any Assets or any interest in any Person other than in the Borrower and the specific entities listed on Schedule 4.28; further, the entities listed on Schedule 4.28 (other than the Borrower) shall not own any Assets other than the Assets which such entities own as of the date hereof or any interests in any Person other than as listed on Schedule 4.28. The Corporation shall continue to conduct its business directly only through SLC and with respect to those entities set forth on
Schedule 6.2, only as currently conducted.

                  6.3. Payment of Taxes, Etc. The Borrower shall pay and discharge, and shall cause each other Loan Party and each of their Subsidiaries, as appropriate, to pay and discharge, before the same shall become delinquent, all lawful governmental claims, taxes, assessments, charges and levies, except where contested in good faith, by proper proceedings, if adequate reserves therefor have been established on the books of the Borrower, each other Loan Party or the appropriate Subsidiary in conformity with GAAP.

                  6.4. Maintenance of Insurance.

                  (a) Borrower and the other Loan Parties shall (i) maintain with financially sound and reputable insurance companies insurance on itself and its properties in commercially reasonable amounts, and (ii) furnish to the Administrative Agent and the Lenders from time to time, upon written request, certificates of insurance or certified copies or abstracts of all insurance policies required under this Agreement and the other Loan Documents and such other information relating to such insurance as the Administrative Agent or Lenders may reasonably request.

                  (b) With respect to each Hotel and Real Estate Asset, Borrower, each Borrower Subsidiary, each Loan Party and their Subsidiaries and each Operating Entity, as applicable shall obtain and maintain, or cause to be maintained, insurance providing at least the following coverages:

                  (i) comprehensive all risk insurance on the Improvements and the Personal Property, including contingent liability from Operation of Building Laws, Demolition

         Costs and Increased Cost of Construction Endorsements, in each case (A) in an amount equal to 100% of the "Full Replacement Cost," which for purposes of this Agreement shall mean actual replacement value (exclusive of costs of excavations, foundations, underground utilities and footings) with a waiver of depreciation; (B) containing an agreed amount endorsement with respect to the Improvements owned or leased by Borrower or the related Loan Party and Personal Property or a waiver of all co-insurance provisions; (C) providing for no deductible in excess of $50,000; and (D) containing an "Ordinance or Law Coverage" or "Enforcement" endorsement if any of the Improvements or the use of the Asset shall at any time constitute legal non-conforming structures or uses. The Full Replacement Cost shall be redetermined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of the Administrative Agent by an appraiser or contractor designated and paid by Borrower or the related Loan Party and approved by the Administrative Agent, or by an engineer or appraiser in the regular employ of the insurer. Notwithstanding the foregoing, if such redetermination is based on an appraisal, the cost thereof shall be paid by the Borrower or the related Loan Party. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade and shall be at Borrower's or the related Loan Party's expense. No omission on the part of Administrative Agent to request any such ascertainment shall relieve Borrower or the related Loan Party of any of its obligations under this
         Section 6.4(b)(i). In addition, Borrower or the related Loan Party shall obtain (y) flood hazard insurance if any portion of the Improvements is currently or at any time in the future located in a federally designated "special flood hazard area" and (z) earthquake insurance in amounts and in form and substance reasonably satisfactory to the Administrative Agent in the event the Asset is located in an area with a high degree of seismic activity, or otherwise as required by the Administrative Agent, provided that the insurance pursuant to clauses (y) and (z) hereof shall be on terms consistent with the comprehensive all risk insurance policy required under this Section 6.4(b)(i), except that the deductible on such insurance and on wind insurance if the Asset is located in a coast line area, shall not be in excess of five percent (5%) of the appraised value of the Asset;

                  (ii) commercial general liability insurance against claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Asset, including "Dram Shop" or other liquor liability coverage if alcoholic beverages are sold from or may be consumed at the Asset, such insurance (A) to be on the so-called "occurrence" form with a combined single limit of not less than $1,000,000 or such greater amount or may be generally required by institutional lenders for hotels comparable to the Asset; (B) to continue at not less than the aforesaid limit until required to be changed by the Administrative Agent or Majority Lenders in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an "if any" basis; (3) independent contractors; and (4) blanket contractual liability for all written and oral contracts;

                  (iii) business income and rent loss insurance (A) covering all risks required to be covered by the insurance provided for in Section 6.4(b)(i); (B) containing an extended period of indemnity endorsement which provides that from and after the physical loss to the Improvements and Personal Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of twelve (12) months from the date of the loss, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; and (C) in an amount equal to 100% of the projected gross income from the Asset for a period of twelve (12) months, determined prior to the date hereof and at least once each year thereafter based on the greatest of: (x) Borrower's reasonable estimate of the gross income from the Asset, which estimate shall be reasonably satisfactory to the Administrative Agent and (y ) the gross income set forth in the Financial Statements delivered to the Lenders in accordance with this Agreement.

                  (iv) at all times during which structural construction, repairs or alterations are being made with respect to the Improvements
         (A) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the above mentioned commercial general liability insurance policy; and (B) the insurance provided for in Section 6.4(b)(i) written in a so-called builder's risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Section 6.4(b)(i), (3) including permission to occupy the Asset, and (4) with an agreed amount endorsement or a waiver of coinsurance provisions;

                  (v) workers' compensation, subject to the statutory limits of the state in which the Asset is located, and employer's liability insurance (A) with a limit per accident and per disease per employee, and (B) in an amount for disease aggregate in respect of any work or operations on or about the Asset, or in connection with the Asset or its operation (if applicable), in each case reasonably required by the Administrative Agent;

                  (vi) comprehensive boiler and machinery insurance, if applicable, in amounts as shall be reasonably required by Administrative Agent on terms consistent with the commercial general liability insurance policy required under Section 6.4(b)(ii);

                  (vii) umbrella liability insurance in an amount not less than $50,000,000.00 per occurrence or such greater amount as may be generally required by institutional lenders for hotels comparable to the Asset on terms consistent with the commercial general liability insurance policy required under Section 6.4(b)(ii);

                  (viii) motor vehicle liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of $5,000,000;

                  (ix) a blanket fidelity bond and errors and omissions insurance coverage insuring against losses resulting from dishonest or fraudulent acts committed by (A) Borrower's or the related Loan Party's personnel; (B) any employees of outside firms that provide appraisal, legal, data processing or other services for Borrower or the related Loan Party or (C) temporary contract employees or student interns; and

                  (x) such other insurance and in such amounts as are required pursuant to any franchise agreements or as the Administrative Agent from time to time may reasonably request against such other insurable hazards which are generally required by institutional lenders for hotels comparable to the Asset or which are commonly insured against for property similar to the Asset located in or around the region in which the Asset is located.

                  (c) All insurance provided for in this Section 6.4(b) hereof shall be obtained under valid and enforceable policies (the "Policies" or in the singular, the "Policy"), and shall be subject to the approval of the Majority Lenders as to insurance companies, amounts, forms, deductibles, loss payees and insurers. The Policies shall be issued by financially sound and responsible insurance companies authorized to do business in the state in which the Real Property Asset is located and approved by the Administrative Agent. Each insurance company must have a rating of "A" or better for claims paying ability assigned by Standard & Poor's Rating Group (the "Rating Agency") or, if the Rating Agency does not assign a rating for such insurance company, such insurance company must have a general policy rating of A or better and a financial class of VIII or better by A.M. Best Company, Inc. (each such insurer shall be referred to below as a "Qualified Insurer"). Notwithstanding the foregoing, Commonwealth Insurance Company shall be deemed a Qualified Insurer with respect to the excess liability insurance described in Section 6.4(b)(vii) so long as Commonwealth has a general policy rating of A or better and a Financial class of VII or better by A.M. Best Company Inc. Not less than thirty
(30) days prior to the expiration dates of the Policies theretofore furnished to the Administrative Agent pursuant to Section 6.4(b), certified copies of the Policies marked "premium paid" or accompanied by evidence reasonably satisfactory to the Administrative Agent of payment of the premiums due thereunder (the "Insurance Premiums"), shall be delivered by Borrower or the related Loan Party to the Administrative Agent; provided, however, that in the case of renewal Policies, Borrower or the related Loan Party may furnish the Administrative Agent with binders therefor to be followed by the original Policies when issued.

                  (d) Neither the Borrower nor any Loan Party shall obtain duplicate or separate casualty insurance policy(s) relating to the Assets. Any so called "blanket" insurance policy(s) covering the Assets shall provide at a minimum the same protection as would a separate policy insuring any individual Asset in full compliance with the provisions of Section 6.4(b) and issued by a Qualified Insurer. In the event Borrower or the related Loan Party obtains separate insurance or an umbrella or a blanket Policy, Borrower or the related Loan Party shall notify the Administrative Agent of the same and shall cause certified copies of each Policy to be delivered as required in Section 6.4(b). Any blanket insurance Policy shall (a) specifically allocate to the Asset the amount of coverage from time to time required hereunder or (b) be written on an occurrence basis for the coverages required hereunder with a limit per occurrence in an amount equal to the amount of coverage required hereunder and shall otherwise provide the same protection as would a separate Policy insuring only the Asset in compliance with the provisions of Section 6.4(b).

                  (e) All Policies of insurance provided for in Section 6.4(b) shall contain clauses or endorsements to the effect that:

                           (i) the Policy shall not be materially changed (other
                  than to increase the coverage provided thereby) or cancelled without at least 30 days' written notice to the Administrative Agent and any other party named therein as an insured; and

                           (ii) each Policy shall provide that the issuers
                  thereof shall give written notice to the Administrative Agent if the Policy has not been renewed thirty (30) days prior to its expiration.

                  (f) Borrower or the related Loan Party shall furnish to the Administrative Agent and to each Lender, on or before thirty (30) days after the close of each of Borrower's and the related Loan Party's fiscal years, a statement certified by Borrower or a duly authorized officer of Borrower of the amounts of insurance maintained in compliance herewith, of the risks covered by such insurance and of the insurance company or companies which carry such insurance, together with copies of the Policies, and, if requested by the Administrative Agent or any Lender, verification of the adequacy of such insurance by an independent insurance broker or appraiser acceptable to the Administrative Agent and the Lenders.

                  (g) If at any time any Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, the Lender shall promptly notify the Administrative Agent. When the Administrative Agent becomes aware that it is not in receipt of written evidence that all insurance required hereunder is in full force and effect, the Administrative Agent shall have the right, without notice to Borrower or the related Loan Party, to take such action as the Administrative Agent deems necessary, including, without limitation, the obtaining of such insurance coverage as it deems appropriate, and all expenses incurred by the Administrative Agent in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower or the related Loan Party to the Administrative Agent upon demand and until paid shall bear interest in accordance at the Default Rate. The Administrative Agent shall promptly notify the other Lenders of the action it has taken. The Administrative Agent agrees that it shall not take any action hereunder that would otherwise require the consent of the Majority Lenders, the Super Majority Lenders or all of the Lenders, as applicable.

                  (h) If the Assets shall be damaged or destroyed, in whole or in part, by fire or other casualty, or condemned or taken by eminent domain, Borrower or the related Loan Party shall give prompt notice of such damage or taking to the Administrative Agent and shall promptly commence and diligently prosecute the completion of the repair and restoration of the Asset as nearly as possible to the condition the Asset was in immediately prior to such fire or other casualty or taking (the "Restoration"). Borrower or the related Loan Party shall pay all costs of such Restoration whether or not such costs are covered by insurance or any condemnation award. In the event that the related Asset cannot be restored to the same condition it was in immediately prior to a condemnation, or all or substantially all of such Asset is condemned or taken by eminent domain, such Asset shall not be deemed an Eligible Asset or an Asset for purposes of calculating Total Value and Borrower shall immediately pay an amount of Principal, if any, required to maintain compliance with the Financial Covenants set forth herein.

                  6.5. Preservation of Existence, Etc. The Borrower shall preserve and maintain, and shall cause each other Loan Party and each of their Subsidiaries to preserve and maintain, its corporate or partnership existence, rights (charter and statutory) and franchises, except as permitted under Section 7.5.

                  6.6. Access. The Borrower shall, at any reasonable time and from time to time, permit the Administrative Agent or any of the Lenders, or any agents or representatives thereof, at the expense of the Lenders (but such expense to be reimbursed by the Borrower in the event that any of the following reveal a Default by the Borrower), to (a) examine and make copies of and abstracts from the records and books of account of the Borrower and each other Loan Party and each of their Subsidiaries, (b) visit the properties of the Borrower and each other Loan Party and each of their Subsidiaries, (c) discuss the affairs, finances and accounts of the Borrower and each other Loan Party and each of their Subsidiaries with any of their respective officers and directors, and (d) communicate directly with the Borrower's independent certified public accountants.

                  6.7. Keeping of Books. The Borrower shall keep, and shall cause each other Loan Party and each of their Subsidiaries to keep, proper books of record and account, in which proper entries shall be made of all financial transactions and the assets and business of the Borrower and each other Loan Party and each such Subsidiary.

                  6.8. Maintenance of Properties, Etc. The Borrower shall maintain, and shall cause each other Loan Party and each of their Subsidiaries to maintain and preserve, (i) all of its properties which are used or useful or necessary in the conduct of its business in good working order and condition, and (ii) all rights, permits, licenses, approvals and privileges (including, without limitation, all Permits) which are used or useful or necessary in the conduct of its business; provided, however, that the Borrower shall not be deemed in default of this Section 6.8 if all such failures in the aggregate have no Material Adverse Effect.

                  6.9. Performance and Compliance with Other Covenants. The Borrower shall perform and comply with, and shall cause each other Loan Party and each of their Subsidiaries to perform and comply with, each of the covenants and agreements set forth in each Contractual Obligation to which it or any of their Subsidiaries is a party; provided, however, that the Borrower shall not be deemed in default of this Section 6.9 if all such failures in the aggregate for each individual Asset have no Material Adverse Effect.

                  6.10. Application of Proceeds. The Borrower shall use the entire amount of the proceeds of the Loan as provided in Section 4.18.

                  6.11. Financial Statements. The Borrower and the REIT shall furnish to the Lenders:

                  (a) as soon as available and in any event within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year, consolidated balance sheets of (i) the Borrower, the REIT and their Subsidiaries, (ii) SLC, the Corporation and their Subsidiaries and (iii) the Borrower, the REIT, SLC, the Corporation and their Subsidiaries, each as of the end of such quarter and the related consolidated statements of income, retained earnings and cash flow for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, all prepared in conformity with GAAP and certified by the chief financial officer of the REIT and the Corporation, as appropriate, as fairly presenting the financial condition and results of operations of the Borrower, the REIT, SLC, the Corporation and their Subsidiaries at such date and for such period, together with a Compliance Certificate;

                  (b) as soon as available and in any event within 90 days after the end of each Fiscal Year, audited consolidated balance sheets of (i) the Borrower, the REIT and their Subsidiaries, (ii) SLC, the Corporation and their Subsidiaries, and (iii) the Borrower, the REIT, SLC, the Corporation and their Subsidiaries, each as of the end of such year and consolidated statements of income, retained earnings and cash flow for such Fiscal Year, all prepared in conformity with GAAP and certified, in the case of such consolidated financial statements, in a manner reasonably acceptable to the Lenders, by independent public accountants of recognized national standing (which accountants' opinion shall be unqualified) together with (i) a schedule in form satisfactory to the Lenders of the computations used by the Borrower, as appropriate, in determining, as of the end of such Fiscal Year, compliance with all financial covenants contained herein, and (ii) a written discussion and analysis by the management of the Borrower, as appropriate, of the financial statements furnished in respect of such Fiscal Year, together with a Compliance Certificate;

                  (c) promptly after the same are received by the Borrower, a copy of each management letter provided to the Borrower by its independent certified public accountants which refers in whole or in part to any inadequacy, defect, problem, qualification or other lack of fully satisfactory accounting controls utilized by the Borrower, any other Loan Party or any of their Subsidiaries; and

                  (d) within 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year and within 90 days after the end of each Fiscal Year, (i) property level income statements for each Hotel, Mortgage Note Hotel and Managed Hotel, in the form attached as Schedule 6.11(d), together with such other information reasonably requested by the Agent, (ii) income statements for each Management Agreement, together with such other information reasonably requested by the Lenders through the Administrative Agent, (iii) a Compliance Certificate as of the end of such Fiscal Quarter, executed by the chief financial officer of the REIT, and (iii) a Borrowing Base Certificate as of the end of such Fiscal Quarter, executed by the chief financial officer of the REIT.

                  6.12. Reporting Requirements. The Borrower and the REIT shall furnish to the Lenders:

                  (a) prior to any Asset Sale generating proceeds in excess of 10% of the Borrower's Total Value, a notice (i) describing the assets being sold, (ii) stating the estimated Asset Sales proceeds in respect of such Asset Sale and (iii) accompanied by a Compliance Certificate, a Borrowing Base Certificate and a certificate of the chief financial officer of the REIT stating that before and after giving effect to such Asset Sale, the Borrower shall be in compliance with all of its covenants set forth in the Loan Documents and that no Default or Event of Default will result from such Asset Sale;

                  (b) as soon as available and in any event within 90 days after the end of each Fiscal Year (or earlier if approved earlier by the Board of Directors or Trustees of the Borrower or the REIT), an annual budget of the Borrower, each other Loan Party and their Subsidiaries, as applicable, for each Eligible Asset for the succeeding Fiscal Year, displaying on a monthly basis anticipated revenues, EBITDA, and, on an annual basis, with periodic adjustments, forecasted capital expenditures on an individual basis for each Eligible Asset;

                  (c) promptly and in any event within 30 days after the Borrower, any other Loan Party or any of their Subsidiaries or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred, a written statement of the chief financial officer or other appropriate officer of the Borrower describing such ERISA Event or waiver request and the action, if any, which the Borrower, its Subsidiaries and ERISA Affiliates propose to take with respect thereto and a copy of any notice filed by or with the PBGC or the IRS pertaining thereto;

                  (d) promptly and in any event within 10 days after receipt thereof, a copy of any adverse notice, determination letter, ruling or opinion the Borrower, any other Loan Party or any of their Subsidiaries or any ERISA Affiliate receives from the PBGC, DOL or IRS with respect to any Plan, other than those which, in the aggregate, do not have any reasonable likelihood of resulting in a Material Adverse Change;

                  (e) promptly after the commencement thereof, notice of all actions, suits and proceedings before any domestic or foreign Governmental Authority or arbitrator, affecting the Borrower, any other Loan Party or any of their Subsidiaries, except those which in the aggregate, if adversely determined, would have no Material Adverse Effect.

                  (f) promptly and in any event within five Business Days after the Borrower or the REIT becomes aware of the existence of (i) any Default or Event of Default, (ii) any breach or non-performance of, or any default under, any Operating Lease or any Contractual Obligation which is material to the business, prospects, operations or financial condition of the Borrower and its Subsidiaries taken as one enterprise, or (iii) any Material Adverse Change or any event, development or other circumstance which has any reasonable likelihood of causing or resulting in a Material Adverse Change, telephonic or telecopied notice in reasonable detail specifying the nature of the Default, Event of Default, breach, non-performance, default, event, development or circumstance, including, without limitation, the anticipated effect thereof, which notice shall be promptly confirmed in writing within five days;

                  (g) promptly, and in any event within five Business Days of the end of each Fiscal Quarter ending on March 31, June 30, September 30 and December 31, copies of all reports which, during each such Fiscal Quarter, the Borrower or the REIT sends to its security holders generally, and promptly after the filing thereof, copies of all reports and registration statements which the Borrower, any other Loan Party or any of their Subsidiaries files with the Securities and

Exchange Commission or any national securities exchange or the National Association of Securities Dealers, Inc.;

                  (h) promptly, upon the request of any Lender, through the Administrative Agent, copies of all federal tax returns and reports filed by the Borrower, any other Loan Party or any of their Subsidiaries in respect of taxes measured by income (excluding sales, use and like taxes);

                  (i) promptly, and in any event within ten days of the Borrower, any other Loan Party or any of their Subsidiaries learning of any of the following, written notice to the Administrative Agent of any of the following:

                           (i) the Release or threatened Release of any Hazardous Material on or from any property owned or leased by the Borrower, any other Loan Party or any of their Subsidiaries and any written order, notice, permit, application or other written communication or report received by the Borrower, any other Loan Party or any of their Subsidiaries in connection with or relating to any such Release or threatened Release, unless such Release or threatened Release is not reasonably likely to subject the Borrower or any of its Subsidiaries to Environmental Liabilities and Costs, individually or in the aggregate of $500,000 or more;

                           (ii) any notice or claim to the effect that the Borrower, any other Loan Party or any of their Subsidiaries is or may be liable to any Person as a result of the Release or threatened Release of any Hazardous Material into the environment;

                           (iii) receipt by the Borrower, any other Loan Party or any of their Subsidiaries of notification that any real or personal property of such entity is subject to an Environmental Lien;

                           (iv) any Remedial Action taken by the Borrower, any other Loan Party or any of their Subsidiaries or any other Person on their behalf in response to any Hazardous Material on, under or about any real property owned or leased by the Borrower, any other Loan Party or any of their Subsidiaries, unless such Remedial Action is not reasonably likely to subject the Borrower, any other Loan Party or any of their Subsidiaries to Environmental Liabilities and Costs, individually or in the aggregate of $500,000 or more;

                           (v) receipt by the Borrower, any other Loan Party or any of their Subsidiaries of any notice of violation of, or knowledge by the Borrower or any of their Subsidiaries that there exists a condition which may result in a violation by the Borrower, any other Loan Party or any of their Subsidiaries of, any Environmental Law, unless such violation is not reasonably likely to subject the Borrower, any other Loan Party or any of their Subsidiaries to Environmental Liabilities and Costs, individually or in the aggregate of $500,000 or more;

                           (vi) any proposed Capital Expenditure by the Borrower, any other Loan Party or any of their Subsidiaries intended or designed to implement any existing or additional Remedial Action, unless such expenditures are not reasonably likely to exceed individually or in the aggregate $500,000;

                           (vii) the commencement of any judicial or administrative proceeding or investigation alleging a violation of any Environmental Law; or

                           (viii) any proposed acquisition of stock, assets or real property, or any proposed leasing of property by the Borrower, or any other Loan Party or any of their Subsidiaries, unless such action is not reasonably likely to subject the Borrower, any other Loan Party or any of their Subsidiaries to Environmental Liabilities and Costs in excess, individually or in the aggregate of $500,000;

                  (j) promptly, such additional financial and other information respecting the financial or other condition of the Borrower, any other Loan Party or any of their Subsidiaries or the status or condition of any real or personal property owned or leased by any such party, or the operation thereof which the Borrower is entitled to or can otherwise reasonably obtain, as the Administrative Agent or the Lenders from time to time reasonably requests;

                  (k) upon written request by any Lender through the Administrative Agent, a report providing an update of the status of any Environmental Claim, Remedial Action or any other issue identified in any notice or report required pursuant to this Section 6.12;

                  (l) notification of any fire or other casualty or any pending or threatened condemnation or eminent domain proceeding with respect to all or any portion of any Hotel or Mortgage Note Hotel;

                  (m) promptly upon request of the Lenders through the Administrative Agent, but in no event later than thirty days after such request, copies of any quality assurance reports or similar reports of inspection or compliance from the licensor under any License; and

                  (n) promptly, but in no event later than ten (10) days after receipt of written notice that any Indebtedness of Borrower, any other Loan Party or any of their Subsidiaries hereof has been accelerated, written notice to the Lenders of such acceleration.

                  6.13. Operating Leases, Management Agreements and Licenses.
(a) The Borrower shall provide the Administrative Agent with a copy of each Lease which has annual rent payments in excess of five percent (5%) of the Gross Revenues from the related Eligible Hotel and each Operating Lease relating to an Eligible Hotel and each Eligible Management Agreement. The Borrower shall, and shall cause each other Loan Party and each of its Subsidiaries, to (i) comply in all material respects with all of their respective obligations under all of their respective Leases, Operating Leases and Management Agreements now or hereafter held respectively by them with respect to real property; (ii) not modify, amend, cancel, extend or otherwise change in any materially adverse manner to the Borrower any of the terms, covenants or conditions of any such

Leases, Operating Leases or Management Agreements; (iii) not assign any Leases or sublet any portion of the premises if such assignment or sublet would have a Material Adverse Effect; (iv) provide the Administrative Agent with a copy of each notice of default under any Lease, Operating Lease or Management Agreement received by the Borrower, any other Loan Party or any of their Subsidiaries immediately upon receipt thereof and deliver to the Administrative Agent a copy of each notice of default sent under any Lease, Operating Lease or Management Agreement simultaneously with its delivery of such notice under such Lease, Operating Lease or Management Agreement except to the extent that such defaults, in the aggregate, would not have a Material Adverse Effect; (v) notify the Administrative Agent, not later than 90 days prior to the date of the expiration of the term of any Lease, Operating Lease or Management Agreement of the Borrower's any other Loan Party or any of their Subsidiary's intention either to renew or to not renew any such Lease, Operating Lease or Management Agreement and, if such party intends to renew such Lease, Operating Lease or Management Agreement, the terms and conditions of such renewal; and (vi) maintain each Lease, Operating Lease and Management Agreement in full force and effect and enforce the obligations of any other parties thereto thereunder, in a timely manner except to the extent that the failure to do so, in the aggregate, would not have a Material Adverse Effect.

                  (b) The Borrower shall take all actions and do all things within its power or control necessary or required to cause each Operating Entity, Borrower Subsidiary and other Loan Party to (i) keep, observe, comply with and perform all of the terms, provisions, covenants and undertakings on its part required by each Operating Lease, License, sublease and Management Agreement and (ii) to enforce the provisions of each License and each Management Agreement, if the failure to comply or enforce such agreements would be reasonably likely, in the aggregate, to have a Material Adverse Effect.

                  (c) Each Operating Lease shall be subordinated to the Loan and the Loan Documents pursuant to a Lease Subordination Agreement.

                  6.14. [INTENTIONALLY OMITTED].

                  6.15. Employee Plans. For each Plan and any related trust hereafter adopted or maintained by a Loan Party or any of its ERISA Affiliates intended to qualify under Code Section 125, 401 or 501, the Borrower and the REIT shall (i) seek, and cause such of its ERISA Affiliates to seek, and receive determination letters from the IRS to the effect that such plan is so qualified; and (ii) cause such plan to be so qualified.

                  6.16. [INTENTIONALLY OMITTED].

                  6.17. Fiscal Year. The Borrower and the REIT shall maintain as its Fiscal Year the twelve month period ending on December 31 of each year.

                  6.18. Environmental Matters. (a) The Borrower shall comply and shall cause each other Loan Party and each of their Subsidiaries and each property owned or leased by such parties to comply in all material respects with all applicable Environmental Laws currently or hereafter in effect.

                  (b) If Administrative Agent or Lenders at any time have a reasonable basis to believe that there may be a material violation of any Environmental Law by the Borrower or any other Loan Party or any of their Subsidiaries related to any real property owned or leased by the Borrower, any other Loan Party or any of their Subsidiaries, or real property adjacent to such real property, then the Borrower agrees, upon request from the Administrative Agent or the Lenders, to provide the Administrative Agent, at the Borrower's expense, with such reports, certificates, engineering studies or other written material or data as the Administrative Agent or Lenders may reasonably require so as to reasonably satisfy the Administrative Agent and Lenders that the Borrower or such other Loan Party of Subsidiary, or real property owned or leased by them is in material compliance with all applicable Environmental Laws. Furthermore, Administrative Agent and the Lenders shall have the right to inspect during normal business hours and on reasonable prior notice, any real property owned or leased by the Borrower any other Loan Party or any of their Subsidiaries if at any time Administrative Agent or Lenders have a reasonable basis to believe that there may be such a material violation of Environmental Law.

                  (c) The Borrower shall, and shall cause each other Loan Party and each of their Subsidiaries to take such Remedial Action or other action as required by Environmental Laws, as any Governmental Authority requires, except to the extent contested in good faith and by proper proceedings, or as is appropriate and consistent with good business practice.

                  6.19. The REIT Requirements. The REIT shall operate its business at all times so as to satisfy all requirements necessary to qualify as an equity-oriented real estate investment trust under Sections 856 through 860 of the Code and shall at all times maintain its status as grandfathered from the application of Section 269B of the Code pursuant to Section 132(c)(3) of the Deficit Reduction Act of 1984. The REIT will maintain adequate records so as to comply with all record-keeping requirements relating to the qualification of the REIT as an equity-oriented real estate investment trust as required by the Code and applicable regulations of the Department of the Treasury promulgated thereunder and will properly prepare and timely file with the IRS all returns and reports required thereby. The REIT will request from its shareholders all shareholder information required by the Code and applicable regulations of the Department of Treasury promulgated thereunder.

                  6.20. [INTENTIONALLY OMITTED].

                  6.21. Franchise Affiliations. The Borrower shall cause at least 50% of the Hotels to be maintained and operated under a License with a nationally recognized franchise affiliation reasonably acceptable to the Administrative Agent, provided that if a License is in default beyond the expiration of any applicable notice or grace period, such Eligible Hotel shall be deemed not to have a License.

                  6.22. Further Assurances. At any time upon the request of the Administrative Agent, the Borrower and the REIT will, promptly and at its expense, execute, acknowledge and deliver such further documents and do such other acts and things as the Administrative Agent may reasonably request to evidence the Loan made hereunder and interest thereon in accordance with the terms of this Agreement.

                  6.23. Eligible Asset Value Determination/Removal, Substitution and Addition of Eligible Assets. (a) Subject to compliance with the terms and conditions of Section 3.1, the Administrative Agent and the Lenders have accepted the Assets listed on Schedule 6.23 as Eligible Assets for the purposes of this Agreement as of the Closing Date.

                  (b) Provided the Eligible Asset Value is not reduced below the Minimum Eligible Asset Value as a result, Borrower shall have the right to remove an Eligible Asset (a "Removed Eligible Asset") from the list of Eligible Assets provided Borrower delivers to the Administrative Agent written notice of the proposed removal not less than ten Business Days prior to the effective date thereof and a certificate of Borrower certifying that all of the representations, warranties and covenants contained in this Agreement and the other Loan Documents, after giving effect to the removal, are true and correct and that there is no Default or Event of Default hereunder together with a Compliance Certificate and a Borrowing Base Certificate.

                  (c) Provided that no Default or Event of Default has occurred and is continuing, upon the written request of Borrower, Borrower shall have the right to (i) remove an Eligible Asset upon substitution of another Eligible Asset (a "Substitute Eligible Asset") in the place of the Removed Eligible Asset which is similar in all material respects, in the Majority Lenders' reasonable discretion, to the Removed Eligible Asset, or (ii) add an Asset for acceptance by the Majority Lenders as an Eligible Asset for all purposes under this Agreement (an "Added Eligible Asset") which is similar in all material respects, in the Lenders' reasonable discretion, to existing Eligible Assets of that type, provided together with such written request Borrower shall deliver to the Administrative Agent, with respect to the Substitute Eligible Asset or Added Eligible Asset, as the case may be, the documentation required in Section 3.1(d), (e), (f), (g), (h), (i), (j), (k), (l), (m), (n), (o) or Eligible
Mortgage Loan Documents, as applicable, together with a Borrowing Base Certificate setting forth on a pro-forma basis the Available Credit assuming that such Substitute Eligible Asset or Added Eligible Asset, as applicable, is accepted as an Eligible Asset for the purposes of the Borrowing Base. If the Substitute Eligible Asset or Added Eligible Asset, as applicable, is owned by a Loan Party other than a Borrower or the REIT, or a Borrower Subsidiary which is a Guarantor, such Loan Party shall execute and deliver a Guaranty and a Lease Subordination Agreement, each in the form of the Guaranty and Lease Subordination Agreements delivered on the Closing Date, together with the items required in Sections 3.1(b) and (c). If the Substitute Eligible Asset or Added Eligible Asset, as applicable, satisfies the definition of an Eligible Asset of that type, the Administrative Agent shall confirm to Borrower in writing that such Substitute Eligible Asset shall be deemed an Eligible Asset or Added Eligible Asset, as applicable, and Schedule 6.23 shall be amended accordingly.

                  (d) The Borrower shall promptly notify the Administrative Agent in writing in the event that at any time the Borrower or any other Loan Party receives or otherwise gains knowledge that (i) any asset included as an Eligible Asset, ceases, for any reason whatsoever, to be an Eligible Asset, (ii) that a Material Adverse Change has occurred or is likely to occur, or (iii) there is a Borrowing Base Imbalance.

                  (e) The Administrative Agent, at the reasonable expense of the Borrower, may, or at the reasonable request of the Majority Lenders, shall make physical and other verifications of any Hotels or Mortgage Note Hotels included as Eligible Hotels or Eligible Mortgage Note Hotel in any reasonable manner and through any medium that the Administrative Agent considers advisable, and the Borrower shall furnish all such reasonable assistance and information as the Administrative Agent may require in connection therewith. Upon request, the Lenders shall have the right to accompany the Administrative Agent in connection with any visits to any such Hotels or Mortgage Note Hotels.

                  (f) Notwithstanding anything to the contrary set forth herein, an Asset shall cease to be an Eligible Asset if it shall cease to comply with the requirements therefor set forth herein.

                  6.24. Corporate Franchises; Conduct of Business. (a) Borrower shall and shall cause each other Loan Party and their Subsidiaries to do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and good standing (i) in the State of its organization and
(ii) in each state in which a any real property owned or leased by any such entity is located, unless such Person is not required to qualify in such State pursuant to any Requirements of Law, and its respective Licenses, except where the failure to so preserve any of the foregoing (other than existence and good standing) could not, individually or in the aggregate, result in a Material Adverse Effect.

                  (b) Borrower each other Loan Party and their Subsidiaries shall carry on and conduct their businesses in substantially the same manner and substantially the same field of enterprise as they are presently conducted.

                  6.25. Stock. The REIT and the Corporation shall maintain in good standing their listing of all outstanding shares of stock on the New York Stock Exchange and such shares shall continue to trade as "paired shares".

                  6.26. [INTENTIONALLY OMITTED].

                  6.27. Notice of Default or Litigation. Promptly after Borrower, any other Loan Party or any of their Subsidiaries obtains actual knowledge thereof, Borrower shall give the Administrative Agent notice of (i) the occurrence of (x) any default that is not cured, or any event of default, under any partnership agreement of Borrower, any mortgage, deed of trust, indenture or other debt or security instrument, covering any of the Assets of any such party or (y) any event of default under any License, Operating Lease or any other material agreement relating to the Hotels, to which Borrower, any other Loan Party or any of their Subsidiaries is a party, which, if not cured could result in a Material Adverse Effect, (ii) any litigation or governmental proceeding pending or threatened (in writing) against Borrower, any other Loan Party or any of their Subsidiaries which could result in a Material Adverse Effect. Each notice delivered pursuant to this Section 6.27 shall be accompanied by a certificate of a general partner or Responsible Officer of Borrower setting forth the details of the occurrence referred to therein and describing the actions Borrower proposes to take with respect thereto.

                  6.28. Management. Each Hotel shall be managed by an Operating Entity pursuant to a related Operating Lease; provided, however, at any time not more than 15% of the Hotels may be managed by a Person which is not an Affiliate of the Borrower, any other Loan Party or any of their Subsidiaries pursuant to management agreements acceptable to the Administrative Agent.

                  6.29. Maintenance of Affiliate Debt and Intercompany Debt.

                  (a) No Affiliate Debt shall be secured or collateralized by a Lien on any Asset of any Loan Party without the prior consent of the Super Majority Lenders.

                  (b) Neither Borrower nor the REIT shall amend or modify the terms of the subordination of any Affiliate Debt to the Loan and the Obligations.

                  (c) All Affiliate Debt shall be subordinated to the Loan and the Obligations pursuant to the Subordination and Intercreditor Agreement in the form attached hereto as Exhibit D.

                  (d) None of the proceeds of any Intercompany Debt shall be used for the purpose of enabling any Operating Entity to satisfy its obligations under any Operating Lease.

                  6.30. Keep Well Covenants. (a) Borrower and the REIT shall (a) cause each Loan Party and their Subsidiaries to be operated and managed in such a manner that it will fulfill its obligations under the Loan Documents to which it is a party; (b) not file any petition for relief under the Bankruptcy Code or under any similar federal or state law against any Loan Party; (c) provide funding to each Borrower Subsidiary to the extent necessary to enable each Borrower Subsidiary to fulfill its obligations under the related Subsidiary Guaranty and to remain Solvent; (d) cause each Operating Entity to be operated and managed in such a manner that it will fulfill its obligations under the Operating Lease to which it is a party; and (e) provide funding to each Operating Entity to fulfill its obligations under the related Subsidiary Guaranty and to remain Solvent.

                  6.31. Loan Documents. Borrower shall cause each Loan Party and their Subsidiaries to comply with all of the terms and conditions of the Loan Documents.

                  6.32. [INTENTIONALLY OMITTED].

                  6.33. Unsecured Debt Rating. Borrower and the REIT shall use their best efforts to have an Unsecured Debt Rating assigned to the REIT within 360 days (or 450 days in the event Borrower executes a Westin Acquisition Agreement) after the Closing Date.

                  6.34. Investment Restrictions. Borrower shall, and shall cause each other Loan Party to, invest only in Permitted Investments and Eligible Assets, without duplication.

                  6.35. Syndication Cooperation. Borrower and the REIT agree that they shall, in connection with any sale of all or any portion of the Loan pursuant to Section 10.7 to an Eligible Assignee or a participant, within ten
(10) business days after request by the Administrative Agent or the assignor Lender, furnish the Administrative Agent or assignor Lender, with a Compliance Certificate and such other information as reasonably requested by any potential Eligible Assignee or participant in performing its due diligence in connection with its purchase of an interest in the Loan. Borrower and the REIT shall also enter into any modifications of the Loan Documents reasonably requested by any prospective Eligible Assignee provided that such modifications do not result in any increased cost or obligation to Borrower, the REIT or any other Loan Party. Borrower and the REIT shall also pay all reasonable costs and expenses of the Administrative Agent, the assignor Lender and the prospective Eligible Assignee in connection with the transfer. The REIT, Borrower and SLC shall cooperate with the Administrative Agent and any assignor Lender in any such sale of a portion of the Loan and shall cause Responsible Officers and members of senior management of the REIT and the Borrower to attend any meetings with prospective Eligible Assignees and the Administrative Agent and the assignor Lender, and to be available during normal business hours for telephone conferences with such parties or the Administrative Agent, assignor Lender or Eligible Assignee in connection with any sale of all or a portion of the Loan to an Eligible Assignee.

                  6.36. Required Remediation. Borrower and the REIT shall make all necessary investigations and perform all required Remedial Action with respect to the environmental conditions set forth on Schedule 4.19 in order to bring the related Hotels into compliance with all applicable Environmental Laws and shall submit in writing to the Administrative Agent, within thirty (30) days of the Closing Date, its plan with respect to such Remedial Action (including the scheduled timing of such Remedial Action), which plan shall be subject to the reasonable satisfaction of the Majority Lenders. Notwithstanding anything to the contrary contained in this Agreement, for the purposes of calculating all Financial Covenants, the value of each such Hotel shall be reduced by the amounts set forth on Schedule 4.19 until such time as the required Remedial Action has been completed to the reasonable satisfaction of the Majority Lenders.

                  6.37. Equity or Debt Offerings. All net proceeds (after payment of underwriter and placement fees and other expenses directly related to such equity or debt offering) from any equity or debt offering by the REIT shall be immediately contributed to Borrower.

                                   ARTICLE VII

                               NEGATIVE COVENANTS

                  As long as any of the Obligations remain outstanding, without the written consent of the Majority Lenders, or with respect to Section 7.18, all of the Lenders, the Borrower and the REIT agree with the Lenders and the Administrative Agent that:

                  7.1. [INTENTIONALLY OMITTED].

                  7.2. [INTENTIONALLY OMITTED].

                  7.3. Lease Obligations.

                  (a) Neither the REIT nor the Borrower shall create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any obligations as lessee for the rental or hire of real or personal property of any kind under other leases or agreements to lease entered into otherwise then in the ordinary course of business.

                  (b) Neither the REIT nor the Borrower shall, and shall not permit any of its Subsidiaries to, become or remain liable as lessee or guarantor or other surety with respect to any lease, whether an operating lease or a Capitalized Lease, of any property (whether real or personal or mixed), whether now owned or hereafter acquired, which (i) the REIT or the Borrower or any of its Subsidiaries has sold or transferred or is to sell or transfer to any other Person, or (ii) the REIT or the Borrower or any of its Subsidiaries intends to use for substantially the same purposes as any other property which has been or is to be sold or transferred by that entity to any other Person in connection with such lease.

                  7.4. Restricted Payments. (a) The REIT and the Corporation, unless otherwise required in order to maintain the REIT's status as a real estate investment trust in accordance with the written advice of independent counsel, shall not declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account or in respect of any of its Stock or Stock Equivalents (collectively, "Restricted Payments") during any period of four consecutive Fiscal Quarters, in an aggregate amount in excess of 85% of the consolidated Adjusted Funds From Operations of the REIT and the Corporation (without duplication) for such period; provided however, the repurchase of up to 796,500 shares of common stock pursuant to the REIT's and the Corporation's existing stock repurchase program shall not be included in such calculations. Subject to the limitations in this
Section 7.4, any distributions or dividends or other sums received by the REIT must be paid promptly by the REIT as distributions to the shareholders of the REIT or to the Borrower, but in no event later than ten (10) Business Days after such funds have been received by the REIT.

                  (b) The REIT, unless otherwise required in order to maintain the REIT's status as a real estate investment trust in accordance with the written advice of independent counsel, shall not declare or make any Restricted Payments during any period of four consecutive Fiscal

Quarters, in an aggregate amount in excess of 85% of the consolidated Adjusted Funds From Operations of the REIT (without duplication) for such period; provided however, the repurchase of up to 796,500 shares of common stock pursuant to the REIT's existing stock repurchase program shall not be included in such calculations.

                  7.5. Mergers, Stock Issuances, Asset Sales, Restrictions on Fundamental Changes, Etc.

                  (a) The Borrower shall not sell, convey, transfer, lease or otherwise dispose of all or substantially all of its assets or properties, and shall not, and shall not permit any other Loan Party or any of their Subsidiaries to, enter into any merger or consolidation following which the REIT or an entity wholly owned by the REIT is no longer the sole general partner of the Borrower or following which a breach of Section 7.14 would occur or the REIT would no longer control the Board of Directors of the surviving entity; or a merger or consolidation following which the Corporation or entities wholly owned by the Corporation are no longer the sole general partners of SLC or the Corporation no longer controls the Board of Directors of the surviving entity; if such events occur without the prior written consent of the Lenders, the Loan shall be due and payable in full, including all principal, interest and fees, on the earliest to occur of the expiration of each related Interest Period with respect to Eurodollar Rate Portions or the next payment date with respect to Base Rate Portions, or the Final Maturity Date. The REIT shall not sell, transfer, pledge, assign or encumber its general partnership interest in Borrower and the Corporation shall not sell, transfer, pledge, assign or encumber its (i) general partnership interest in SLC or (ii) its membership or partnership interest in any of the Operating Entities. Borrower shall not sell, transfer pledge, assign or encumber (i) its membership or partnership interest in any of the Borrower Subsidiaries or (ii) its general partnership interest in SLT Financing Partnership. SLC shall not sell, transfer, pledge, assign or encumber its membership or partnership interest in the Operating Entities. SLT Financing Partnership shall not sell, transfer, pledge, assign or encumber its membership or partnership interest in any of the Borrower Subsidiaries. SLT Realty Company LLC shall not sell, transfer, pledge, assign or encumber its general partnership interest in SLT Financing Partnership.

                  (b) The Borrower shall not, and shall not permit any of its Subsidiaries or the Operating Entities to effect, enter into, consummate or suffer to exist any Asset Sale(s) generating proceeds aggregating more than 25% of the sum of the Borrower's Total Value and the value of the Assets owned by SLC or the Corporation at the time of such Asset Sale, as determined by the Administrative Agent, excluding usual and customary turnover of FF&E.

                  (c) Neither the REIT nor the Borrower shall sell, transfer or convey, or permit its Subsidiaries to sell, transfer or convey any Assets owned by any such party to SLC, the Corporation or any of their Subsidiaries without the prior consent of the Majority Lenders. The Corporation or SLC may sell, transfer, or convey, or permit its Subsidiaries to sell, transfer or convey any Assets owned by such party to the REIT, the Borrower or any of their Subsidiaries without the prior consent of the Majority Lenders, provided that such sale, transfer or conveyance shall be for a price equal to the fair market value of such Asset and on such terms and conditions that would apply to a third party arms-length transaction.

                  (d) The Borrower shall not sell or otherwise dispose of, or factor at maturity or collection, or permit any other Loan Party or any of their Subsidiaries to sell or otherwise dispose of, or factor at maturity or collection, any accounts receivables.

                  7.6. [INTENTIONALLY OMITTED].

                  7.7. Change in Nature of Business or in Capital Structure.

                  (a) The REIT and the Borrower shall not make, and shall not permit any other Loan Party or any of their Subsidiaries to make any material change in the nature or conduct of its business as carried on at the date hereof.

                  (b) The REIT and the Borrower shall not make, and shall not permit any other Loan Party or any of their Subsidiaries to make, any change in its capital structure (including, without limitation, in the terms of its outstanding Stock) or amend its declaration of trust, certificate of incorporation or by-laws or other equivalent documents other than for changes or amendments which in the aggregate have no Material Adverse Effect.

                  7.8. Modification of Material Agreements. The REIT and the Borrower shall not, and shall not permit any other Loan Party or any of their Subsidiaries to, alter, amend, modify, rescind, terminate, supplement or waive any of their respective rights under, or fail to comply in all material respects with, any of its material Contractual Obligations unless approved by the Administrative Agent, which approval shall not be unreasonably withheld, conditioned or delayed; provided, however, that, with respect to any such failure to comply with any Contractual Obligation, the Borrower shall not be deemed in default of this Section 7.8 if all such failures in the aggregate would have no Material Adverse Effect; and provided, further, that in the event of any breach or event of default by a Person other than the Borrower, any other Loan Party or any of their Subsidiaries, the Borrower shall promptly notify the Administrative Agent of any such breach or event of default and take all such action as may be reasonably necessary in order to endeavor to avoid having such breach or event of default have a Material Adverse Effect.

                  7.9. Accounting Changes. The REIT and the Borrower shall not make, nor permit any other Loan Party or any of their Subsidiaries to make, any material change in accounting treatment and reporting practices or tax reporting treatment, except as required by GAAP or law and disclosed to the Lenders and the Administrative Agent.

                  7.10. Transactions with Affiliates. The REIT and the Borrower shall not, and shall not permit any other Loan Party or any of their Subsidiaries, to enter into any transaction or series of related transactions, including, without limitation, any Asset Sale or the rendering of any service, with any Affiliate unless (a) no Default or Event of Default would occur as a result thereof, and (b) such transaction is (i) in the ordinary course of such party's business, and (ii) upon fair and reasonable terms no less favorable to such party, then it would obtain in a comparable arm's length transaction with a Person which is not an Affiliate.

                  7.11. Adverse or Speculative Transactions. The REIT and the Borrower shall not and shall not permit any other Loan Party or any of their Subsidiaries to engage in any transaction involving contracts for commodity options or futures contracts other than Interest Rate Contracts.

                  7.12. Environmental Matters.

                  (a) The Borrower shall not, and shall not permit any other Loan Party or any of their Subsidiaries or any Operating Entity or, to the extent reasonably practicable, any other Person to dispose of any Hazardous Material by placing it in or on the ground or waters of any property owned or leased by the Borrower or any of its Subsidiaries.

                  (b) The Borrower shall not, and shall not permit any other Loan Party or any of their Subsidiaries, or, to the extent practicable, authorize any other Person to, dispose or to arrange for the disposal of any Hazardous Material on behalf of such party except in material compliance with all applicable Environmental Laws currently and hereinafter in effect.

                  7.13. Borrower's Partnership Agreement. Neither Borrower nor the REIT shall amend or modify Section 7.4 of Borrower's Partnership Agreement or default under any of its obligations under Borrower's Partnership Agreement.

                  7.14. Management Continuity. The Borrower acknowledges that the Lenders have made their determination to enter into this Agreement and the transactions contemplated herein on the basis of reliance upon the experience, expertise and reputation of Barry Sternlicht as an expert in the ownership and asset management of Hotels, and the Borrower will not suffer or permit its business to be without the active management of such Person, provided that, in the event of his death, incapacitation or dismissal, replacement management shall be appointed by the Borrower, such person or persons to be (i) proposed by the Borrower within 270 days of the event referred to above, and (ii) approved by the Majority Lenders in their sole and absolute discretion.

                  7.15. ERISA Plan Assets. The REIT and the Borrower shall not and shall not permit any other Loan Party or any of their Subsidiaries to have any of their assets become subject to Title I of ERISA because they constitute "plan assets" within the meaning of the DOL Regulation Section 2510.3-101 and by reason of an investment in the Borrower or any such party.

                  7.16. Operating Leases. No Loan Party which is party to an Operating Lease shall (a) terminate such Operating Lease, and (b) without the prior written consent of Lenders, which consent shall not be unreasonably withheld, modify or amend any Operating Lease (other than modifications of a ministerial nature which do not amend or modify any economic terms or terms that would have a Material Adverse Effect).

                  7.17. Franchise Affiliations. The Borrower shall not permit the cancellation, termination or surrender of more than 25% in the aggregate (and 15% during any consecutive 12 month period) of the Licenses held by Borrower or any other Loan Party or Subsidiary as of the Closing Date which are issued by a national franchise unless the License being cancelled, surrendered or terminated is replaced with a License from another national franchise reasonably acceptable to the Administrative Agent in their reasonable discretion or with a "Starwood" hotel brand on terms and conditions to be mutually agreed upon between Borrower and the Majority Lenders.

                  7.18 Negative Pledge Covenant. Neither Borrower, the REIT or any other Loan Party shall enter into or suffer to exist, or permit any of its Subsidiaries to enter into or suffer to exist, any mortgage, deed of trust, deed to secure debt or other security instrument or any other Lien, or any agreement permitting or conditioning the creation or assumption of any Lien upon any Eligible Asset, (except for an Eligible Asset that has been removed from the list of Eligible Assets in accordance with Section 6.23(b) or (c)) Operating Lease other than (i) in favor of Lender and the Lenders, (ii) Permitted Liens, or (iii) mechanic's, materialman's or other similar liens which remain undischarged of record (by payment, bonding or otherwise) for no more than thirty (30) days.

                  7.19 Westwood Marquis. Neither Borrower, any Borrower Subsidiary, any Loan Party or any Joint Venture shall modify or amend the Westwood Mortgage in any material respect or in any manner adverse to the interests of the Lenders, or which would increase any amounts payable under or secured by the Westwood Mortgage under any circumstances.

                  7.20 Payments to the REIT. Upon the occurrence and during the continuance of an Event of Default, neither the Borrower nor any Borrower Subsidiary shall pay any dividends or make any distributions or similar payments to the REIT.


                                  ARTICLE VIII

                                EVENTS OF DEFAULT

                  8.1. Events of Default. Each of the following events shall be an Event of Default:

                  (a) The Borrower or the REIT shall fail to pay (i) any principal (including, without limitation, mandatory prepayments of principal) of, the Loan when the same becomes due and payable or (ii) interest on the Loan, any fee, any other amount due hereunder or under the other Loan Documents or other of the Obligations within 2 Business Days after the date the same becomes due and payable, provided, however, that any interest payable with respect to any delinquent payment shall be calculated at the Default Rate from the date such payment was actually due as if there were no grace period; or

                  (b) Any representation or warranty made or deemed made by any Loan Party in any Loan Document or by any Loan Party (or any of its officers) in connection with the Loan Document shall prove to have been incorrect in any material respect when made or deemed made; or

                  (c) Any Loan Party shall fail to perform or observe or comply with any terms or provisions of Sections 5.1, 5.2, 5.3, 5.4, 5.5, 5.6, 5.7, 5.8, 5.9, 5.10, 5.11, 6.3, 6.4, 6.5, 6.11, 6.23(d), 6.27, 6.29, 6.33, 7.5, 7.7, 7.14,
7.15, 7.17 and 7.18.

                  (d) Any Loan Party shall fail to perform or observe any term, covenant or agreement other than those specifically enumerated in any other section of this Article VIII of this Agreement or in any other Loan Document if such failure shall remain unremedied for thirty days after the earlier of the date on which (A) a Responsible Officer of the Borrower becomes aware of such failure or (B) written notice thereof shall have been given to the Borrower by the Administrative Agent or any Lender; or

                  (e) Any Loan Party or any of its Subsidiaries shall fail to pay any principal of or premium or interest on any (i) Recourse Indebtedness of such Loan Party or Subsidiary having a principal amount of $10,000,000 or more (excluding Indebtedness evidenced by the Notes), (ii) Non-Recourse Indebtedness of such Loan Party or Subsidiary having a principal amount, in the aggregate, of $20,000,000 or more in the event such Loan Party or Subsidiary was the original obligor under such Indebtedness and (iii) Non-Recourse Indebtedness of such Loan Party or Subsidiary having a principal amount, in the aggregate, of $25,000,000 or more in the event such Non-Recourse Indebtedness is secured by Assets in which such Loan Party's or Subsidiary's Investment exceeds, in the aggregate, $25,000,000, each as when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise); or any other event shall occur or condition shall exist under any agreement or instrument relating to any such Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or any such Indebtedness shall become or be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), or any Loan Party or any of its Subsidiaries shall be required to repurchase or offer to repurchase such Indebtedness, prior to the stated maturity thereof; or

                  (f) The Borrower or any other Loan Party or any of their Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors, or any proceeding shall be instituted by or against such party seeking to adjudicated it bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceedings instituted against such party (but not instituted by it), either such proceedings shall remain undismissed or unstayed for a period of 60 days or any of the actions sought in such proceedings shall occur; or such party shall have taken any corporate action to authorize any of the actions set forth above in this subsection (f); or

                  (g) Any judgment or order for the payment of money which, either individually or in the aggregate, exceeds $5,000,000 to the extent not fully covered by insurance shall be rendered against Borrower, any Loan party or any of their Subsidiaries and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order, or (ii) there shall be any period of 10 consecutive days during which a stay or enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or

                  (h) An ERISA Event shall occur which, in the reasonable determination of the Majority Lenders, has a reasonable possibility of a liability, deficiency or waiver request of the Borrower or any ERISA Affiliate, whether or not assessed, exceeding $1,000,000; or

                  (i) Any Loan Party or any of its Subsidiaries shall have entered into any consent or settlement decree or agreement or similar arrangement with a Governmental Authority or any judgment, order, decree or similar action shall have been entered against the Borrower or any of its Subsidiaries, in each case based on or arising from the violation of or pursuant to any Environmental Law, or the generation, storage, transportation, treatment, disposal or Release of any Hazardous Material and, in connection with all the foregoing, such party is likely to incur Environmental Liabilities and Costs in excess of $1,000,000; or

                  (j) There shall occur a Material Adverse Change or an event which has a Material Adverse Effect; or

                  (k) The REIT shall cease, for any reason, to maintain its status as an equity-oriented real estate investment trust under Sections 856 through 860 or the Code or its status as grandfathered from the application of
Section 269(B) of the Code pursuant to Section 132(c)(3) of the Deficit Reduction Act of 1984; or

                  (l) The REIT shall cease at any time to be the sole general partner of Borrower or the Corporation shall cease at any time to be the sole general partner of SLC; or

                  (m) Any provision of any Guaranty after delivery thereof under
Section 3.1 shall for any reason cease to be valid and binding on any party thereto, or any party thereto shall so state in writing; or

                  (n) If at any time more than 15% of the Hotels owned by Borrower or Borrower Subsidiaries are managed by entities other than the Guarantor or its Subsidiaries or by an entity approved by the Majority Lenders in their sole discretion.

                  8.2 Remedies. (a) If there shall occur and be continuing any Event of Default, the Administrative Agent shall at the request, or may with the consent of the Super Majority Lenders by notice to the Borrower and the REIT, declare the Loan, all interest thereon and all other amounts and Obligations payable under this Agreement to be forthwith due and payable, whereupon the Notes, all such interest and all such amounts and Obligations shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower and the REIT, and the obligation of the Lenders (including the Swing Advance Bank and the Letter of Credit Issuer) to make any Advances or issue Letters of Credit hereunder shall thereupon terminate; provided, however, that upon the occurrence of the Event of Default specified in subparagraph 8.1(f) above, the Loan, all such interest and all such amounts and Obligations shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by the Borrower and the REIT. In addition to the remedies set forth above, the Administrative Agent may, on behalf of the Lenders, and with the consent of the Lenders, exercise any remedies provided by applicable law.

                  (b) If the Administrative Agent exercises any rights or remedies pursuant to subparagraph 8.2(a), the Administrative Agent shall not, without the consent of all of the Lenders, rescind the exercise of said rights or remedies.


                                   ARTICLE IX

                            The Administrative Agent

                  9.1. AUTHORIZATION AND ACTION.

                  (a) Each Lender hereby appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Without limitation of the foregoing, each Lender hereby authorizes the Administrative Agent to execute and deliver, and to perform its obligations under, each of the Loan Documents to which the Administrative Agent is a party, and to exercise all rights, powers and remedies that the Administrative Agent may have under such Loan Documents.

                  (b) As to any matters not expressly provided for by this Agreement and the other Loan Documents (including, without limitation, enforcement or collection of the Notes), the Administrative Agent shall not be required to exercise any discretion or take any action, but shall be required to act or to refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the instructions of the Majority Lenders, and such instructions shall be binding upon all Lenders and all holders of Notes; provided, however, that the Administrative Agent shall not be required to take any action which the Administrative Agent in good faith believes exposes it to personal liability or is contrary to this Agreement or applicable law unless the Lenders have agreed in writing to indemnify the Administrative Agent for such action in a manner satisfactory to the Administrative Agent in its sole discretion. The Administrative Agent agrees to give to each Lender prompt notice of (a) each notice and, (b) to the extent the Administrative Agent grants any consents, approvals, disapprovals or waivers to the Borrower pursuant to the directions of the Majority Lenders or all of the Lenders as required hereunder, notice of such consent, approval, disapproval or waiver, given to it by, or by it to, any Loan Party pursuant to the terms of this Agreement or the other Loan Documents.

                  9.2. Administrative Agent's Reliance, Etc. Neither the Administrative Agent, nor any of its Affiliates or any of the respective directors, officers, agents or employees of the Administrative Agent or any such Affiliate shall be liable for any action taken or omitted to be taken by it, him, her or them under or in connection with this Agreement or the other Loan Documents, except for its, his, her or their own gross negligence or wilful misconduct. Without limitation of the generality of the foregoing, the Administrative Agent (i) may treat the payee of any Note as the holder thereof until such Note has been assigned in accordance with Section 10.7; (ii) may rely on the Register to the extent set forth in Section 10.7(e); (iii) may consult with legal counsel (including, without limitation, counsel to the Borrower or any other Loan Party), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accounts or experts; (iv) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents; (v) shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Loan Documents on the part of the Borrower or any other Loan Party or to inspect the property (including, without limitation, the books and records) of the Borrower or any other Loan Party; (vi) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; and (vii) shall incur no liability to any other Lender or the Borrower or the REIT under or in respect of this Agreement or any of the other Loan Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telegram, cable, telex or facsimile transmission) believed by it to be genuine and signed or sent by the proper party or parties.

                  9.3. The Agents and Affiliates. With respect to its Commitment, the Loan made by it and each Note issued to it, each Agent shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not an Agent; and the term "Lender" or "Lenders" shall, unless otherwise expressly indicated, include the Agents in their individual capacity. Each Agent and each Lender and their respective affiliates may accept deposits from, lend money to, act as trustee under indentures of, and generally engage in any kind of business with, the Borrower or any other Loan Party or any of their respective Subsidiaries and any Person who may do business with or own securities of the Borrower or any other Loan Party or any of their respective Subsidiaries, all as if the Agents were not the Administrative Agent, Syndication Agent and Documentation Agent, respectively, and without any duty to account therefor to the Agents or to Lenders.

                  9.4. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on the financial statements referred to in Article IV and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and other Loan Documents.

                  9.5. Indemnification. The Lenders agree to indemnify the Administrative Agent and the Agents and their Affiliates, and their respective directors, officers, employees, agents and advisors (to the extent not reimbursed by the Borrower or other Loan Parties), without duplication ratably according to the respective principal amounts of the Notes then held by each of them, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements (including, without limitation, fees and disbursements of legal counsel) of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against, the Administrative Agent or the Agents in any way relating to or arising out of this Agreement or the other Loan Documents or any action taken or omitted by the Administrative Agent or the Agents under this Agreement or the other Loan Documents in its capacity as Administrative Agent or Syndication Agent or Documentation Agent, as the case may be; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent's, the Agent's or such Affiliate's gross negligence or wilful misconduct. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent and the Agents, as the case may be, promptly upon demand for its ratable share of any out-of-pocket expenses (including, without limitation, fees and disbursements of legal counsel) incurred by the Administrative Agent and the Agents, as the case may be in connection with the preparation, execution, delivery administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of its rights or responsibilities under, this Agreement or the other Loan Documents, to the extent that the Administrative Agent or the Agents, as applicable, is not reimbursed for such expenses by the Borrower or another Loan Party.

                  9.6. Successor Agent. The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed by the Majority Lenders in the event that the Administrative Agent commits a wilful breach of, or is grossly negligent in the performance of, its material obligations hereunder. Furthermore, in the event that at any time the Administrative Agent assigns its entire interest as a Lender hereunder to an Eligible Assignee as permitted by Section 10.7 hereof, which Eligible Assignee is not an Affiliate of the Administrative Agent, then the Administrative Agent shall resign as Administrative Agent. Upon any such resignation or removal (which shall be effective upon such date as a successor Agent accepts its appointment), the Majority Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent's giving of notice of resignation or the Majority Lenders' removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be a commercial bank or branch and a foreign bank organized under the laws of the United States of America or of any State thereof, having a combined capital and surplus of at least $1,000,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement and the other Loan Documents. After any retiring Administrative Agent's resignation or removal hereunder as Administrative Agent, the provisions of this Article IX shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.


                                    ARTICLE X

                                  MISCELLANEOUS

                  10.1. Amendments, Etc. (a) No amendment or waiver of any provision of this Agreement nor consent to any departure by the Borrower or the REIT therefrom shall in any event be effective unless the same shall be in writing and signed by the Majority Lenders subject to Sections 10.1(b) and (c), and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided that, subject to Sections 10.1(b) and (c) below, the Administrative Agent shall have the right to make non-material waivers of non-economic provisions of this Agreement or consent to non-material departures therefrom. The parties hereto agree that any non-material waiver of any provision of this Agreement or any other Loan Document shall be effective upon the execution by the party so charged of a written agreement to such effect.

                  (b) Notwithstanding anything set forth in subparagraph (a) above, no amendment, waiver or consent shall, unless in writing and signed by all the Lenders, do any of the following: (i) waive any of the conditions specified in Article III except as otherwise provided therein; (ii) increase the Commitments of the Lenders or subject the Lenders to any additional obligations;
(iii) reduce the principal of, or interest on, the Loan or any fees or other amounts payable hereunder; (iv) waive or postpone any date fixed for any payment of principal of, or interest on, the Loan or any fees or other amounts payable hereunder, other than payable hereunder at the Default Rate; (v) change the Final Maturity Date; (vi) rescind any acceleration of the Loan; (vii) change the percentage of the Commitments, the aggregate unpaid principal amount of the Loans, or the number of Lenders which shall be required for the Lenders or any of them to take any action hereunder; (viii) change the definitions of Borrower's Total Value, Eligible Asset Value, Borrowing Base or Available Credit (provided that the foregoing shall not include changes in any defined terms used in such definitions); (ix) release any Loan Party from its obligations under any Note or any Guaranty; (xiii) waive payment of any default rate interest pursuant to Section 2.9(b); or (x) amend this Section 10.1; and provided, further, that no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above to take such action, affect the rights or duties of the Administrative Agent under this Agreement or the other Loan Documents.

                  (c) Notwithstanding anything set forth in subparagraphs (a) and (b) above, no amendment , waiver or consent shall, unless in writing and signed by the Super Majority Lenders, (i) waive any Event of Default; (ii) waive any of the financial covenants specified in this Agreement; (iii) change the definitions of Eligible Assets, Eligible Hotels, Eligible Mortgage Loans or Eligible Management Agreements;

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                  (d) Notwithstanding anything to the contrary in this
Agreement, no provision of Section 2.17, 2.19 or Article IX shall be amended without the prior written consent of the Swing Advance Bank, the Letter of Credit Issuer and the Administrative Agent, respectively.

                  (e) Each Lender shall reply promptly, but in any event within ten (10) Business Days of receipt by such Lender from the Administrative Agent of a request for consent, approval, disapproval or waiver, together with all supporting materials and calculations reasonably required by the Lender to make its determinations (the "Lender Reply Period"). Unless a Lender shall give written notice to the Administrative Agent that it objects to consenting, approving, disapproving or waiving any matter as requested by the Administrative Agent (together with a written explanation of the reasons behind such objection) within the Lender Reply Period, such Lender shall be deemed to have consented, approved, disapproved or waived such matters as specified in the Administrative Agent's request.

                  10.2. Notices, Etc. All notices and other communications provided for hereunder shall be in writing (including, without limitation, telegraphic, telex, telecopy or cable communication) and mailed, telegraphed, telexed, telecopied, cabled or delivered by hand, if to the Borrower, at its address at c/o Starwood Lodging Trust, 2231 East Camelback Road, Suite 410, Phoenix, Arizona 85016, Attention: Ronald C. Brown, with a copy to Attention:
Rick Smith, with a copy to Sidley & Austin, 555 West Fifth Street, Los Angeles, California 90013-1010, Attention: Sherwin Samuels, if to any Lender, at its Domestic Lending Office specified on Schedule 1.1-B; and if to the Administrative Agent, at its address at 130 Liberty Street, New York, New York 10006, Attention: Caryl Mooney; or, such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent. All such notices and communications shall, when mailed, telegraphed, telexed, telecopied, cabled or delivered, be effective when deposited in the mails, delivered to the telegraph company, confirmed by telex answerback, telecopied with confirmation of receipt, delivered to the cable company or delivered by hand to the addressee or its agent, respectively, except that notices and communications to the Administrative Agent pursuant to Article II or IX shall not be effective until received by the Administrative Agent.

                  10.3. No Waiver; Remedies. No failure on the part of any Lender or the Administrative Agent to exercise, and no delay in exercising, any right hereunder or under any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

                  10.4. Costs; Expenses; Indemnities. (a) The Borrower and the REIT agrees to pay on demand (i) all reasonable costs and expenses of the Administrative Agent and its respective Affiliates, without duplication, and the other Agents in connection with the preparation, execution, delivery, administration, syndication, modification, and amendment of this Agreement, each of the other Loan Documents and each of the other documents to be delivered hereunder and thereunder, including, without limitation, the fees and out-of-pocket expenses of counsel, accountants, appraisers, consultants or industry experts retained by the Administrative Agent with respect thereto and, as to the Administrative Agent, with respect to advising it as to its rights and responsibilities under this Agreement and the other Loan Documents, and (ii) all costs and expenses of the Administrative Agent or any of the Lenders (including, without limitation, the fees and out-of-pocket expenses of counsel, accountants, appraisers, consultants or industry experts retained by the Administrative Agent or any Lender) in connection with the restructuring or enforcement (whether through negotiation, legal proceedings or otherwise) of this Agreement and the other Loan Documents.

                  (b) The Borrower and the REIT agrees to indemnify and hold harmless the Administrative Agent, each Agent and each Lender and their respective Affiliates, without duplication, and the directors, officers, employees, agents, attorneys, consultants and advisors of or to any of the foregoing (including, without limitation, those retained in connection with the satisfaction or attempted satisfaction of any of the conditions set forth in
Article III) (each of the foregoing being an "Indemnitee") from and against any and all claims, damages, liabilities, obligations, losses, penalties, actions, judgments, suits, costs, disbursements and expenses of any kind or nature (including, without limitation, fees and disbursements of counsel to any such Indemnitee and experts, engineers and consultants and the costs of investigation and feasibility studies) which may be imposed on, incurred by or asserted against any such Indemnitee in connection with or arising out of any investigation, litigation or proceeding, whether or not any such Indemnitee is a party thereto, whether direct, indirect, or consequential and whether based on any federal, state or local law or other statutory regulation, securities or commercial law or regulation, or under common law or in equity, or on contract, tort or otherwise, in any manner relating to or arising out of or based upon or attributable to this Agreement, any other Loan Document, any document delivered hereunder or thereunder, any Obligation, or any act, event or transaction related or attendant to any thereof, including, without limitation, arising from any misrepresentation or breach of warranty under Section 4.18 or any Environmental Claim or any Environmental Lien or any Remedial Action arising out of or based upon anything relating to any Asset, including any Mortgage Note Hotel or real property owned or leased by the REIT, the Borrower or any of its Subsidiaries or any Operating Entities or any Joint Ventures (collectively, the "Indemnified Matters"); provided, however, that neither the REIT nor the Borrower shall have any obligation under this Section 10.4(b) to an Indemnitee with respect to any Indemnified Matter caused by or resulting from the gross negligence or willful misconduct of that Indemnitee, as determined by a court of competent jurisdiction in a final non-appealable judgment or order.

                  (c) If any Lender receives any payment of principal of, or is subject to a conversion of, any Eurodollar Rate Loan other than on the last day of an Interest Period relating to such Loan, as a result of any payment or conversion made by the Borrower or acceleration of the maturity of the Notes pursuant to Section 8.2 or for any other reason, the Borrower shall, upon demand by such Lender (with a copy of such demand to the Administrative Agent), to the extent not previously paid to such Lender pursuant to any other provision hereof, pay to the Administrative Agent for the account of such Lender all amounts required to compensate such Lender for any additional losses, costs or expenses which it may reasonably incur as a result of such payment or conversion, including, without limitation, any loss (including, without limitation, loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund or maintain such Loan.

                  (d) The Borrower and the REIT shall indemnify the Administrative Agent, the Agents and the Lenders for, and hold the Administrative Agent, the Agents and the Lenders harmless from and against, any and all claims for brokerage commissions, fees and other compensation made against the Administrative Agent, the Agents and the Lenders for any broker, finder or consultant with respect to any agreement, arrangement or understanding made by or on behalf of any Loan Party or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

                  (e) Neither the Administrative Agent, the Syndication Agent nor any Lender by entering into this Agreement or by taking any action pursuant hereto, will be deemed a partner or joint venturer with Borrower or the REIT or any Loan Party and Borrower and the REIT agree to hold Administrative Agent, the Syndication Agent and each Lender harmless from any damages and expenses resulting from such a construction of the relationship of the parties hereto or any assertion thereof.

                  (f) The Borrower and the REIT agrees that any indemnification or other protection provided to any Indemnitee pursuant to this Agreement (including, without limitation, pursuant to this Section 10.4) or any other Loan Document shall (i) survive payment of the Obligations and (ii) inure to the benefit of any Person who was at any time an Indemnitee under this Agreement or any other Loan Document.

                  10.5. Right of Set-off. Upon the occurrence and during the continuance of any Event of Default each Lender is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of the Borrower or the REIT against any and all of the Obligations now or hereafter existing whether or not such Lender shall have made any demand under this Agreement or any Note or any other Loan Document and although such Obligations may be unmatured. Each Lender agrees promptly to notify the Borrower after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of each Lender under this Section are in addition to the other rights and remedies (including, without limitation, other rights of set-off) which such Lender may have.

                  10.6. Binding Effect. This Agreement shall become effective when it shall have been executed by the Borrower, the REIT, the Lenders and the Administrative Agent and when the Administrative Agent shall have been notified by each Lender that such Lender has executed it and thereafter shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent and each Lender and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Lenders.

                  10.7. Assignments and Participations. (a) Each Lender may sell, transfer, negotiate or assign to one or more other Lenders or Eligible Assignees all or a portion of the Notes held by it and a commensurate portion of its rights and obligations hereunder and under the other Loan Documents; provided, however, that (i) the aggregate amount of the Loan being assigned pursuant to each such assignment (determined as of the date of the Assignment and Acceptance with respect to such assignment) shall in no event be less than $5,000,000.00, except (x) with the consent of the Administrative Agent and Borrower (unless such Eligible Assignee, following the assignment, will hold more than $5,000,000.00 of the Loan), provided that Borrower's consent shall not be unreasonably withheld, or (y) during the continuance of an Event of Default, or (z) a Lender may assign a portion of the Notes held by it to another existing Lender or Lenders only, provided that the aggregate amount of the Notes retained by the assignor after the transfer pursuant to this clause (z) shall in no event be less than $10,000,000, and (ii) each assignee hereunder shall also be an Eligible Assignee. The parties to each assignment shall execute and deliver to the Administrative Agent, for its acceptance and recording, an Assignment and Acceptance, together with the Notes (or an Affidavit of Loss and Indemnity with respect to such Notes satisfactory to the Administrative Agent) subject to such assignment. Upon such execution, delivery, acceptance and recording, from and after the effective date specified in such Assignment and Acceptance, (A) the assignee thereunder shall become a party hereto and, to the extent that rights and obligations under the Loan Documents have been assigned to such assignee pursuant to such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and thereunder, and (B) the assignor thereunder shall, to the extent that rights and obligations under this Agreement have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except those which survive the payment in full of the Obligations) and be released from its obligations under the Loan Documents (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender's rights and obligations under the Loan Documents, such Lender shall cease to be a party hereto).

                  (b) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any of the statements, warranties or representations made in or in connection with this Agreement or any other Loan Document furnished pursuant thereto or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document or of any other instrument or document furnished pursuant hereto or thereto; (iii) such assigning Lender confirms that it has delivered to the assignee and the assignee confirms that it has received a copy of this Agreement and each of the Loan Documents together with a copy of the most recent financial statements delivered by the Borrower to the Lenders pursuant to each of the clauses of Section 6.11 (or if no such statements have been delivered, the financial statements referred to in Section 4.5 of this Agreement) and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon the Administrative Agent or the assignor Lender or the other Agents, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (v) such assignee confirms that it is an Eligible Assignee; (vi) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto; and
(vii) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

                  (c) The Administrative Agent shall maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of and principal amount of the Loans owing to each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Loan Parties, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender for all purposes of this Agreement. The Register shall be available for inspection by the Borrower, the Administrative Agent or any Lender at any reasonable time and from time to time upon reasonable prior notice. The Administrative Agent shall supply to the Borrower promptly after any amendment thereto, a copy of the amended Register.

                  (d) Upon its receipt of an Assignment and Acceptance executed by an assigning Lender and an assignee representing that it is an Eligible Assignee, together with the Notes subject to such assignment, the Administrative Agent shall, if such Assignment and Acceptance has been completed, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in the Register and (iii) give prompt notice thereof to the Borrower. Within five Business Days after its receipt of such notice, the Borrower, at its own expense, shall execute and deliver to the Administrative Agent, in exchange for such surrendered Notes, new Notes to the order of such Eligible Assignee in an amount equal to the Notes assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained a portion of the Notes hereunder, new Notes to the order of the assigning Lender in an amount equal to the amounts retained by it hereunder. Such new Notes shall be dated the same date as the Surrendered Notes and be in substantially the form of Notes executed as of the Closing Date.

                  (e) In addition to the other assignment rights provided in this Section 10.7, each Lender may assign, as collateral or otherwise, any of its rights under this Agreement (including, without limitation, rights to payments of principal or interest on the Loan) to any Federal Reserve Bank without notice to or consent of the Borrower or the Administrative Agent; provided, however, that no such assignment shall release the assigning Lender from any of its obligations hereunder. The terms and conditions of any such assignment and the documentation evidencing such assignment shall be in form and substance satisfactory to the assigning Lender and the assignee Federal Reserve Bank.

                  (f) Each Lender may sell participations to one or more banks or other Persons in or to all or a portion of its rights and obligations under the Loan Documents (including, without limitation, all or a portion of the Notes held by it) at any time without the consent of the Administrative Agent or any other Person. The terms of such participation shall not, in any event, require the participant's consent to any amendments, waivers or other modifications of any provision of any Loan Documents, the consent to any departure by any Loan Party therefrom, or to the exercising or refraining from exercising any powers or rights which such Lender may have under or in respect of the Loan Documents (including, without limitation, the right to enforce the obligations of the Loan Parties), except if any such amendment, waiver or other modification or consent would reduce the amount, or postpone any date fixed for, any amount (whether of principal, interest or fees, except interest at the Default Rate), to which such participant would otherwise be entitled under such participation. In the event of the sale of any participation by any Lender, (i) such Lender's obligations under the Loan Documents (including, without limitation, its Commitments) shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; (iii) such Lender shall remain the holder of such Notes and Obligations for all purposes of this Agreement; and (iv) the Borrower, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

                  (g) Each participant shall be entitled to the benefits of Sections 2.11, 2.13 and 2.15 as if it were a Lender; provided, however, that anything herein to the contrary notwithstanding, the Borrower shall not, at any time, be obligated to pay to any assignee or participant of any interest of any Lender, under Section 2.11, 2.13 or 2.15, any sum in excess of the sum which if the Borrower would not at the time of such assignment have been obligated to pay to such assignor Lender any such amount in respect of such interest had such assignment not been effected or had such participation not been sold.

                  10.8. Governing Law; Severability. This Agreement and the Notes and the rights and obligations of the parties hereto and thereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

                  10.9. Submission to Jurisdiction; Service of Process. (a) Any legal action or proceeding with respect to this Agreement or the Notes or any document related thereto may be brought in the courts of the State of New York or of the United States of America for the Southern District of New York, and, by execution and delivery of this Agreement, the Borrower, the REIT and each Lender hereby accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereto hereby irrevocably waive any objection, including, without limitation, any objection to the laying of venue or based on the grounds of forum non conveniens, which any of them may now or hereafter have to the bringing of any such action or proceeding in such respective jurisdictions.

                  (b) The Borrower and the REIT irrevocably consent to the service of process of any of the aforesaid courts in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower and the REIT at its address provided herein.

                  (c) Nothing contained in this Section 10.9 shall affect the right of the agent, any Lender or any holder of a Note to serve process in any other manner permitted by law or commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.

                  10.10. Section Titles. The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

                  10.11. Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  10.12. Entire Agreement. This Agreement, together with all of the other Loan Documents and all certificates and documents delivered hereunder or thereunder, and the agreements referred to in Section 2.4(b) embody the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

                  10.13. Confidentiality. Each Lender and the Administrative Agent and the Borrower and the REIT agree to keep information obtained by it pursuant hereto and the other Loan Documents confidential and agrees that it will only use such information in connection with the transactions contemplated by this Agreement and not disclose any of such information other than (i) to such Lender's, Administrative Agent's, Borrower's or the REIT's, as the case may be, employees, representatives and agents who are or are expected to be involved in the evaluation of such information in connection with the transactions contemplated by this Agreement and who are advised of the confidential nature of such information, (ii) to the extent such information presently is or hereafter becomes available to such Lender or the Administrative Agent, Borrower or the REIT, as the case may be, on a non-confidential basis from a source other than the Borrower, the REIT, any Lender or the Administrative Agent, (iii) to the extent disclosure is required by law, regulation or judicial order or requested or required by bank regulators or auditors, or (iv) to assignees or participants or potential assignees or participants who agree to be bound by the provisions of this sentence.

                  10.14. Delivery of Information. Borrower and the REIT acknowledge and agree that each Lender may provide to each of the other Lenders, and that Lender and each of the other Lenders may provide to any participant, originals or copies of this Agreement, all Loan Documents and all other documents, instruments, certificates, opinions, insurance policies, letters of credit, reports, requisitions and other materials and information of every nature or description, and may communicate all oral information, at any time submitted by or on behalf of Borrower or the REIT or received by Lender in connection with the Loan or Borrower or the REIT.

                  10.15. Estoppel Certificates. (a) Borrower, the REIT and each Lender each hereby agree at any time and from time to time upon not less than ten (10) Business Days prior written notice by Borrower or the Administrative Agent to execute, acknowledge and deliver to the party specified in such notice, a statement, in writing, certifying whether this Agreement is unmodified and in full force and effect (or if there have been modifications, whether the same, as modified, is in full force and effect and stating the modifications hereto), and stating whether or not, to the best knowledge of such certifying party, any Default or Event of Default has occurred and is then continuing, and, if so, specifying each such Default or Event of Default; provided, however, that it shall be a condition precedent to Lenders' obligation to deliver the statement pursuant to this Section, that the Lenders, through the Administrative Agent, shall receive, together with Borrower's request for such statement, a certificate of a Responsible Officer of Borrower and the REIT stating that no Default or Event of Default exists as of the date of such certificate (or specifying such Default or Event of Default).

                  (b) Within ten (10) Business Days of the Administrative Agent's request, Borrower shall execute and deliver a certificate of Responsible Officer of Borrower and the REIT confirming the then aggregate outstanding principal balance of the Loan, the total outstanding amount of Swing Advances, the Total Letter of Credit Outstandings, the outstanding principal balance with respect to the Note of each Eurodollar Rate Portion and each Base Rate Portion, the Eurodollar Rate Margin and the Base Rate Margin for each Eurodollar Rate Portion and Base Rate Portion, as applicable, the dates to which all interest has been paid, and the Interest Period for each Eurodollar Rate Portion and the dates to which all Fees have been paid. Such statement shall be binding and conclusive on Borrower absent manifest error.

                  10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

                  10.17. Joint and Several Obligations. Unless the context clearly indicates otherwise each covenant, agreement, undertaking, condition or other matter stated herein as a covenant, agreement, undertaking or matter involving the Borrower and the REIT shall be jointly and severally binding upon each of the Borrower and the REIT.

                  10.18. Recourse. The Loan and the Obligations shall be fully recourse to Borrower and the REIT; however, with respect to the Non-Recourse Portion only, no personal liability or personal deficiency judgment shall be asserted or enforced against the REIT except as a result and to the extent of
(i) fraud or intentional misrepresentation by Borrower, the REIT or any other Loan Party; (ii) Borrower's, the REIT's or any other Loan Party's misapplication or misappropriation of Gross Revenues received by Borrower after the occurrence of an Event of Default; (iii) the misapplication or the misappropriation of insurance proceeds or condemnation awards; or (iv) the occurrence of an Event of Default under Section 8.1(h) of this Agreement and nothing contained in this
Section 10.18 shall limit, affect or impair any of Lender's rights or remedies against the

REIT under Section 10.4(b) of this Agreement with respect to Environmental Claims, Environmental Liens, Remedial Actions, or Fees. Notwithstanding the foregoing, the agreement of Lender to not assert or enforce personal liability or a personal deficiency judgment against the REIT SHALL BECOME NULL AND VOID and shall be of no further force and effect in the event that there is any breach of Section 7.4 of Borrower's Partnership Agreement or of the last full sentence of Section 6.2, Section 6.24(b), 6.37, 7.4, 7.5 or 7.13 of this Agreement or upon the occurrence of any Event of Default under Section 8.1(F) with respect to the Borrower, the REIT or any Guarantor. Each Lender acknowledges and agrees that the name "Starwood Lodging Trust" is a designation of the REIT and its Trustees (as Trustees but not personally) under a Declaration of Trust dated August 25, 1969, as amended and restated as of June 6, 1988, as further amended on February 1, 1995 and as further amended on June 19, 1995 and as the same may be further amended from time to time, and all persons dealing with the REIT shall look solely to the REIT's assets for the enforcement of any claims against the REIT, as the Trustees, officers, agents and security holders of the REIT assume no personal liability for obligations entered into on behalf of the REIT, and their respective individual assets shall not be subject to the claims of any person relating to such obligations. The foregoing shall govern all direct and indirect obligations of the REIT under this Agreement and the other Loan Documents.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunder duly authorized, as of the date first above written.

                             SLT REALTY LIMITED PARTNERSHIP, a
                             Delaware limited partnership

                             By: Starwood Lodging Trust, a Maryland real
                                 estate investment trust, its general partner


                                  By: /s/ Illegible Signature
                                     ------------------------------------------
                                    Name:
                                    Title:


                             STARWOOD LODGING TRUST, a Maryland real
                             estate investment trust


                                  By: /s/ Illegible Signature
                                     ------------------------------------------
                                     Name:
                                     Title:


                             BANKERS TRUST COMPANY, a--------------------------


                                  By: /s/ Illegible Signature
                                     ------------------------------------------
                                     Name:
                                     Title:


                             LEHMAN BROTHERS HOLDINGS INC., D/B/A
                             LEHMAN CAPITAL, A DIVISION OF LEHMAN
                             BROTHERS HOLDINGS INC., a Delaware
                             corporation


                                  By: /s/ Illegible Signature
                                     ------------------------------------------
                                     Name:  Illegible Signature
                                     Title: Authorized Signatory

                             BANKBOSTON N. A.


                             By: /s/ Kathleen M. Ahern
                                -----------------------------------------------
                                Name:  Kathleen M. Ahern
                                Title: Vice President



                             BANK OF MONTREAL, acting by and through its Chicago Branch


                             By: /s/ David A. Mazujian
                                -----------------------------------------------
                                Name:  DAVID A. MAZUJIAN
                                Title: DIRECTOR